Exhibit 10.1

EXECUTION VERSION

SECOND REFINANCING AMENDMENT dated as of July 15, 2026 (this “Agreement”), relating to the CREDIT AGREEMENT dated as of April 1, 2025 (as amended by the First Refinancing Amendment, dated as of October 2, 2025, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as amended by this Agreement, the “Amended Credit Agreement”), among CELSIUS HOLDINGS, INC., a Nevada corporation (“Holdings”), CELSIUS, INC., a Nevada corporation (the “Company”, together with Holdings, the “Borrowers”), the LENDERS from time to time party thereto, the ISSUING BANKS from time to time party thereto, and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

A.

On the date hereof (but prior to giving effect to this Agreement), there are outstanding Term Loans under the Existing Credit Agreement in an aggregate principal amount of $694,750,000 (the “Existing Term Loans”);

B.

The Borrowers intend to (a) incur Replacement Term Loans under Section 9.02(c) of the Amended Credit Agreement in an aggregate amount of up to $694,750,000 (the “2026 Term Loans”, which loans are extended under the term loan facility described herein, the “2026 Refinancing Term Loan Commitments”), which shall be incurred on the Second Refinancing Amendment Effective Date (as defined below) and (b) amend the Existing Credit Agreement as provided herein, in order to provide for the terms of the 2026 Term Loans, on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement;

C.

Pursuant to and in accordance with Section 9.02(c) of the Existing Credit Agreement, the Persons set forth on Schedule I hereto (“Second Refinancing Amendment Lenders”) intend to provide 2026 Refinancing Term Loan Commitments to the Borrowers in an aggregate amount equal to $694,750,000 and are willing to make the 2026 Term Loans on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement;

D.

The Borrowers intend to apply the proceeds of the borrowings under the 2026 Refinancing Term Loan Facility under this Agreement on the Second Refinancing Amendment Effective Date (as defined below), together with cash on hand at the Borrowers, to refinance and prepay the Existing Term Loans in full;

E.

The Borrowers have requested the Required Lenders amend the U.S. Security Agreement, dated as of April 1, 2025 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing U.S. Security Agreement”, and as amended by this Agreement, the “Amended U.S. Security Agreement”) to effect the other changes described in this Agreement; and

F.

UBS Securities LLC has been appointed to act, and UBS Securities LLC has agreed to act, as joint lead arranger and joint bookrunner for the 2026 Refinancing Term Loan Commitments and the amendments as set forth herein (together with any additional joint lead arrangers and joint bookrunners that are appointed from time to time, the “Second Refinancing Amendment Lead Arrangers”).

G.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms and Interpretation. Capitalized terms used and not defined herein (including in the introductory paragraphs hereto) shall have the meanings assigned to such terms in the Amended Credit Agreement. The rules of interpretation set forth in Section 1.03 of the Amended Credit Agreement are hereby incorporated by reference herein, mutatis mutandis. This Agreement shall be a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 2. 2026 Refinancing Term Loan Facility.

(a) Effective as of the Second Refinancing Amendment Effective Date (as defined below) and on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement, each Second Refinancing Amendment Lender hereby agrees, severally and not jointly, to make 2026 Term Loans to the Borrowers on the Second Refinancing Amendment Effective Date (as defined below) in an aggregate principal amount not to exceed the amount of the 2026 Refinancing Term Loan Commitment set forth opposite such Second Refinancing Amendment Lender’s name on Schedule I hereto maturing on the Initial Term Loan Maturity Date.

(b) Any Person that holds any Existing Term Loans (an “Existing Term Loan Lender”) may elect for a “cashless conversion” of 100% (or such lesser amount as may be notified to such Existing Term Loan Lender by the Administrative Agent) of its Existing Term Loans into 2026 Term Loans in the same principal amount by indicating to the Administrative Agent of such election (such electing Existing Term Loan Lenders, the “2026 Converting Lenders”). It is understood and agreed that (i) simultaneously with the deemed making of 2026 Term Loans by each 2026 Converting Lender and the payment to such 2026 Converting Lender of all accrued and unpaid interest and other amounts in respect of the Existing Term Loans in respect of such Converted Amount (as defined below), such elected amount (or such lesser amount as may be notified to such 2026 Converting Lender by the Administrative Agent) of the Existing Term Loans held by such 2026 Converting Lender (the “Converted Amount”) shall be deemed to be extinguished, repaid and no longer outstanding and such 2026 Converting Lender shall thereafter hold 2026 Term Loans in an aggregate principal amount equal to such 2026 Converting Lender’s Converted Amount, (ii) no 2026 Converting Lender shall receive any repayment being made to other Existing Term Loan Lenders holding Existing Term Loans from the proceeds of the 2026 Term Loans to the extent of such 2026 Converting Lender’s Converted Amount and (iii) any Existing Term Loan held by a 2026 Converting Lender that is not so allocated to such 2026 Converting Lender as a Converted Amount shall be repaid in full on the Second Refinancing Amendment Effective Date together with all accrued and unpaid amounts owing to such 2026 Converting Lender (in its capacity as an Existing Term Loan Lender) in respect of such amount.

(c) The proceeds of the 2026 Term Loans that are made (or deemed to be made) on the Second Refinancing Amendment Effective Date, together with cash on hand at the Borrowers, will be used on the Second Refinancing Amendment Effective Date to repay the Existing Term Loans and to pay fees, costs and expenses in connection with this Agreement.

(d) Each Borrower hereby promises to repay the outstanding principal amount of the 2026 Term Loans to the Administrative Agent for the account of each applicable Second Refinancing Amendment Lender in accordance with Section 2.08(a) of the Amended Credit Agreement.

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(e) This Agreement constitutes a Refinancing Amendment as defined under the Existing Credit Agreement.

SECTION 3. Amendments. Effective as of the Second Refinancing Amendment Effective Date:

(a) The Existing Credit Agreement is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following example: single-underlined text or double-underlined text) and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) as set forth in Exhibit A attached hereto; and

(b) The Existing U.S. Security Agreement is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following example: single-underlined text or double-underlined text) and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) as set forth in Exhibit B attached hereto;

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, each Loan Party party hereto hereby represents and warrants to the Administrative Agent and each Second Refinancing Amendment Lender that:

(a) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against each of the Loan Parties party hereto in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) At the time of and immediately after giving effect to this Agreement, the representations and warranties set forth in Article 3 of the Amended Credit Agreement and in each other Loan Document are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) as of such earlier date; provided that (i) for purposes of the representations and warranties set forth in Article 3 of the Amended Credit Agreement, the word “Transactions” shall be deemed to be “transactions contemplated by the Second Refinancing Amendment” in each place it appears therein and (ii) for purposes of the representation and warranty set forth in Section 3.12 of the Amended Credit Agreement, the words “Closing Date” shall be deemed to be the “Second Refinancing Amendment Effective Date” in each place it appears therein.

(c) At the time of and immediately after giving effect to this Agreement, no Event of Default or Default has occurred and is continuing.

SECTION 5. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions are satisfied or waived, the “Second Refinancing Amendment Effective Date”):

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(a) the Administrative Agent shall have received each of the following, each dated the Second Refinancing Amendment Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement that, when taken together, bear the signatures of each Loan Party and each Second Refinancing Amendment Lender under the Amended Credit Agreement;

(ii) (x) an officer’s certificate of each Loan Party, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including (A) certifications by a Responsible Officer that the resolutions of each Loan Party previously delivered to the Administrative Agent on April 1, 2025 and the Second Refinancing Amendment Effective Date, as applicable, remain in full force and effect on the Second Refinancing Amendment Effective Date, approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby under the Amended Credit Agreement, (B) incumbency certifications, (C) certifications by a Responsible Officer that the certificate of incorporation or other similar organizational documents of each Loan Party certified by the relevant authority of the jurisdiction of organization, registration, or incorporation of such Loan Party and bylaws or other similar organizational documents of such Loan Party previously delivered to the Administrative Agent remain in full force and effect on the Second Refinancing Amendment Effective Date and at all times since the date of the resolutions referred to in clause (A) above and (D) a good standing certificate for each Loan Party from its jurisdiction of organization, registration or incorporation;

(iii) the executed legal opinion of (x) Freshfields US LLP, in its capacity as special New York counsel to Loan Parties and (y) Dickinson Wright PLLC in its capacity as special Nevada, Kentucky and North Carolina counsel to the Loan Parties, each of which shall be customary in form and substance and reasonably satisfactory to the Administrative Agent:

(iv) a Borrowing Request, dated and delivered at least one Business Day prior to the Second Refinancing Amendment Effective Date, requesting the 2026 Term Loans;

(v) a notice of prepayment with respect to all Existing Term Loans under the Existing Credit Agreement in accordance with the terms of Section 2.09(a) of the Existing Credit Agreement;

(vi) a Solvency Certificate substantially in the form attached as Exhibit G of the Existing Credit Agreement certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated by this Agreement, are solvent; and

(vii) a certificate of a Responsible Officer of Holdings certifying as to the matters set forth in Section 4 hereto;

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(b) The Administrative Agent and the Second Refinancing Amendment Lead Arrangers shall have received, at least three Business Days prior to the Second Refinancing Amendment Effective Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) if the applicable Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower, in each case of clauses (i) and (ii) that has been reasonably requested in writing at least ten Business Days in advance of the Second Refinancing Amendment Effective Date; and

(c) Holdings shall have paid to the Administrative Agent, for the account of the applicable Persons, including the Second Refinancing Amendment Lenders, all costs, fees, expenses (including without limitation legal fees and expenses) previously agreed in writing by the Administrative Agent and Holdings to the extent due and to the extent due and payable on the Second Refinancing Amendment Effective Date (and, in the case of expenses, invoiced at least three Business Days prior to the Second Refinancing Amendment Effective Date).

The Administrative Agent shall notify the Administrative Borrower and the Second Refinancing Amendment Lenders of the Second Refinancing Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 6. Breakage Events. Notwithstanding anything to the contrary set forth in the Existing Credit Agreement, each 2026 Converting Lender hereby waives any right to payment pursuant to Section 2.14 of the Existing Credit Agreement in connection with any prepayment of its Existing Term Loans on the Second Refinancing Amendment Effective Date.

SECTION 7. Applicable Law. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Section 9.10 and Section 9.11 of the Amended Credit Agreement are incorporated herein by reference and apply mutatis mutandis.

SECTION 8. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), including both paper and electronic counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties represents and warrants to the other parties that it has the corporate or analogous capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 9. Notices. All notices hereunder or in connection herewith shall be given in accordance with the provisions of Section 9.01 of the Amended Credit Agreement.

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SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 11. Consent and Reaffirmation. Each Loan Party hereby (a) consents to this Agreement and the transactions contemplated hereby, (b) agrees that, notwithstanding the effectiveness of this Agreement, the Loan Guarantee and/or each of the other Collateral Documents to which it is a party continue to be in full force and effect, (c) affirms and confirms its guarantee of the Obligations and the pledge and/or grant (in the case of a Grantor (as defined in the Loan Guarantee)) of a security interest in its assets as Collateral pursuant to the Collateral Documents to secure the Obligations, all as provided in the Loan Documents, and (d) acknowledges and agrees that such guarantee, pledge and/or grant continues in full force and effect in respect of, and to secure, the Obligations, including the 2026 Term Loans, the Revolving Credit Commitments and the Revolving Loans and other extensions of credit thereunder. Except as expressly set forth herein, the execution of this Agreement shall not (x) operate as a waiver of any right, power or remedy of the Administrative Agent or Second Refinancing Amendment Lenders or (y) constitute a waiver of any provision of any of the Loan Documents, and (v) the execution of this Agreement shall not (x) serve to effect a novation of the Obligations or (y) constitute a novation of the Existing Credit Agreement or any of the other Loan Documents.

SECTION 12. Miscellaneous. Sections 8.13, 9.03 and 9.14 of the Amended Credit Agreement are incorporated herein by reference and apply mutatis mutandis and shall have the same force and effect with respect to this Agreement as if originally set forth herein.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CELSIUS, INC., as Administrative Borrower

By:	/s/ Jarrod Langhans
	Name:	Jarrod Langhans
	Title:	Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

CELSIUS HOLDINGS, INC., as Borrower

By:	/s/ Jarrod Langhans
	Name:	Jarrod Langhans
	Title:	Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

BIG BEVERAGES CONTRACT MANUFACTURING L.L.C., as Loan Party

By:	/s/ Jarrod Langhans
Name: Jarrod Langhans
Title: Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

US CELSIUS LIVE FIT GLOBAL, LLC, as Loan Party

By:	/s/ Jarrod Langhans
Name: Jarrod Langhans
Title: Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

ALANI NUTRITION LLC, as Loan Party

By:	/s/ Jarrod Langhans
Name: Jarrod Langhans
Title: Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

ROCKSTAR ENERGY LLC, as Loan Party

By:	/s/ Jarrod Langhans
Name: Jarrod Langhans
Title: Chief Financial Officer

[Signature Page to Second Refinancing Amendment]

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

By:	/s/ Massimo Ippolito
Name: Massimo Ippolito
Title: Associate Director

UBS AG, STAMFORD BRANCH, as Second Refinancing Amendment Lender

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

By:	/s/ Massimo Ippolito
Name: Massimo Ippolito
Title: Associate Director

[Signature Page to Second Refinancing Amendment]

[SECOND REFINANCING AMENDMENT LENDER SIGNATURE PAGES TO BE HELD ON FILE WITH ADMINISTRATIVE AGENT]

[Signature Page to Second Refinancing Amendment]

EXHIBIT A

Amended Credit Agreement

Conformed through the ~~First~~Second Refinancing Amendment dated as of ~~October 2~~July 15, ~~2025~~2026

CREDIT AGREEMENT

dated as of April 1, 2025,

as amended as of October 2, 2025,

as amended as of July 15, 2026

among

CELSIUS HOLDINGS, INC. and CELSIUS, INC.

as Borrowers,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders and Issuing Banks,

UBS AG, STAMFORD BRANCH,

as Administrative Agent and Collateral Agent,

and

UBS SECURITIES LLC, GOLDMAN SACHS BANK USA and WELLS FARGO SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED

BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH

[***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Defined Terms	~~1~~2
Section 1.02.	Classification of Loans and Borrowings	~~71~~73
Section 1.03.	Terms Generally	~~71~~73
Section 1.04.	Accounting Terms; GAAP	~~72~~74
Section 1.05.	Representations and Warranties	~~76~~78
Section 1.06.	Timing of Payment and Performance	~~76~~78
Section 1.07.	Times of Day	~~76~~78
Section 1.08.	Currency Equivalents Generally	~~76~~78
Section 1.09.	Cashless Rollovers	~~78~~79
Section 1.10.	Additional Alternate Currencies	~~78~~80
Section 1.11.	Additional Borrowers; Administrative Borrower as Representative	~~79~~80
Section 1.12.	Letter of Credit Amounts	~~79~~81
Section 1.13.	Interest Rates; Licensing	~~80~~81
Section 1.14.	Irish Terms:	~~80~~82

ARTICLE 2
THE CREDITS

Section 2.01.	Commitments	~~80~~82
Section 2.02.	Loans and Borrowings	~~81~~83
Section 2.03.	Requests for Borrowings	~~82~~84
Section 2.04.	Letters of Credit	~~83~~85
Section 2.05.	Funding of Borrowings	~~90~~92
Section 2.06.	Type; Interest Elections	~~91~~93
Section 2.07.	Termination and Reduction of Commitments	~~91~~93
Section 2.08.	Repayment of Loans; Evidence of Debt	~~92~~94
Section 2.09.	Prepayment of Loans	~~94~~96
Section 2.10.	Fees	~~101~~103
Section 2.11.	Interest	~~102~~104
Section 2.12.	Inability to Determine Rates	~~103~~105
Section 2.13.	Increased Costs	~~107~~109
Section 2.14.	Break Funding Payments	~~108~~110
Section 2.15.	Taxes	~~108~~110
Section 2.16.	Payments Generally; Allocation of Proceeds; Sharing of Payments	~~112~~114
Section 2.17.	Mitigation Obligations; Replacement of Lenders	~~114~~116
Section 2.18.	Illegality	~~115~~117
Section 2.19.	Defaulting Lenders	~~116~~118
Section 2.20.	Incremental Credit Extensions	~~118~~120
Section 2.21.	Extensions of Loans and Revolving Credit Commitments	~~123~~125

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Organization; Powers	~~126~~128
Section 3.02.	Authorization; Enforceability	~~126~~128
Section 3.03.	Governmental Approvals; No Conflicts	~~126~~128
Section 3.04.	Financial Condition; No Material Adverse Effect	~~126~~128
Section 3.05.	Properties	~~127~~129
Section 3.06.	Litigation and Environmental Matters	~~127~~129
Section 3.07.	Compliance with Laws	~~127~~130
Section 3.08.	Investment Company Status	~~128~~130
Section 3.09.	Taxes	~~128~~130
Section 3.10.	ERISA	~~128~~130
Section 3.11.	Disclosure	~~128~~130
Section 3.12.	Solvency	~~128~~130
Section 3.13.	Capitalization and Subsidiaries	~~129~~131
Section 3.14.	Security Interest in Collateral	~~129~~131
Section 3.15.	Labor Disputes	~~129~~131
Section 3.16.	Federal Reserve Regulations	~~129~~131
Section 3.17.	OFAC	~~129~~132
Section 3.18.	Anti-Corruption Laws	~~130~~132
Section 3.19.	Patriot Act	~~130~~132
Section 3.20.	No Default	~~130~~132
Section 3.21.	Insurance	~~130~~132

ARTICLE 4
CONDITIONS

Section 4.01.	Closing Date	~~130~~132
Section 4.02.	Each Credit Extension	~~133~~135

ARTICLE 5
AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements and Other Reports	~~134~~136
Section 5.02.	Existence	~~137~~139
Section 5.03.	Payment of Taxes	~~137~~139
Section 5.04.	Maintenance of Properties	~~138~~140
Section 5.05.	Insurance	~~138~~140
Section 5.06.	Inspections	~~138~~140
Section 5.07.	Maintenance of Book and Records	~~139~~141
Section 5.08.	Compliance with Laws	~~139~~141
Section 5.09.	Hazardous Materials Activity	~~139~~141
Section 5.10.	Designation of Subsidiaries	~~140~~142
Section 5.11.	Use of Proceeds	~~140~~142
Section 5.12.	Covenant to Guarantee Loan Document Obligations and Give Security	~~141~~143
Section 5.13.	Further Assurances	~~143~~145
Section 5.14.	Conduct of Business	~~143~~145
Section 5.15.	Lender Calls	~~143~~145
Section 5.16.	Maintenance of Ratings	~~143~~145
Section 5.17.	Anti-Corruption Laws; Sanctions	~~143~~145
Section 5.18.	Post-Closing Actions	~~143~~146

ARTICLE 6
NEGATIVE COVENANTS

Section 6.01.	Indebtedness	~~144~~146
Section 6.02.	Liens	~~149~~151
Section 6.03.	Restricted Payments; Restricted Debt Payments	~~154~~156
Section 6.04.	Investments	~~158~~160
Section 6.05.	Fundamental Changes; Disposition of Assets	~~162~~165
Section 6.06.	Sale and Lease-Back Transactions	~~167~~170
Section 6.07.	Transactions with Affiliates	~~168~~170
Section 6.08.	Certain Amendments of or Waivers with Respect to Restricted Debt and Celsius DAC License	~~170~~172
Section 6.09.	Financial Covenant	~~170~~172
Section 6.10.	Sanctions	~~171~~173
Section 6.11.	Anti-Corruption Laws	~~171~~173

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.	Events of Default	~~171~~174

ARTICLE 8
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01.	Appointment	~~175~~177
Section 8.02.	Instructions to the Collateral Agent	~~177~~179
Section 8.03.	Duties of the Collateral Agent	~~178~~180
Section 8.04.	Rights and discretions of the Collateral Agent	~~178~~180
Section 8.05.	No duty to monitor	~~179~~181
Section 8.06.	Exclusion of liability	~~179~~181
Section 8.07.	Enforcement	~~180~~182
Section 8.08.	Bankruptcy	~~182~~184
Section 8.09.	Reliance	~~182~~184
Section 8.10.	Delegation	~~183~~185
Section 8.11.	Resignation	~~183~~185
Section 8.12.	Relationship with the other Secured Parties	~~184~~186
Section 8.13.	Exculpatory Provisions	~~184~~186
Section 8.14.	No responsibility to perfect Collateral	~~185~~188
Section 8.15.	Insurance by Collateral Agent	~~186~~188
Section 8.16.	Custodians and nominees	~~186~~188
Section 8.17.	Additional Collateral Agents	~~186~~188
Section 8.18.	Acceptance of title	~~186~~188
Section 8.19.	Arrangers	~~186~~189
Section 8.20.	Release of Loan Guarantees; Collateral	~~187~~189
Section 8.21.	Intercreditor Agreements	~~188~~190
Section 8.22.	Indemnification by Lenders	~~188~~190
Section 8.23.	No Other Duties, Etc.	~~188~~190

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Notices	~~188~~191
Section 9.02.	Waivers; Amendments	~~190~~192
Section 9.03.	Expenses; Indemnity	~~198~~201
Section 9.04.	Waiver of Claim	~~201~~203
Section 9.05.	Successors and Assigns	~~201~~203
Section 9.06.	Survival	~~211~~213
Section 9.07.	Counterparts; Electronic Execution	~~211~~213
Section 9.08.	Severability	~~212~~214
Section 9.09.	Right of Setoff	~~212~~215
Section 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	~~213~~215
Section 9.11.	Waiver of Jury Trial	~~214~~216
Section 9.12.	Headings	~~214~~216
Section 9.13.	Confidentiality	~~214~~216
Section 9.14.	No Fiduciary Duty	~~216~~218
Section 9.15.	Several Obligations	~~216~~218
Section 9.16.	USA PATRIOT Act	~~216~~219
Section 9.17.	Disclosure	~~217~~219
Section 9.18.	Appointment for Perfection	~~217~~219
Section 9.19.	Interest Rate Limitation	~~217~~219
Section 9.20.	Judgment Currency	~~217~~219
Section 9.21.	Conflicts	~~218~~220
Section 9.22.	Release of Guarantors	~~218~~220
Section 9.23.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~219~~221
Section 9.24.	Certain ERISA Matters	~~219~~221
Section 9.25.	Acknowledgement Regarding Any Supported QFCs	~~220~~222
Section 9.26.	Recovery of Erroneous Payments	~~221~~223
Section 9.27.	Acknowledgements of Lenders and Issuing Banks	~~221~~224
Section 9.28.	Obligations Joint and Several	~~222~~224

SCHEDULES:

Schedule 1.01(a)(i)	–	Commitment Schedule
Schedule 1.01(a)(ii)	–	Letter of Credit Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(f)	–	Subsidiary Guarantors
Schedule 3.06	–	Litigation and Environmental Matters
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.18	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.05	–	Certain Dispositions
Schedule 6.07	–	Affiliate Transactions

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-3	–	Form of Borrowing Request
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Interest Election Request
Exhibit D	–	Form of Intercompany Note
Exhibit E	–	Form of Promissory Note
Exhibit F-1	–	Form of Trademark Security Agreement
Exhibit F-2	–	Form of Patent Security Agreement
Exhibit F-3	–	Form of Copyright Security Agreement
Exhibit G	–	Form of Solvency Certificate
Exhibit H1-H4	–	Forms of U.S. Tax Compliance Certificate
Exhibit I	–	Form of Prepayment Notice
Exhibit J	–	Form of Pari Intercreditor Agreement
Exhibit K	–	Form of Junior Lien Intercreditor Agreement

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 1, 2025, as amended as of October 2, 2025 and as further amended as of July 15, 2026 (this “Agreement”), by and among Celsius Holdings, Inc., a Nevada corporation (“Holdings”), Celsius, Inc., a Nevada corporation (the “Company”), the Lenders and Issuing Banks from time to time party hereto, UBS AG, Stamford Branch, in its capacity as administrative agent (in such capacity and acting through any of its domestic or foreign branches or Affiliates as it deems appropriate, together with its successors and assigns in such capacity, the “Administrative Agent”), and UBS AG, Stamford Branch as collateral agent (in such capacity and acting through any of its domestic or foreign branches or Affiliates as it deems appropriate, together with its successors and assigns in such capacity, the “Collateral Agent”), with the persons listed on the cover page hereof as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A. Pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of February 20, 2025 (the “MIPA”), among, among others, Holdings, Alani Nutrition LLC, a Kentucky limited liability company (the “Target”), the sellers party thereto, and Congo Brands Holdings Company LLC, a Delaware limited liability company, the equity interests of the Target will be acquired by Holdings (the “Acquisition”).

B. The Borrowers have requested that the Lenders make available to the Borrowers U.S. dollar denominated term loans in an aggregate principal amount of US$900,000,000 on the Closing Date, the proceeds of which shall be used by the Borrowers (i) to consummate a portion of the Acquisition, (ii) to refinance certain existing Indebtedness of the Target (the “Refinancing”), (iii) to pay fees and expenses in connection with the Transactions and (iv) the remainder thereafter (if any) for general corporate purposes, including to fund balance sheet cash.

C. The Borrowers have also requested that the Lenders make available to the Borrowers a revolving credit facility with aggregate Commitments in an amount equal to US$100,000,000, the proceeds of which shall be used by the Borrowers for the purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

D. Pursuant to the First Refinancing Amendment (as defined below) entered into by, among others, the Company, the Lenders party thereto, and the Administrative Agent, the 2025 Refinancing Term Lenders (defined below) have agreed to extend credit to the Borrowers in the form of the 2025 Term Loans an aggregate amount of $700,000,000, the proceeds of which will be used in accordance with the terms of the First Refinancing Amendment and this Agreement.

E. Pursuant to the Second Refinancing Amendment (as defined below) entered into by, among others, the Company, the Lenders (as defined below) party thereto, and the Administrative Agent, the Second Refinancing Amendment Lenders (defined below) have agreed to extend credit to the Borrowers in the form of the 2026 Term Loans an aggregate amount of $694,750,000, the proceeds of which will be used in accordance with the terms of the Second Refinancing Amendment and this Agreement.

~~E~~F. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2025 Refinancing Term Lenders” shall have the meaning assigned to the term in the First Refinancing Amendment.

“2025 Refinancing Term Loan Commitments” shall have the meaning assigned to the term in the First Refinancing Amendment.

“2025 Term Loans” shall have the meaning assigned to the term in the First Refinancing Amendment.

“2026 Converting Lenders” shall have the meaning assigned to the term in the Second Refinancing Amendment.

“2026 Refinancing Term Loan Commitments” shall have the meaning assigned to the term in the Second Refinancing Amendment.

“2026 Term Loans” shall have the meaning assigned to the term in the Second Refinancing Amendment.

“2026 Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.10(e)(i).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means any Pari Intercreditor Agreement, any Junior Lien Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Acquisition Agreement Representations” means the representations made by, or with respect to, the Target in the MIPA as are material to the interests of the Lenders in their capacity as such, but only to the extent that Holdings (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations (or otherwise decline to consummate the Acquisition) under the MIPA as a result of a breach of any such representations in the MIPA.

“Additional Agreement” has the meaning assigned to such term in Section 8.21.

“Additional Borrower” has the meaning assigned to such term in Section 1.11(a).

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.20, 2.21 or 9.02(c) (including, for the avoidance of doubt, a 2025 Refinancing Term Loan Commitment and a 2026 Refinancing Term Loan Commitment).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.20, 2.21 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.20(b).

“Additional Letter of Credit Facility” means any facility established by Holdings and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authorities or otherwise in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans (including, for the avoidance of doubt, any 2025 Term Loans and any 2026 Term Loans).

“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.20, 2.21 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.20, 2.21 or 9.02(c)(ii).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.20, 2.21 or 9.02(c)(ii).

“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.20, 2.21 or 9.02(c)(i) (including, for the avoidance of doubt, a 2025 Refinancing Term Loan Commitment and a 2026 Refinancing Term Loan Commitment).

“Additional Term Loans” means any term loan added pursuant to Sections 2.20, 2.21 or 9.02(c)(i) (including, for the avoidance of doubt, any 2025 Term Loans and any 2026 Term Loans).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Borrower” means, initially, the Company or, at any time after the Closing Date, any other Borrower designated by Holdings in writing to the Administrative Agent.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.20(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings or any of its Restricted Subsidiaries or any property of Holdings or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings and/or its Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Administrative Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agents” means each of the Administrative Agent, the Collateral Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day a fluctuating rate of interest per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or, if such rate is not quoted by The Wall Street Journal, another national publication selected by the Administrative Agent in consultation with the Administrative Borrower) as the U.S. “Prime Rate,” (b) the Federal Funds Rate plus 1/2 of 1%, (c) the sum of the Benchmark Rate for an Interest Period of one month (giving effect to the Benchmark Rate Floor) plus 1.00% and (d) 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Alternative Currency” means in the case of Revolving Loans and Letters of Credit, Euros and each other currency that is approved in accordance with Section 1.10.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension denominated in any Alternative Currency other than Euros (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Daily Rate shall be less than zero percent (0%), such rate shall be deemed zero percent (0%) for purposes of this Agreement. Any change in any Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or a Benchmark Rate Loan (other than a Benchmark Rate Loan Denominated in Dollars).

“Applicable Charges” has the meaning assigned to such term in Section 9.19.

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.19 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means:

~~(a) In the case of the Term Facility:~~

~~Prior to the delivery of financial statements for the first fiscal quarter following the First Refinancing Amendment Effective Date: (i) 1.50%, in the case of ABR Loans and (ii) 2.50%, in the case of Benchmark Rate Loans.~~

~~Subsequent to the delivery of financial statements for the first fiscal quarter following the First Refinancing Amendment Effective Date, the interest rate margins under the Term Facility shall be subject to step-downs based on the First Lien Net Leverage Ratio, as set forth below:~~

(a) In the case of the Term Facility: (x) if the Debt Rating from S&P is BB (stable outlook) or better and the Debt Rating from Moody’s is Ba2 (stable outlook) or better: (i) 0.75%, in the case of ABR Loans and (ii) 1.75%, in the case of Benchmark Rate Loans and (y) otherwise, (i) 1.00%, in the case of ABR Loans and (ii) 2.00%, in the case of Benchmark Rate Loans.

~~First Lien Net Leverage Ratio~~	~~Benchmark Rate Loans~~	~~ABR Loans~~
~~greater than 0.75:1.00~~ 	~~2.50%~~	~~1.50%~~
~~less than or equal to 0.75:1.00~~ 	~~2.25%~~	~~1.25%~~

For purposes of the foregoing, if the Debt Rating established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective on the first Business Day following the date on which the Administrative Borrower has provided to the Administrative Agent a notice of such change and end on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate obligations, the Administrative Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

(b) In the case of the Revolving Facility:

Prior to the delivery of financial statements for the first fiscal quarter following the First Refinancing Amendment Effective Date: (i) 1.25%, in the case of ABR Loans and (ii) 2.25%, in the case of Benchmark Rate Loans.

Subsequent to the delivery of financial statements for the first fiscal quarter following the First Refinancing Amendment Effective Date, the interest rate margins under the Revolving Facility shall be subject to step-downs based on the First Lien Net Leverage Ratio, as set forth below:

Category	First Lien Net Leverage Ratio	Benchmark Rate Loans	ABR Loans	Commitment Fee
1	greater than 1.25:1.00	2.25%	1.25%	0.50%
2	less than or equal to 1.25:1.00 butgreater than1.00:1.00	2.00%	1.00%	0.50%
3	less than or equal to 1.00:1.00	1.75%	0.75%	0.50%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Net Leverage Ratio in accordance with the table above; provided that (a) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, along with a corresponding Compliance Certificate when required pursuant to Section 5.01(c), the “Applicable Rate” shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable along with a corresponding Compliance Certificate in compliance with Section 5.01(c) and (b) the “Applicable Rate” shall be the rate per annum set forth above in Category 1 as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to (but excluding) the date on which such Event of Default is cured or waived (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and Holdings determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) Holdings shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the pricing level for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrowers shall within three (3) Business Days thereof pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of Administrative Agent and Lenders with respect to Section 2.11 and Article 7.

The Applicable Rate for any other Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement ~~and~~, the First Refinancing Amendment Lead Arrangers and the Second Refinancing Amendment Lead Arrangers, as applicable.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Administrative Borrower.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates, in each case, if such Person and the Administrative Borrower have agreed to have such Person act as Auction Agent or (b) any other financial institution or advisor engaged by the Administrative Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Initial Revolving Credit Commitments pursuant to Section 2.07, (b) the date of termination of the Initial Revolving Credit Commitment of each Initial Revolving Lender to make Initial Revolving Loans and the obligation of each Issuing Bank to issue Letters of Credit pursuant to Section 2.04 and (c) the Initial Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $160,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus

(ii) the CNI Growth Amount; provided that such amount shall not be available (A) for any Restricted Payment pursuant to Section 6.03(a)(iii)(A) if any Specified Event of Default shall then exist or would result therefrom or (B) for any Restricted Debt Payment pursuant to Section 6.03(b)(vi)(A) if any Specified Event of Default shall then exist or would result therefrom, subject to Section 1.04(e); plus

(iii) the amount of any capital contributions or other proceeds of any issuance of Capital Stock of Holdings (other than any amounts (v) relied on to incur Indebtedness pursuant to Section 6.01, (w) constituting a Cure Amount, (x) constituting an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from any Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.04(h)(ii)) received as Cash equity by any Borrower or any Restricted Subsidiary, plus the fair market value, as determined by the Administrative Borrower in good faith, of Cash Equivalents, marketable securities or other property received by any Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (v) relied on to incur Indebtedness pursuant to Section 6.01(u), (w) constituting a Cure Amount, (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from any Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of any Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to any Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of Holdings that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash or Cash Equivalents (as determined by the Administrative Borrower in good faith) and the fair market value (as determined by the Administrative Borrower in good faith) of any property or assets received by any Borrower or any Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by any Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than any Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.05(r)(i) (up to the original amount of such Investment); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by any Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.04(r)(i) (up to the original amount of such Investment) or, without duplication, otherwise received by any Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to any Borrower or any Restricted Subsidiary)); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by any Borrower or any Restricted Subsidiary made pursuant to Section 6.04(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by any Borrower or any Restricted Subsidiary pursuant to Section 6.04(r)(i) in any Unrestricted Subsidiary or any Joint Venture that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, any Borrower or any Restricted Subsidiary and (C) to the extent that any Borrower or any Restricted Subsidiary’s Investments in any Unrestricted Subsidiary or Joint Venture have been made pursuant to Section 6.04(r)(i), the fair market value (as determined by the Administrative Borrower in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that have been transferred, conveyed or otherwise distributed to any Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time (up to the original amount of such Investment); plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.03(a)(iv)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.03(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.04(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Administrative Borrower in good faith, but excluding any (w) amounts that were relied on to incur Indebtedness pursuant to Section 6.01(u), (x) Cure Amounts and (y) amounts that are applied to increase the Available Amount) received by any Borrower or any Restricted Subsidiary after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock of Holdings (other than any amounts or other assets received from any Borrower or any Restricted Subsidiary),

(2) the sale of Qualified Capital Stock of Holdings (other than (x) to Holdings or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.04(h)(ii)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or any other Person reasonably acceptable to the Administrative Agent or (b) under any arrangement that is entered into after the Closing Date by Holdings or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into or any other Person reasonably acceptable to the Administrative Agent, in each case, in connection with Banking Services, it being understood that each counterparty thereto shall be deemed (A) to appoint each of the Administrative Agent and the Collateral Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base ECF Prepayment Amount” has the meaning assigned to such term in Section 2.09(b)(i)(A).

“Benchmark Rate” means:

(i) for any Interest Period as to any Benchmark Loan denominated in Dollars, the Term SOFR with tenor equal to such Interest Period; and

(ii) for any Interest Period as to any Benchmark Loan denominated in Euros, the EURIBOR Screen Rate with tenor equal to such Interest Period;

provided that (a) solely with respect to the Revolving Facility, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Benchmark Rate will be deemed to be zero and (b) solely with respect to the Term Facility, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than 0%, the Benchmark Rate will be deemed to be 0% (clauses (a) and (b), as applicable, the “Benchmark Rate Floor”).

“Benchmark Rate Loans” means Loans bearing interest based upon the Benchmark Rate.

“Benchmark Rate Term” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with any Person that is otherwise a Disqualified Institution, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person solely on the basis of similarity of such Affiliate’s name.

“Borrower” means, as the context may require, Holdings, the Company, any Successor Borrower and/or any Additional Borrower.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Benchmark Rate Loans, denominated in a single currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit A-3 or such other form that is reasonably acceptable to the Administrative Agent and the Administrative Borrower.

“Business Day” means (a) any day (other than a Saturday or Sunday) on which commercial banks are open for general business in New York City, New York, and (b) when used in connection with a Benchmark Rate Loan or Alternative Currency Daily Rate Loans (i) denominated in Dollars, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day and (ii) denominated in an Alternative Currency (other than Euros), the term “Business Day” shall mean any such day that is only a RFR Business Day.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) that in accordance with GAAP, are, or are required to be, included as capital expenditures on the consolidated statement of cash flows for such Person for such period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation or exempted company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness).

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. or any province of Canada or any political subdivision of any such state or province or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of at least BBB- from S&P or at least Baa3 from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) credit card receivables, (y) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“Celsius DAC” means Celsius Live Fit International Designated Activity Company (a designated activity company incorporated in Ireland with registration number 751010).

“Celsius DAC License” means (i) the Amended and Restated Intellectual Property License Agreement, dated on or about the date hereof, between Holdings and Celsius DAC and any amendment or replacement thereof in relation to the same Intellectual Property of Holdings entered in connection with any cost sharing agreements/platform contribution transactions pursuant to Treas. Reg. Section 1.482-7 and cost contribution agreements pursuant to the Organization for Economic Cooperation and Development (OECD) or (ii) any Intellectual Property license agreement between a Restricted Subsidiary and Celsius DAC on substantially the same form as the Amended and Restated Intellectual Property License Agreement described in foregoing clause (i).

“CFC” means a controlled foreign corporation as defined in Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of equity interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests in Holdings or (ii) the Company shall cease to be a wholly-owned subsidiary of Holdings.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.20, 2.21 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.20, 2.21 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.20, 2.21 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.20, 2.21 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means the first date on which each condition set forth in Section 4.01 is satisfied or waived (in accordance with Section 9.02), which is the date of this Agreement.

“Closing Date Collateral Document” means with respect to the United States, the U.S. Security Agreement.

“CNI Growth Amount” means, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from March 31, 2025 to and including the last day of the most recently ended Fiscal Quarter of Holdings prior to such date for which consolidated financial statements required pursuant to Section 5.01(a) or (b) have been delivered (treated as one accounting period).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party subject or purported to be subject to a Lien under any Collateral Document and any and all other property of any Loan Party now existing or hereafter acquired or arising, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset, unless specifically consented to in writing by the Administrative Borrower.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any applicable Acceptable Intercreditor Agreement then in effect) and (y) the time periods (and extensions thereof) set forth in Section 5.12 or Section 5.15, as applicable, the requirement that in the case of any Person that becomes (or is required to become) a Loan Party after the Closing Date, (a)(i) the Administrative Agent shall have received (A) a Guarantee Supplement or such other documents in form reasonably acceptable to the Administrative Agent, in each case, to cause such person to Guarantee the Obligations and become a Subsidiary Guarantor, (B) supplements to the applicable Collateral Documents (or, at the option of the Loan Party, new Collateral Documents in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, (C) an executed joinder to any Acceptable Intercreditor Agreement that is then applicable in substantially the form attached as an exhibit thereto, and (D) such other foreign law guarantees, Collateral Documents and opinions as may be reasonably requested by the Administrative Agent with respect to any Foreign Subsidiary which becomes (or is required to become) a Loan Party (if any) and (ii) except as otherwise contemplated by this Agreement or any Collateral Document, all original securities, instruments and chattel paper required to be delivered to the Collateral Agent pursuant to the terms of the Collateral Documents, shall have been delivered to the Collateral Agent (or its bailee pursuant to the terms of any Acceptable Intercreditor Agreement), and all documents and instruments, including UCC financing statements (or equivalent filings in foreign jurisdictions), filings with the United States Copyright Office covering registered Copyrights (and pending applications for the foregoing) and exclusive Copyright Licenses granted to such Person under federally registered U.S. Copyrights (or equivalent filings in foreign jurisdictions), and filings with the United States Patent and Trademark Office covering United States issued Patents and registered Trademarks (and pending applications for the foregoing) (or equivalent filings in foreign jurisdictions) required to be delivered to the Collateral Agent or filed, as applicable, shall have been delivered to the Collateral Agent (or its bailee pursuant to the terms of any Acceptable Intercreditor Agreement) or filed, as applicable and (b) with respect to the Celsius DAC License, the Collateral Agent shall have received a deed of assignment and charge and any necessary UCC (or equivalent filing) in respect thereof, to the extent necessary and appropriate to provide a first priority Lien on the Intellectual Property of Celsius DAC under the Celsius DAC License, including (i) the Intellectual Property licensed to Celsius DAC under the Celsius DAC License and (ii) the Intellectual Property owned by Celsius DAC pursuant to the Celsius DAC License.

“Collateral Documents” means, collectively, the U.S. Security Agreement, each Intellectual Property Security Agreement, each document, agreement or instrument pursuant to which a Lien securing any of the Obligations is granted (or purported to be granted), and any supplement to any of the foregoing delivered to the Administrative Agent and/or the Collateral Agent pursuant to the definition of “Collateral and Guarantee Requirement”.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Holdings or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitment, a rate equal to the Applicable Rate then in effect with respect to the Commitment Fee and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated as of March 1, 2025, by and among, inter alios, Holdings, the Company, and the Administrative Agent.

“Commitment Parties” means, collectively, UBS AG, Stamford Branch, UBS Securities LLC, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, and Wells Fargo Securities LLC.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of Holdings and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Confidential Information” has the meaning assigned to such term in Section 9.13(g).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, Daily Simple SOFR, EURIBOR Screen Rate or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Daily Simple SOFR”, “EURIBOR Screen Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (vii), (viii), (x), (xiv) and (xv) below) the amounts of:

(i) Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative Agent and the Collateral Agent in connection with their services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any customary Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(iii) (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv) any non-cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and any non-cash Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of Holdings actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(vi) the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with (A) acquisitions and Investments completed prior to the Closing Date and (B) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(vii) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements (but excluding revenue enhancements) and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable (or certified by a Responsible Officer of the Administrative Borrower in good faith) and projected by the Administrative Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Closing Date (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Administrative Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Administrative Borrower) within 24 months after the applicable date of determination of Consolidated Adjusted EBITDA; provided, further, that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (vii) (together with any amounts added or included pursuant to clause (i) of the first proviso of clause (xv)) shall not, for any Test Period, exceed the Shared Cap;

(viii) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as Holdings in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(ix) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(x) the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xi) any net Charge included in Holdings’ consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect);

(xii) the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(xiii) the amount equal to the increase in short-term deferred revenue at the end of any Test Period from the short-term deferred revenue at the end of the previous Test Period;

(xiv) at the option of Holdings, any other adjustments, exclusions and add-backs reflected in Holdings’ pro forma financial statements delivered to the Arrangers on or about February 23, 2025;

(xv) at the option of Holdings, any other adjustments, exclusions and add-backs (including adjustments, exclusions and add-backs with respect to (i) Expected Cost Savings as a result of any Cost Saving Initiative and (ii) any other adjustments, exclusions and add-backs that are not of the nature described in the preceding sub-clause (i) (any such other adjustments, exclusions or add-backs, “Other Adjustments”)) that are identified or set forth in any quality of earnings or similar analysis or report prepared by financial advisors reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or other similar Investment not prohibited hereunder; provided, that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (xv) solely with respect to Expected Cost Savings as a result of any Cost Saving Initiative shall not, for any Test Period, exceed an amount for such Test Period equal to the sum of (i) the Shared Cap plus (ii) 10% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any add-backs or inclusions to Consolidated Adjusted EBITDA for such Test Period, including clauses (vii) and (xv) thereto; provided, further, for the avoidance of doubt, any Other Adjustments added to or included in Consolidated Adjusted EBITDA pursuant to this clause (xv) shall not be subject to any cap; and

(xvi) any distributions or payments made directly or by means of discounts with respect of any participation interest issued or sold in connection with, and any other fees paid to a person which is not Holdings or any of its Restricted Subsidiaries in connection with any Receivables Facility, factoring transaction or any similar arrangement permitted hereunder and discounts on the sale of accounts receivables in connection with any Receivables Facility, factoring transaction or any similar arrangement permitted hereunder representing, in Holdings’ or any Restricted Subsidiary’s reasonable determination, the implied interest component of such discount for such period;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(iv) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(v) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vi) any Consolidated Net Income included in Holdings’ consolidated financial statements due to the application of ASC 810 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect);

(vii) the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; and

(viii) the amount equal to the decrease in short-term deferred revenue at the end of any Test Period from the short-term deferred revenue at the end of the previous Test Period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of this Agreement, for any period that includes the fiscal quarters ended March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024 (i) Consolidated EBITDA for the fiscal quarter ended March 31, 2025 shall be deemed to be $[***], (ii) Consolidated EBITDA for the fiscal quarter ended December 31, 2024 shall be deemed to be $[***], (iii) Consolidated EBITDA for the fiscal quarter ended September 30, 2024, shall be deemed to be $[***], and (iv) Consolidated EBITDA for the fiscal quarter ended June 30, 2024, shall be deemed to be $[***], in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date constituting Loan Document Obligations or that is secured on a pari passu basis with the Loan Document Obligations; provided that “Consolidated First Lien Debt” shall be calculated after applying or excluding (as applicable) the Netted Amounts.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative Agent and/or the Collateral Agent in connection with their services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) (i) any net income (loss) of any Person if such Person is not a Borrower or a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) by such Person to any Borrower or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Loan Party, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.03(a)(iii)(A) or the amount of Excess Cash Flow, any net income (loss) of any Restricted Subsidiary (other than a Loan Party) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to a Borrower or a Loan Party by operation of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Loan Documents, the documents related to any Incremental Loans and/or Incremental Equivalent Debt and the documents relating to any Replacement Debt or Refinancing Indebtedness in respect of any of the foregoing), except to the extent of the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) or that could have been made in Cash or Cash Equivalents during such period (as determined in good faith by the Administrative Borrower) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by Holdings);

(c) (i) any gain or Charge from (A) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (B) any non-recurring, special or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal or regulatory settlement, fine, judgment or order;

(d) (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of early terminations of Hedge Agreements and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f) any net income or Charge (less all fees and expenses related thereto) attributable to the early extinguishment or cancellation of Indebtedness;

(g) (i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings and/or any of its respective subsidiaries, in each case under this clause (g), to the extent that any such cash Charge is funded with net Cash proceeds contributed to Holdings as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of Holdings and (iii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case, to the extent permitted hereunder;

(h) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and (B) goodwill or other asset impairment charges, write-offs or write-downs;

(j) (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP);

(k) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l) (i) any non-cash deemed finance Charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(m) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment permitted hereunder or in respect of any acquisition consummated prior to the Closing Date;

(n) (A) Transaction Costs and Charges, (B) any transaction Charge incurred in connection with any (in each case, regardless of whether consummated) issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock, any Investment, any acquisition, any Disposition outside the ordinary course of business, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (C) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(o) any Charge incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(p) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening); and

(q) non-cash compensation Charges and/or any other non-cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as Holdings in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Finance Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt” and “Consolidated First Lien Debt” shall be calculated (for all purposes hereunder, including as a component of the definitions of Consolidated First Lien Debt, and Total Net Leverage Ratio, and any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude any obligation, liability or indebtedness of such Person to the extent that, upon or after the issuance thereof (and only for so long as), such obligation, liability or indebtedness is secured by the cash proceeds thereof and/or other amounts provided by or on behalf of such Person pursuant to an escrow or similar arrangement in an amount sufficient to repay the entire principal amount thereof, and for so long as such obligation, liability or indebtedness is so secured, such cash proceeds and other amounts are not included in the calculation of the Unrestricted Cash Amount, (iv) to exclude obligations under any Derivative Transaction or under any Indebtedness that is non-recourse to Holdings and its Restricted Subsidiaries and (v) to exclude obligations under any Non-Finance Lease Obligation (items (i) through (v) of this proviso, the “Netted Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with GAAP, pursuant to the terms of Section 1.04(a)(i).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between Current Assets and long term assets and Current Liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of any Borrower or any Restricted Subsidiary (which may be guaranteed by the Guarantors or any Restricted Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Capital Stock of Holdings (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Capital Stock or a market measure of such Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of Holdings or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Converting Lenders” shall have the meaning assigned to the term in the First Refinancing Amendment.

“Copyright” has the meaning assigned to such term in the U.S. Security Agreement.

“Copyright License” has the meaning assigned to such term in the U.S. Security Agreement.

“Cost Saving Initiative” means any operating improvement, restructuring, cost savings initiative or similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Closing Date.

“Credit Extension” means each of (i) the making of a Revolving Loan or (ii) the issuance, amendment, modification or extension of any Letter of Credit (other than any such amendment, modification or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.09(b).

“Cure Right” has the meaning assigned to such term in Section 6.09(b).

“Current Assets” means, at any date, all assets of Holdings and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by Holdings and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of Holdings and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with any Borrower and/or any Restricted Subsidiary, (ix) the current portion of any Finance Lease and the current portion of any Non-Finance Lease Obligation that is otherwise required to be capitalized, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“Customary Term A Loans” means any term loans that are syndicated primarily to Persons regulated as banks in the primary syndication thereof, that, when made, have scheduled amortization of at least 2.5% per year prior to maturity, and that contain other provisions customary for “term A loans,” as reasonably determined by the Administrative Borrower in consultation with the Administrative Agent; provided, that no Customary Term A Loans may mature earlier than the Initial Revolving Credit Maturity Date or have scheduled amortization of greater than 10% per annum prior to the Initial Revolving Credit Maturity Date.

“Daily Simple SOFR” means with respect to any applicable determination date, the SOFR published on such date on the NYFRB’s Website (or any successor source).

“Debt Fund Affiliate” means an Affiliate (other than a natural person) of Holdings that is a Bona Fide Debt Fund or investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Holdings and its Affiliates (other than Debt Fund Affiliates) do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Rating” means, as to Moody’s or S&P, the public corporate or corporate family rating by such rating agency.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, arrangement, administration, examinership, rescue process, receivership, insolvency, statutory management administration, reorganization, corporate arrangement or restructuring or similar debtor relief laws of the U.S. or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.09(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Administrative Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Administrative Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Administrative Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or any of its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Administrative Borrower in good faith) of non-Cash consideration received by any Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.05(h) and/or Section 6.06 that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. The fair market value of any assets or other property Disposed of shall be determined by the Administrative Borrower in good faith and shall be measured at the time provided for in Section 1.04(e).

“Disposition Consideration” means for any Disposition, the fair market value of any assets sold, leased, subleased or otherwise disposed of.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (i) Pepsi Preferred Stock shall not constitute Disqualified Capital Stock and (ii) any other Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of any Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified as such in writing to the Arrangers on or prior to the Closing Date by way of list from Holdings and/or the Administrative Borrower (or its attorneys on such date), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by Holdings and/or the Administrative Borrower in a written notice to the Arrangers (if prior to the Closing Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Closing Date) (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (a)(i) of this paragraph) (each such person described in clauses (i) through (iii) above, a “Disqualified Lending Institution”); and

(b) (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified by Holdings and/or the Administrative Borrower (or its attorneys) as such in writing to the Arrangers (if prior to the Closing Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by Holdings and/or the Administrative Borrower in a written notice to the Arrangers (if prior to the Closing Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Closing Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii), but such Bona Fide Debt Fund may be designated as a Disqualified Lending Institution pursuant to clause (a) above);

it being understood and agreed that (i) no written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Persons that have entered into a trade to acquire or any Person that has previously acquired an assignment or participation interest in any Loans if such Person was not a Disqualified Institution at the time of acquisition of such assignment or granting of such participation interest and (ii) any written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall not be effective until at least three Business Days following receipt by the Administrative Agent (and if disclosure to the Lenders is permitted, until at least three Business Days following disclosure to the Lenders). Notwithstanding the foregoing, the Administrative Borrower may, in respect of any assignment or participation, consent in writing to such assignment or participation being an assignment or participation to a Person that would otherwise be a Disqualified Institution (provided such writing includes a statement that the Administrative Borrower is aware such Person would otherwise be a Disqualified Institution), in which case such Person shall not be a Disqualified Institution for purposes of such assignment or participation.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, from time to time) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” refers to lawful money of the U.S.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender or Debt Fund Affiliate (as applicable) and the applicable “auction agent” in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.00%, when compared to an Applicable Price of $100 with a 2.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Administrative Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Administrative Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Administrative Borrower.

(iii) In connection with any Auction, the Administrative Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Administrative Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“ECF Deductions” has the meaning assigned to such term in Section 2.09(b)(i)(B).

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.09(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent, in consultation with the Administrative Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrowers generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “floor”, that (A) to the extent that the Benchmark Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Benchmark Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or any investment vehicle established primarily for the benefit of a natural person, (ii) any Disqualified Institution or Defaulting Lender or (iii) except as permitted under Section 9.05(g), Holdings or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings or any of its Restricted Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law or (b) in connection with any actual or alleged Release or threat of Release of any Hazardous Materials.

“Environmental Laws” means any and all applicable foreign or domestic, federal, state, provincial, territorial or local (or any subdivision thereof), statutes, ordinances, orders, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable binding requirements of Governmental Authorities or the common law relating to (a) pollution or the protection of the environment or natural resources, occupational safety and health and industrial hygiene (to the extent relating to the exposure to hazardous materials) or other environmental matters or (b) any Hazardous Materials Activity or any exposure to any hazardous material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code with Holdings or any of its Restricted Subsidiaries or (b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code with Holdings or any of its Restricted Subsidiaries or (c) for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code, treated as a “single employer” with Holdings or any of its Restricted Subsidiaries under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived), (b) the failure of any Pension Plan to satisfy a minimum funding standard under Section 412 of the Code, (c) the filing of any request for, or receipt of, a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings or any of its Restricted Subsidiaries or ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, (g) the imposition of liability on Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate from any Multiemployer Plan if there is any potential liability under Title IV of ERISA for Holdings or any of its Restricted Subsidiaries, (i) the receipt by Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or in endangered or critical status pursuant to Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to Title IV of ERISA with respect to any Pension Plan or (k) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any of its Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Screen Rate” means the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (“BFEA EURIBOR”), as published on the applicable Bloomberg LP page (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. two TARGET Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the EURIBOR Screen Rate for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Euro for delivery on the first day of such Interest Period in Same Day Funds and with a term equivalent to such Interest Period would be offered to the Administrative Agent in the European interbank market at their request at approximately 11:00 a.m. two TARGET Days prior to the commencement of such Interest Period;

“Euro” or “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(vii) of the definition thereof, plus

(ii) the Consolidated Working Capital Adjustment for such period, plus

(iii) cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Section 2.09(b)(ii)), plus

(iv) to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by Holdings or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(iv) below, minus

(b) the sum, without duplication, of the amounts for such period (or, in the case of clauses (b)(i), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(viii), (b)(ix), (b)(x) and (b)(xi) at the option of Holdings, amounts after such period to the extent paid prior to the date of the applicable Excess Cash Flow payment) of the following:

(i) the aggregate principal amount of (A) all optional prepayments of, or other Cash payments to reduce the outstanding amount of, Indebtedness (other than any (1) optional prepayment of, or other Cash payments to reduce the outstanding amount of, Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.09(b)(i) or (2) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (B) all mandatory prepayments and scheduled repayments of Indebtedness and (C) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by any Borrower and/or any Restricted Subsidiary that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii) amounts added back under (A) clauses (b)(i) and (b)(ii) of the definition of “Consolidated Adjusted EBITDA” to the extent paid or payable in Cash or (B) clause (xvii) of the definition of “Consolidated Adjusted EBITDA”, plus

(iii) any foreign transactional or translation losses paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(iv) amounts added back under (A) clauses (b)(viii), (b)(x), (b)(xii), (b)(xiv), (b)(xix) or (b)(xx) of the definition of “Consolidated Adjusted EBITDA” or (B) the last paragraph of the definition of Consolidated Net Income with respect to business interruption insurance, in each case, to the extent such amounts have not yet been received by Holdings or its Restricted Subsidiaries, plus

(v) an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in Cash and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(vi) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of Charges paid or payable in Cash by Holdings and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(vii) Cash payments (other than in respect of Taxes, which are governed by clause (ii) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(viii) amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(ix) the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset, plus

(x) the amount of any Tax obligation of any Borrower and/or any Restricted Subsidiary that is estimated in good faith by such Borrower as due and payable (but is not currently due and payable) by such Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to any Borrower and/or any Restricted Subsidiary, plus

(xi) Cash payments in respect of any Restricted Payments set forth in Sections 6.03(a)(iii), 6.03(a)(v) and/or 6.03(a)(x) (or otherwise consented to by the Required Lenders) or any distributions, dividends or other similar payments made to the holders of any minority interest in any Restricted Subsidiary (other than any Restricted Payments, distributions, dividends or other similar payments that are deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.09(b)(i)); plus

(xii) the aggregate amount of any extraordinary, exceptional, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period.

“Excess Cash Flow Period” means each full Fiscal Year of Holdings ending after the Closing Date (commencing, for the avoidance of doubt, with the Fiscal Year ending on December 31, 2025).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” shall mean, with respect to any applicable Loan Party, any “Excluded Account” as defined in each applicable Collateral Document to the extent applicable to such Loan Party.

“Excluded Assets” shall mean, (x) in the case of the Loan Parties:

(1) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule or regulation applicable to such Loan Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement or other asset not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) any Excluded Securities;

(3) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1 of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable U.S. federal law;

(4) any motor vehicles and any other asset subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law;

(5) any Letter-of-Credit Rights (other than any Letter-of-Credit Rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which the Collateral Agent has a valid and perfected security interest) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law;

(6) Excluded Accounts;

(7) any assets owned by any U.S. Loan Party on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien permitted under this Agreement securing Indebtedness incurred in connection with a Finance Lease or purchase money Indebtedness permitted to be incurred pursuant to this Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds in a manner permitted by this Agreement;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Administrative Borrower and the Administrative Agent in writing (which may be via email), are excessive in relation to the practical benefit afforded to the Secured Parties;

(9) any property constituting aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of any Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law;

(10) any real property or real property interest;

(11) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (11) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction or other similar applicable law; provided further that the exclusions referred to in this clause (11) shall not include any proceeds of any such license, franchise, charter, consent, permit or authorization unless such proceeds independently constitute an Excluded Asset;

(12) any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Administrative Borrower in good faith in writing (which may be via email) following consultation with the Administrative Agent; provided that this clause (12), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by Holdings or any of its Subsidiaries on the Closing Date and that is not an Excluded Asset on the Closing Date (determined without regard to this clause (12));

(13) Receivables Facility Assets (or interests therein) (including, without limitation, any trade receivables held by any Borrower and/or any Restricted Subsidiary) sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold, in each case, in connection with a Qualified Receivables Facility permitted by this Agreement; and

(14) any commercial tort claim involving a claim of less than $5,000,000 (as determined in good faith by the Administrative Borrower),

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements independently constitute Excluded Assets);

and (y) in the case of a Loan Party other than a U.S. Loan Party, the assets of such Loan Party expressly excluded from the Collateral pursuant to the terms of the applicable Collateral Documents executed by such Loan Party.

“Excluded Proceeds” has the meaning assigned to such term in Section 2.09(b)(ii).

“Excluded Security” shall mean (i) any Capital Stock or other security representing voting Capital Stock in any Foreign Subsidiary (including any Specified Foreign Subsidiary or FSHCO), other than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary, (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Capital Stock in Subsidiaries of Holdings the minority interest in which is held by management, directors or employees of Holdings or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Capital Stock the pledge of which in support of the Loan Document Obligations is otherwise prohibited by applicable law, (iv) any Capital Stock in the entities listed on a schedule to any Collateral Document solely to the extent that the transfer or assignment of such Capital Stock is prohibited by the Organizational Documents of the issuer of such Capital Stock as of the Closing Date or on the date of acquisition of such Capital Stock; provided that the Capital Stock in any such entity shall no longer constitute an Excluded Security for purposes of the Loan Documents if at any time the prohibitions on transfer or assignment of such Capital Stock are no longer applicable to such Person, (v) the Capital Stock of any Captive Insurance Subsidiary, Unrestricted Subsidiary, broker-dealer subsidiary, not-for-profit subsidiary or special purpose entity used for any permitted securitization facility, (vi) any Margin Stock, (vii) [reserved] and (viii) any Capital Stock that would otherwise be an Excluded Asset. Notwithstanding the foregoing, in no event shall the Capital Stock of the Company constitute an Excluded Security.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is (i) a Foreign Subsidiary or (ii) not a Wholly-Owned Subsidiary; provided, however, that a Subsidiary that ceases to be a Wholly-Owned Subsidiary shall not be an Excluded Subsidiary pursuant to this clause (a)(ii) unless it is permitted to be released as a Subsidiary Guarantor pursuant to Section 9.22,

(b) any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or Contractual Obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (in the case of Contractual Obligations not existing on the Closing Date, pursuant to a Contractual Obligation not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) from providing a Loan Guarantee or that would require a governmental (including regulatory) or third party consent thereunder, approval, license or authorization (in the case of Contractual Obligations, pursuant to a Contractual Obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) to provide a Loan Guarantee unless such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(c) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer,

(f) any special purpose entity (including a special purpose entity used for any permitted securitization or Receivables Facility or financing),

(g) any Specified Foreign Subsidiary,

(h) (i) any FSHCO and (ii) any Subsidiary that is a subsidiary of any Specified Foreign Subsidiary,

(i) any Unrestricted Subsidiary,

(j) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case, to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(k) any Restricted Subsidiary if the provision of a Loan Guarantee would be reasonably likely to result in materially adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Administrative Borrower in good faith following consultation with the Administrative Agent, provided that this clause (j) shall not apply to any Subsidiary incorporated or organized under the laws of the United States (it being understood that any such Subsidiary may be an Excluded Subsidiary pursuant to another clause of this definition),

(l) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Administrative Borrower, the burden or cost of providing a Loan Guarantee outweighs the benefits afforded thereby, and

(m) any Immaterial Subsidiary.

Notwithstanding the foregoing, in no event shall any Borrower constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guarantee and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent, any Lender or any Issuing Bank, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, having its Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 2.17) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any Taxes imposed as a result of a failure by the Administrative Agent, Lender or Issuing Bank to comply with Section 2.15(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit set forth on Schedule 1.01(b).

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.21(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.21) and the Administrative Borrower, executed by each of (a) the Administrative Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.21.

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by Holdings or its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative practice) implementing the foregoing.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the rate charged to the Administrative Agent on such day for such transactions as determined by the Administrative Agent; provided that if such rate as determined above is negative, it shall be deemed to be 0.00%.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of March 1, 2025, by and among, inter alios, Holdings and the Administrative Agent.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 1.04(c)), is or should be accounted for as a finance lease on the balance sheet of that Person and, for the avoidance of doubt, excluding any operating lease entered into which is required to be classified as a finance or capital lease as a result of the application of GAAP or any change in GAAP or accounting practices after the Closing Date; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, leases (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect).

“Financial Covenant” means the covenants in Section 6.09.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Net Leverage Ratio” is used in this Agreement, in each case for Holdings and its Restricted Subsidiaries.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“First Refinancing Amendment” shall mean that certain First Refinancing Amendment, dated as of the First Refinancing Amendment Effective Date, among the Company, the Lenders party thereto, and the Administrative Agent.

“First Refinancing Amendment Effective Date” shall mean October 2, 2025.

“First Refinancing Amendment Lead Arrangers” shall have the meaning assigned to the term in the First Refinancing Amendment.

“First Refinancing Amendment Lenders” shall have the meaning assigned to the term in the First Refinancing Amendment.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings ending December 31 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fixed Amount” has the meaning assigned to such term in Section 1.04(f).

“Foreign Subsidiary” means any Restricted Subsidiary that is not a U.S. Subsidiary.

“FSHCO” means any U.S. Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Specified Foreign Subsidiaries or other FSHCOs.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision of the foregoing, whether state, municipality, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (solely for purposes of this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Supplement” has the meaning set forth in the Loan Guarantee, and for the avoidance of doubt, shall include any similar agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which any Loan Party becomes a Guarantor hereunder. Such Guarantee Supplement may, if reasonably requested by the Administrative Borrower, include limitations on guarantees applicable to such Restricted Subsidiary and required or advisable under applicable Requirements of Law.

“Guarantor” means (i) each Borrower (other than with respect to their own Obligations) and (ii) each Subsidiary Guarantor from time to time.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, storage, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, investigation, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (1) that does not have assets in excess of 5.0% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries and (2) that does not contribute Consolidated Adjusted EBITDA in excess of 5.0% of the Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided, that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of Consolidated Adjusted EBITDA, in each case, of Holdings and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided, further, that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the equivalent pro forma consolidated financial statements of Holdings delivered pursuant to Section 4.01. For the avoidance of doubt, the Administrative Borrower may elect for a Restricted Subsidiary that is an Immaterial Subsidiary to provide a Loan Guarantee, but not pledge any Collateral that would otherwise be required, in which case such Immaterial Subsidiary shall continue to be counted as such for purposes of determinations hereunder.

“Incremental Cap” means:

(a) the Shared Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt, plus

(c) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment or Term Loan terminated in accordance with Section 2.17 hereof, an amount equal to the relevant terminated Revolving Credit Commitment or Term Loan, plus

(d) (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.09(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt incurred pursuant to the Shared Incremental Amount, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Replacement Term Loans, any other long term Indebtedness (other than in the form of revolving Indebtedness) or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of

Replacement Debt previously applied to the permanent prepayment of any Loan hereunder or of any Incremental Equivalent Debt, (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) any Borrower and/or any Restricted Subsidiary; provided that for each of clauses (i) through (iv), (x) such Indebtedness is secured on a pari passu basis with the Term Loans or was originally incurred in reliance on the Shared Incremental Amount and (y) the relevant prepayment, redemption, repurchase, retirement, assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction (and, in the case of any Incremental Revolving Facility or Incremental Equivalent Debt in the form of revolving loans or a revolving facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Loan Document Obligations on any Collateral, the First Lien Net Leverage Ratio does not exceed the greater of (x) 2.00:1.00 and (y) in the case of any such Indebtedness incurred to finance an acquisition or similar investment, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (ii) if such Indebtedness is unsecured or secured by a Lien on any Collateral on a basis junior with the Liens securing the Loan Document Obligations the Total Net Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) in the case of any such Indebtedness incurred to finance an acquisition or similar investment, the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;

provided that:

(1) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Administrative Borrower in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred only under clause (i) thereof),

(2) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter,

(3) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition, unless otherwise elected by the Administrative Borrower, shall automatically and without need for action by any Person, be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence or implementation thereof, when financial statements required pursuant to Section 5.01(a) or (b) are delivered, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Net Leverage Ratio or Total Net Leverage Ratio test as applicable, set forth in clause (e) of this definition, and

(4) in the case of any Incremental Equivalent Debt in the form of revolving loans or a revolving facility, if a full drawing thereunder is permitted at the time the commitments in respect thereof are established (as determined in accordance with Section 1.04(e) and, if applicable, clause (e) above), then the obligors thereunder may thereafter borrow, repay, prepay and reborrow amounts thereunder, in whole or in part, from time to time, without further compliance with the provisions of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

(a) the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination),

(b) (A) unless such Indebtedness is in the form of revolving loans or a revolving facility, the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the ~~2025~~2026 Term Loans and the final maturity date of such Indebtedness is no earlier than the Initial Term Loan Maturity Date and (B) if such Indebtedness is in the form of revolving loans or a revolving facility, such Indebtedness shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date, in each case as determined on the date of issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans so long as either (x) such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth below in this clause (b) or (y) are intended to be refinanced with Qualified Capital Stock of Holdings or Indebtedness meeting the requirements set forth below in this clause (b) and (ii) Customary Term A Loans,

(c) subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Indebtedness,

(d) if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement,

(e) such Indebtedness may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.09(a) and (B) to the extent secured on a pari passu basis with the Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.09(b) or less than a pro rata basis with the then-outstanding Term Facility, and

(f) if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenants, either (x) such financial maintenance covenant shall only be applicable after the Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Administrative Borrower, any applicable “equity cure” (or equivalent) provisions with respect thereto).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.20) and the Administrative Borrower executed by each of (a) the Administrative Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.20.

“Incremental Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(f).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) that portion of obligations with respect to Finance Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than twelve months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the available balance of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Finance Lease Obligation be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such partnership or Joint Venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11.

“Initial Loan Installment Date” has the meaning assigned to such term in Section 2.08(a)(i).

“Initial Revolving Credit Commitment” means, with respect to each Initial Revolving Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 or 2.17, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.20. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $100,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.07 or Section 2.17 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Term Lender pursuant to Section 9.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the Closing Date is $900,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrowers pursuant to Section 2.01(a)(i)(y).

~~“Initial Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.10(e)(i).~~

“Intellectual Property” has the meaning assigned to such term in the U.S. Security Agreement.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on any Intellectual Property constituting Collateral to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit G-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit G-2 hereto, (c) a Copyright Security Agreement substantially in the form of Exhibit G-3 hereto, (d) the Irish Law governed deed of assignment and charge referred to in Section 4.01(a)(C) or (e) any other form approved by the Administrative Agent and the Administrative Borrower.

“Intercompany Note” means a promissory note substantially in the form of Exhibit D or any other form approved by the Collateral Agent and the Administrative Borrower.

“Interest Election Request” means a request by the Administrative Borrower in the form of Exhibit C hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with June 31, 2025) or the maturity date applicable to such Loan, (b) with respect to any Benchmark Rate Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Benchmark Rate Term Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and the maturity date applicable to such Loan and (c) with respect to Benchmark Rate Loans other than Benchmark Rate Term Loans, the last Business Day of each month and the maturity date applicable to such Loan.

“Interest Period” means with respect to any Benchmark Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Administrative Borrower may elect (or, to the extent approved by all relevant affected Lenders and the Administrative Agent, twelve months or a shorter period); provided that:

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or Product Line of any Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Holdings or any of its Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by Holdings or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale). “ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(e).

“Issuing Bank” means, as the context may require, (a) each of the Revolving Lenders with a Letter of Credit Commitment listed on Schedule 1.01(a)(ii) and (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.04(i). Subject to the reasonable consent of the Administrative Borrower (subject to the standards set forth in Section 9.05(b)), each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a majority of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to a Joint Venture of Holdings or any Restricted Subsidiary.

“Judgment Conversion Date” has the meaning assigned to such term in Section 9.20(a).

“Judgment Currency” has the meaning assigned to such term in Section 9.20(a).

“Junior Indebtedness” means any Indebtedness for borrowed money of Holdings or any of its Restricted Subsidiaries that is a Loan Party (other than Indebtedness among Holdings and/or its subsidiaries) that is expressly subordinated in right of payment to the Loan Document Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit K (with such changes thereto that that are reasonably satisfactory to the Administrative Agent and the Administrative Borrower), as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent (if applicable) of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment (including, for the avoidance of doubt, the 2025 Refinancing Term Lenders and the Second Refinancing Amendment Lenders) or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 9.05(g).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means (i) with respect to any Issuing Bank listed on Schedule 1.01(a)(ii), the amount set forth opposite such Issuing Bank’s name on such Schedule and (ii) with respect to any other Issuing Bank, the amount specified to be such Issuing Bank’s “Letter of Credit Commitment” at the time such Issuing Bank becomes an Issuing Bank (as contemplated by Section 2.04(i) all as separately increased pursuant to any written agreement between such Issuing Bank and the Administrative Borrower and notified to the Administrative Agent) in each case, as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Administrative Borrower and the Administrative Agent not to be unreasonably withheld or delayed, any Issuing Bank may assign in whole or part a portion of its Letter of Credit Commitment to any other Revolving Lender who consents to such assignment. The aggregate amount of Letter of Credit Commitments available as of the Closing Date is $50,000,000.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means the aggregate amount of Letter of Credit Commitments, as adjusted from time to time in accordance with Section 2.04(i), Section 2.08(c) or Section 2.20 hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Conditionality Provision” has the meaning assigned to such term in Section 4.01.

“Loan Document Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties arising under the Loan Documents or otherwise in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Administrative Borrower and the Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means (a) the Loan Guaranty to be executed by each Loan Party party thereto and the Collateral Agent for the benefit of the Secured Parties and (b) each other guaranty agreement to be executed by any Person pursuant to Section 5.12.

“Loan Installment Date” has the meaning assigned to such term in Section 2.08(a).

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan and/or any Additional Revolving Loan.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies (taken as a whole) of the Administrative Agent and the applicable Lenders under the applicable Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Insurance/Condemnation Proceeds” means Net Insurance/Condemnation Proceeds in any single transaction or series of related transactions in excess of the greater of $29,500,000 and 7.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Material Intellectual Property” means any and all Intellectual Property that is material to the operation of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Provision” has the meaning assigned to such term in Section 2.20(a)(v).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b)(iii).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate, makes or is obligated to make contributions or with respect to which any of them has any obligation or liability.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of Holdings and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by Holdings or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of Holdings or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of Holdings or any of its Restricted Subsidiaries (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and such Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to customary Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of such Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to Holdings and its Restricted Subsidiaries) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and such Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to customary Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such Disposition and such Borrower’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such Disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to Holdings or any of its Restricted Subsidiaries ) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of a Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Debt.”

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.17(b)(iv).

“Non-Debt Fund Affiliate” means any Borrower and any Affiliate of such Borrower, other than any Debt Fund Affiliate.

“Non-Finance Lease Obligation” of any Person means a lease obligation of such Person that is not an obligation in respect of a Finance Lease.

“Non-SOFR Successor Rate” has the meaning assigned to such term in Section 2.12.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligation Currency” has the meaning assigned to such term in Section 9.20(a).

“Obligations” means all Loan Document Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Commitment Letter Date” means February 20, 2025.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum, notice of articles or articles of incorporation, association, amalgamation or organization and its by-laws (if any), (b) with respect to any limited partnership, its certificate and/or declaration of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, (e) with respect to any exempted company, its certificate of incorporation, any change of name certificates and its memorandum and articles of association (and any amendments thereto) and (f) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized, incorporated or registered to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.09(b)(i).

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrowers of such unreimbursed LC Disbursement.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of Holdings or a Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of Holdings or any Restricted Subsidiary (which may be guaranteed by the Guarantors, Holdings or any Restricted Subsidiary) permitted to be incurred hereunder, for so long as such warrants, options or other rights continue to trade as a unit with such Indebtedness and have not been separated from such Indebtedness.

“Pari Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J hereto (which agreement is in such form, or which changes thereto that are immaterial to the interests of the Lenders, the Administrative Agent is authorized to enter into) together with any changes material to the interests of the Lenders, which such changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected in writing to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participating Member States” means any member state of the European Union that has the “Euro” as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Party” means a party to this Agreement.

“Patent” has the meaning assigned to such term in the U.S. Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pepsi Preferred Stock” means Preferred Capital Stock comprising Series A preferred stock issued to PepsiCo, Inc. (“Pepsi”) pursuant to that certain securities purchase agreement, dated as of August 1, 2022, between Holdings and Pepsi and any preferred stock issued on substantially similar terms;

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that Holdings, any of its Restricted Subsidiaries or any ERISA Affiliate, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability for.

“Perfection Certificate” means the Perfection Certificate in the form agreed between the Administrative Borrower and the Administrative Agent and delivered on the Closing Date.

“Permitted Acquisition” means any acquisition by Holdings or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any division, line of business, business unit or Product Line (including research and development and related assets in respect of any Product Line, product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary which serves to increase any Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture which serves to increase any Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Joint Venture and, as a result of such Investment, results in such Joint Venture becoming a Restricted Subsidiary); provided that (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under this Agreement and (ii) at the applicable time elected by the Administrative Borrower in accordance with Section 1.04(e), with respect to such acquisition, no Specified Event of Default shall be continuing.

“Permitted Equity” means (a) common equity of Holdings, (b) Qualified Capital Stock of Holdings, (c) Pepsi Preferred Stock, and (d) other preferred Capital Stock of Holdings having terms reasonably acceptable to the Administrative Agent.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners (or any Affiliate or transferee of any of the foregoing) of any Borrower (or any Restricted Subsidiary).

“Permitted Ratio Debt” means Indebtedness of any Borrower or any Restricted Subsidiary so long as on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, and the application of the proceeds thereof (without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction (and, in the case of any such Indebtedness in the form of revolving loans or a revolving facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Loan Document Obligations on any Collateral, the First Lien Net Leverage Ratio does not exceed the greater of (x) 2.00:1.00 and (y) in the case of any such Indebtedness incurred to finance an acquisition or similar investment, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and (ii) if such Indebtedness is secured by a Lien on any Collateral on a basis junior with the Liens securing the Loan Document Obligations or if such Indebtedness is unsecured, the Total Net Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) in the case of any such Indebtedness incurred to finance an acquisition or similar investment, the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; provided that, such Indebtedness shall (A) unless such Indebtedness is in the form of revolving loans or a revolving facility, the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the ~~2025~~2026 Term Loans and the final maturity date of such Indebtedness is no earlier than the Initial Term Loan Maturity Date and (B) if such Indebtedness is in the form of revolving loans or a revolving facility, such Indebtedness shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date, in each case as determined on the date of issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans so long as either (x) such bridge loans provide for the automatic exchange or conversion into Indebtedness meeting the requirements set forth in proviso or (y) are intended to be refinanced with Qualified Capital Stock of such Borrower or Indebtedness meeting the requirements set forth in this proviso and (ii) Customary Term A Loans.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization; provided that the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer certifying as to the best of such officer’s knowledge compliance with the requirements set forth in clauses (a) and (b) above.

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among Holdings and its subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Person” means any natural person, corporation, exempted company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by Holdings or its Restricted Subsidiaries made pursuant to Section 6.05(h) and Section 6.05(z).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or Product Line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or Product Line of any Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c) any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d) any Indebtedness incurred by Holdings or any of its respective Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Benchmark interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Administrative Borrower, and

(e) the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into Holdings or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Net Leverage Ratio for purposes of the definitions of “Applicable Rate”, “Required Excess Cash Flow Percentage” and “Required Net Proceeds Percentage” and when calculating the First Lien Net Leverage Ratio for purposes of Section 6.09 (other than for the purpose of determining pro forma compliance with Section 6.09 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Product Line” means any product line of any Person.

“Projections” means the projections of Holdings and its respective subsidiaries provided to the Arrangers on or about February 23, 2025.

“Promissory Note” means a promissory note of any Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit E hereto, evidencing the aggregate outstanding principal amount of Loans of such Borrower owed to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange companies with listed equity securities and all executive, legal and professional fees and costs related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Administrative Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and its Restricted Subsidiaries; (b) all sales or contributions (as applicable) of Receivables Facility Assets and related assets by any Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made for a price that is no less than fair market value (as determined in good faith by the Administrative Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Administrative Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except with respect to Standard Securitization Undertakings) to Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Rating Agencies” shall mean Moody’s and S&P.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to all real property owned by such Loan Party and all real property leased or subleased by such Loan Party (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables Facility” means any of one or more receivables financing facilities or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of its Restricted Subsidiaries sells or grants a security interest in its Receivables Facility Assets to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that sells or grants a security interest in its Receivables Facility Assets to a Person that is not a Borrower or a Restricted Subsidiary (or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person).

“Receivables Facility Asset” means (a) any accounts receivable, fee or royalty receivables, lease receivables, notes receivable or similar instruments, chattel paper, real estate asset, mortgage receivable, revenue stream or other right of payment of any kind (each, a “Payment Right”), (b) any proceeds of any Payment Right, (c) any segregated deposit or securities accounts into which solely the proceeds of Payment Rights or related Receivables Facility Assets are received, (d) all of the interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which gave rise to any Payment Right and all insurance contracts with respect thereto, (e) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of any Payment Right, whether pursuant to the contract related thereto or otherwise, together with all financing statements and security agreements describing any collateral securing any Payment Right, (f) all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Payment Right, whether pursuant to the contract related thereto or otherwise, (g) all contracts (including service contracts) and agreements associated with any Payment Right, (h) all records related to the foregoing and (i) any Capital Stock of any Receivables Subsidiary and any applicable Receivables Subsidiary’s right, title and interest in, to and under the documentation relating to a Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities and that engages only in activities reasonably related or incidental thereto, or another Person formed for the purposes of engaging in a Receivables Facility in which Holdings or any subsidiary makes an Investment and to which Holdings or any subsidiary transfers Receivables Facility Assets.

“Reclassifiable Item” has the meaning assigned to such term in Section 1.03(b).

“Refinancing” has the meaning assigned to such term in the recitals hereof.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower executed by (a) the Borrower, and, if applicable, any other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.03(a)(vi).

“Register” has the meaning assigned to such term in Section 9.05(f).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning assigned to such term in Section 2.09(b)(ii)(A).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment.

“Relevant Rate” means (i) with respect to any Benchmark Rate Term Borrowing denominated in Dollars, the Benchmark Rate for Dollars, (ii) with respect to any Benchmark Rate Term Borrowing denominated in Euros, the Benchmark Rate for Euros, or (iii) with respect to any Borrowing in any Alternative Currency other than Euros (to the extent such Loans denominated in such currency will bear interest at a daily rate), the applicable Alternative Currency Daily Rate, in each case, as applicable.

“relevant transaction” has the meaning assigned to such term in Section 1.08(c).

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (in each case, as applicable) (a) the optional prepayment (or mandatory prepayment pursuant to Section 2.09(b)(iii)), repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any term loans secured on a pari passu basis with the Initial Term Loans (including any first-lien secured Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose (as determined by the Administrative Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformative Transaction constitute a Repricing Transaction, or any other material acquisition or investment of greater than 100% of Consolidated Adjusted EBITDA. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the Total Lien Net Leverage Ratio is greater than 1.75:1.00, 50%, (b) if the Total Net Leverage Ratio is less than or equal to 1.75:1.00 and greater than 1.50:1.00, 25% and (c) if the Total Net Leverage Ratio is less than or equal to 1.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.09(b)(i) for any Excess Cash Flow Period, the Total Net Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposure or unused Commitments representing more than 50% of the sum of the total Term Loans, Revolving Credit Exposure and such unused Commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the Total Net Leverage Ratio is greater than 1.75:1.00, 100%, (b) if the Total Net Leverage Ratio is less than or equal to 1.75:1.00 and greater than 1.50:1.00, 50% and (c) if the Total Net Leverage Ratio is less than or equal to 1.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay Subject Loans under Section 2.09(b)(ii) for any payment, the Total Net Leverage Ratio shall be determined on the date on which such proceeds are received by Holdings or applicable Restricted Subsidiary (giving pro forma effect to the subject Dispositions and/or casualty events and the application of the relevant proceeds thereof other than any increase in cash and Cash Equivalents resulting from the receipt of such proceeds).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and such unused Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local or municipal or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” shall have the meaning assigned to such term in Section 2.05(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president, any director or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (including, for the avoidance of doubt, by electronic means). Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of Holdings that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Persons covered by such financial statements as at the dates indicated and their consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning assigned to such term in Section 2.09(b)(iv).

“Restricted Debt” means any Junior Indebtedness to the extent the outstanding principal amount thereof is equal to or greater than the greater of $80,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Holdings, except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Holdings and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings now or hereafter outstanding (other than Convertible Indebtedness or Packaged Rights). The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by Holdings on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by Holdings pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock shall be deemed not to be a Restricted Payment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Holdings.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Benchmark Rate Loan, each date of a conversion into or continuation of such Revolving Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the available balance thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing any Extended Revolving Credit Commitment or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), any day other than those identified at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10(a).

“S&P” means S&P Global Ratings.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06(b).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called People’s Republic of Luhansk, the so-called People’s Republic of Donetsk, and the non-government controlled areas of Kherson and Zaporzhizhia regions of Ukraine).

“Sanctions” means any economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or His Majesty’s Treasury (“HMT”).

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Scheduled Consideration” has the meaning assigned to such term in Section 2.09(b)(i)(7).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.12.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Refinancing Amendment” shall mean that certain Second Refinancing Amendment, dated as of the Second Refinancing Amendment Effective Date, among the Company, the Lenders party thereto, and the Administrative Agent.

“Second Refinancing Amendment Effective Date” shall mean July 15, 2026.

“Second Refinancing Amendment Lead Arrangers” shall have the meaning assigned to the term in the Second Refinancing Amendment.

“Second Refinancing Amendment Lenders” shall have the meaning assigned to the term in the Second Refinancing Amendment.

“Secured Hedging Counterparty” means each counterparty to any Borrower and/or any Restricted Subsidiary under a Hedge Agreement as described in the definition of “Secured Hedging Obligations” below.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Borrower or any Restricted Subsidiary and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or any other

Person that is reasonably acceptable to the Administrative Agent or (b) is entered into after the Closing Date between any Borrower or any Restricted Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into or any other Person that is reasonably acceptable to the Administrative Agent, it being understood that each counterparty thereto shall be deemed (A) to appoint the Collateral Agent and the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and 9.10 and each Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Parties” means (i) the Lenders and each Issuing Bank, (ii) the Administrative Agent and the Collateral Agent, (iii) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services the obligations under which constitute Banking Services Obligations, (v) the Agent and the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets subject to a Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

“Shared Cap” means, for any Test Period, an amount equal to 25% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any amounts added to or included in Consolidated Adjusted EBITDA pursuant to any clause of Consolidated Adjusted EBITDA for such Test Period, including clauses (vii) and (xv) thereto; provided that, for the avoidance of doubt, Holdings may elect, in its discretion, to allocate any such add-backs or inclusions to Consolidated Adjusted EBITDA as between clause (vii) of Consolidated Adjusted EBITDA and sub-clause (i) in the first proviso to clause (xv) of Consolidated Adjusted EBITDA (to the extent the other requirements for so including such add-backs or inclusions are otherwise satisfied), but the inclusion of any such add-backs or inclusions in clause (vii) of Consolidated Adjusted EBITDA for any Test Period shall count against the Shared Cap in sub-clause (i) in the first proviso to clause (xv) of Consolidated Adjusted EBITDA in such Test Period, and vice versa.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of $393,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (e) of the definition of “Incremental Cap” hereunder.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.14 if the references to “Restricted Subsidiaries” in Section 5.14 were read to refer to such Person.

“SOFR” means the Secured Overnight Financing Rate as administered by the NYFRB (or a successor administrator).

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.12.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), (f) or (g).

“Specified Foreign Subsidiary” means a Subsidiary that is a CFC with respect to which Holdings or another U.S. Subsidiary owns (within the meaning of section 958(a) of the Code) more than 50% of the equity by vote or value.

“Specified Person” has the meaning assigned to such term in Section 7.01(f).

“Specified Representations” means the representations and warranties of the Borrowers and the other Loan Parties set forth in (a) Sections 3.01 (with respect to the Loan Parties only), 3.02, 3.03(b), 3.08, 3.12, 3.14 and (b) solely with respect to the use of the proceeds of the Loans, Sections 3.17, 3.18, and 3.19.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a non-recourse Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.09(b) on such date.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.09(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase any Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing any Borrower’s or its Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of Holdings or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, exempted company, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock, shares or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of Holdings.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of Holdings listed on Schedule 1.01(f) as of the Closing Date and (y) thereafter, each subsidiary of Holdings that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guarantee in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Administrative Borrower may from time to time, upon notice to the Administrative Agent, elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so)(a “Discretionary Guarantor”), subject to (i) in the case of a Foreign Subsidiary the jurisdiction of such Foreign Subsidiary shall be reasonably satisfactory to the Administrative Agent (provided, that the Arrangers and the Administrative Agent acknowledge that the jurisdictions of Ireland and the United Kingdom are satisfactory jurisdictions for the purposes hereof) and (ii) the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Administrative Borrower and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). For the avoidance of doubt, in no event shall an Excluded Subsidiary be a Subsidiary Guarantor unless the Administrative Borrower makes such an election with respect to the Excluded Subsidiary.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a)(i)(B).

“Successor Rate” has the meaning assigned to such term in Section 2.12.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment, and, if applicable, any Additional Term Loan Commitment; provided that from the ~~First~~Second Refinancing Amendment Effective Date, such term shall be a reference to the ~~2025~~2026 Refinancing Term Loan Commitments.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means (a) at any time on or prior to the First Refinancing Amendment Effective Date, the Initial Term Loans ~~and~~, (b) at any time after the First Refinancing Amendment Effective Date, the 2025 Term Loans and (c) at any time after the Second Refinancing Amendment Effective Date, the 2026 Term Loans.

“Term SOFR” means,

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that (a) solely with respect to the Initial Revolving Loans, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero or purposes of this Agreement and (b) solely with respect to the ~~2025~~2026 Term Loans, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Administrator” means the NYFRB, as the administrator of SOFR, or any successor administrator of SOFR designated by the NYFRB or other Person acting as the Term SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.12.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time.

“Term SOFR Successor Rate” has the meaning assigned to such term in Section 2.12.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a) or Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters ended March 31, 2025.

“Threshold Amount” means the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Net Leverage Ratio” is used in this Agreement in each case for Holdings and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $100,000,000.

“Trademark” has the meaning assigned to such term in the U.S. Security Agreement.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by a Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Acquisition, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Transformative Transaction” means any acquisition, merger or consolidation by any Borrower or any Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.03(a)(vi).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Benchmark Rate, the Alternate Base Rate or the Alternative Currency Daily Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the holders (or an agent thereof) of any Consolidated Total Debt (other than with respect to cash pledged to cash collateralize letters of credit not issued pursuant to this Credit Agreement) that is included in the applicable ratio being calculated, in each case as determined in accordance with GAAP; provided that for purposes of determining “Consolidated Total Debt” and “Consolidated First Lien Debt” on the Closing Date, the Unrestricted Cash Amount shall not exceed $100,000,000.

“Unrestricted Subsidiary” means, any subsidiary of Holdings designated by the Administrative Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender and (b) such Lender’s LC Exposure at such time.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means each of Holdings, the Company, and each U.S. Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the Pledge and Security Agreement, dated as of or about the date hereof, among the Collateral Agent and the Loan Parties party thereto, as same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(iii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Benchmark Rate Loan”) or by Class and Type (e.g., a “Benchmark Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Benchmark Rate Borrowing”) or by Class and Type (e.g., a “Benchmark Rate Term Loan Borrowing”).

Section 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (in each case, as determined by the Administrative Borrower in good faith). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and

“hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (viii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, (ix) any reference to the end date for any fiscal quarter, Fiscal Quarter, fiscal year or Fiscal Year shall mean the date on or around such specified date on which the applicable period actually ends (as determined by Administrative Borrower in good faith) and (x) the fair market value of any asset or property shall be determined by Administrative Borrower in good faith.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04 and 6.05, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a) (in the case of Indebtedness incurred on the Closing Date)), 6.02 (other than Sections 6.02(a) and (t)), 6.03, 6.04 and/or 6.05 (each of the foregoing, a “Reclassifiable Item”), the Administrative Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on Section 6.01(x) (in the case of Indebtedness and Liens) or any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(x) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of Section 6.01(x) or such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.03, 6.04, 6.05 or 6.07, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 1.04. Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if any change to GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies is implemented or takes effect after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements the Administrative Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Administrative

Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Administrative Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby; provided, that the foregoing clauses (A) and (B) shall not apply in respect of any change that is consistent with the implementation of GAAP.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect).

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (g), all financial ratios and tests (including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio, test or amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with Section 6.09, and (y) the First Lien Net Leverage Ratio for purposes of the definition of “Applicable Rate”, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Finance Lease”, unless the Administrative Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”), shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 6.09 hereof, any First Lien Net Leverage Ratio test, any Total Net Leverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to clause (e) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, any pro forma compliance requirement with respect to Section 6.09 hereof, any First Lien Net Leverage Ratio incurrence test, and any Total Net Leverage Ratio incurrence test) and/or any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, (ii) except in the case of the Initial Revolving Facility, accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any Permitted Acquisition or similar Investment, (B) the making of any Restricted Payment, and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Administrative Borrower, (1) in the case of any Permitted Acquisition or similar Investment and any Disposition, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Disposition (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such Permitted Acquisition or similar Investment (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of any required notice of redemption or prepayment with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to the relevant Permitted Acquisition or similar Investment and/or Restricted Debt Payment (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by any Borrower or any Restricted Subsidiary). If the Administrative Borrower shall have elected to test the permissibility of any transaction as provided above prior to the consummation of such transaction, then prior to the completion of such transaction (or the abandonment of such transaction), all future incurrence tests shall be made on a Pro Forma Basis for such transaction and all related transactions. For the avoidance of doubt, if the Administrative Borrowers shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then Holdings or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Administrative Borrower’s election of such option. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Facility.

(f) Notwithstanding anything to the contrary herein, unless the Administrative Borrower otherwise notifies the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (other than a non-concurrent borrowing under the Revolving Facility) that does not require compliance with a financial ratio or financial test (including Section 6.09 hereof, any First Lien Net Leverage Ratio test, and/or any Total Net Leverage Ratio test) (any such amount, including any concurrent drawing under the Revolving Facility, and any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including Section 6.09 hereof, any First Lien Net Leverage Ratio test, and/or any Total Net Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless it elects otherwise, the Administrative Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrowers prior to utilization of any amount under a Fixed Amount then available to the Borrowers. In calculating any Incurrence-Based Amount, any amounts concurrently-incurred under the Revolving Facility shall not be given effect.

(g) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of any Borrower dated such date prepared in accordance with GAAP.

(h) Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 6.01 and will be deemed not to be the granting of a Lien for purposes of Section 6.02.

(i) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (subject to utilization of such amounts).

(j) Any financial ratios required to be maintained by Holdings or any of its respective Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Representations and Warranties. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires. Notwithstanding anything herein or in any other Loan Document to the contrary, no officer, director or other representative of Holdings or any Subsidiary shall have any personal liability in connection with any representation, warranty or other certification in, or made pursuant to, this Agreement or any other Loan Document.

Section 1.06. Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Benchmark Rate Loans or Letter of Credit extensions denominated in Alternate Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Holdings hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of Benchmark Rate Loans or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary in clause (d) below, for purposes of any determination under Article 5 or Article 6 (other than Section 6.09 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Administrative Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that, if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01, and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.09 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that Holdings would not be in compliance with Section 6.09, if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.09 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.09, the First Lien Net Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(d) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Administrative Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Additional Alternate Currencies.

(a) The Administrative Borrower may from time to time request that Alternative Currency Loans be made to the Borrowers and/or Letters of Credit be issued in a currency other than Dollars and those specifically listed in the definition of “Alternate Currencies”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Banks, in each case as set forth in Section 9.02(b)(ii)(E).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders consent to making Alternative Currency Loans or issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Administrative Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Revolving Loans or issuance of Letters of Credit in such currency, as applicable, in which case the Borrowers and the Revolving Lenders shall be permitted (but not required) to amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 9.02(b)(ii)(E). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Administrative Borrower. Except to the extent otherwise expressly provided, to the extent that the Alternative Currency Daily Rate, the Benchmark Rate and/or the Alternate Base Rate is not applicable to or available with respect to any Revolving Loan denominated in any Alternative Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Administrative Borrower and the Administrative Agent.

Section 1.11. Additional Borrowers; Administrative Borrower as Representative.

(a) From time to time on or after the Closing Date, and with 10 Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), subject to (i) completion of customary “know your customer” procedures and delivery of related information (including, if such Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate as to such Additional Borrower) and (ii) the delivery of customary joinder and related deliverables, including without limitation corporate ancillary and legal opinions, in each case as the Administrative Agent may reasonably request, the Administrative Borrower may designate any Restricted Subsidiary as an additional Borrower (each such person, an “Additional Borrower”) under the Revolving Facility, an Incremental Revolving Facility, an Additional Revolving Facility or a Replacement Revolving Facility, provided that such person prior to or contemporaneously with becoming an Additional Borrower (i) is incorporated in a jurisdiction of another existing Borrower, (ii) such Additional Borrower is approved by the Administrative Agent and each Revolving Lender and (iii) such Additional Borrower is required to become a Guarantor.

(b) Once a person has become an Additional Borrower in accordance with clause (a) above, it shall be a “Borrower” in respect of the applicable Facility and will have the right to request Revolving Loans or Letters of Credit, as the case may be, in accordance with Article 2 hereof until the earlier to occur of the applicable Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (c) below.

(c) An Additional Borrower may elect to resign as an Additional Borrower; provided that: (i) no Default or Event of Default is continuing or would result from the resignation of such Additional Borrower, (ii) such resigning Additional Borrower has delivered to the Administrative Agent a written notice of resignation, (iii) all outstanding Revolving Loans, together with all accrued and unpaid interest, unpaid fees and other unpaid amounts with respect to such Revolving Loans, extended to it hereunder as a Borrower (in each case, solely if any) shall be deemed to be assigned to the Administrative Borrower, and the Administrative Borrower shall be deemed to have assumed such unpaid Revolving Loans, and unpaid interest, unpaid fees and other unpaid amounts with respect to such Revolving Loans (in each case, if any), as its primary obligations as Borrower, and (iv) its obligations in its capacity as Guarantor (if required to become a Guarantor) continue to be legal, valid, binding and enforceable and in full force and effect. Upon satisfaction of the requirements in sub-clauses (i), (ii), (iii) and (iv) of this clause (c), the relevant Additional Borrower shall cease to be an Additional Borrower and a Borrower.

(d) Each Borrower from time to time hereby designates the Administrative Borrower as its agent and representative. The Administrative Borrower shall act as the agent and/or representative of any Borrower for the purposes of (i) delivering Borrowing Requests, continuation or conversion notices and other notices pursuant to Article 2 hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any such Loans or the issuance of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower under any Loan Document. The Administrative Borrower hereby accepts such appointment.

Section 1.12. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn immediately at such time.

Section 1.13. Interest Rates; Licensing.

(a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b) By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

Section 1.14. Irish Terms: In this Agreement where it relates to an entity which is incorporated in Ireland, a reference to:

(a) an “examiner” means an examiner (including any interim examiner) appointed under part 10 of the Companies Act 2014 of Ireland (as amended) and “examinership” shall be construed accordingly;

(b) “Ireland” means the island of Ireland excluding Northern Ireland;

(c) “process adviser” has the meaning given to that term in Part 2 of the Companies (Rescue Process For Small and Micro Companies) Act 2021 of Ireland (as amended); and

(d) a person being unable to pay its debts includes that person being unable to pay its debts within the meaning of section 570 of the Companies Act 2014 of Ireland (as amended).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the applicable Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make (x) Initial Revolving Loans consisting of ABR Loans to the applicable Borrower in Dollars and (y) Initial Revolving Loans consisting of Benchmark Rate Loans to the applicable Borrower in Dollars or any Alternative Currency, in each case of this clause (ii), at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, (x) the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment and (y) the

aggregate Initial Revolving Credit Exposure of all Initial Revolving Lenders shall not exceed the aggregate Initial Revolving Credit Commitment of all Initial Revolving Lenders. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(c) Subject to the terms and conditions set forth herein, each 2025 Refinancing Term Lender with a 2025 Refinancing Term Loan Commitment severally, and not jointly, agrees to make (or in the case of any Converting Lender, is deemed to make) the 2025 Term Loans to the Borrowers on the First Refinancing Amendment Effective Date in an aggregate amount equal to such Lender’s 2025 Commitment in accordance with the terms of the First Refinancing Amendment and this Agreement.

(d) Subject to the terms and conditions set forth herein, each Second Refinancing Amendment Lender with a 2026 Refinancing Term Loan Commitment severally, and not jointly, agrees to make (or in the case of any 2026 Converting Lender, is deemed to make) the 2026 Term Loans to the Borrowers on the Second Refinancing Amendment Effective Date in an aggregate amount equal to such Lender’s 2026 Commitment in accordance with the terms of the Second Refinancing Amendment and this Agreement.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.12, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Benchmark Rate Loans as the Administrative Borrower may request in accordance herewith and (ii) each Borrowing denominated in Euros shall be comprised of Benchmark Rate Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Benchmark Rate Loan or Alternative Currency Daily Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of any Borrower to repay such Benchmark Rate Loan or Alternative Currency Daily Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to any Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.15 with respect to such Benchmark Rate Loan or Alternative Currency Daily Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made). Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Benchmark Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 (or the Dollar Equivalent thereof). Each ABR Borrowing when made shall be in an integral multiple of $500,000 and not less than $500,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Alternative Currency Daily Rate Loan Borrowing when made shall comprise an aggregate principal amount that is an integral multiple of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $1,000,000; provided that an Alternative Currency Daily Rate Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) different Interest Periods in effect for Benchmark Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03. Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Benchmark Rate Loans or Alternative Currency Daily Rate Loans shall be made upon irrevocable notice by the Administrative Borrower to the Administrative Agent by submitting a Borrowing Request (provided that notices in respect of any Borrowings to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or irrevocable repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing and must be received by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (i) (x) not later than 1:00 p.m., three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Benchmark Rate Term Loans in the case of Benchmark Rate Term Loans denominated in Euros and (y) not later than 12:00 p.m. three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Benchmark Rate Term Loans (or one Business Day in the case of any Borrowing of Benchmark Rate Term Loans to be made on the Closing Date) in the case of Benchmark Rate Term Loans denominated in Dollars, (ii) not later than 12:00 p.m. three Business Days prior to the requested date of any Borrowing of Alternative Currency Daily Rate Term Loans and (iii) not later than 11:00 a.m. on the requested date of any Borrowing of or conversion to ABR Term Loans or any Borrowing of any Revolving Loans (or, in each case, such later time as shall be reasonably acceptable to the Administrative Agent); provided, that, in each case of clauses (i) through (iii) hereof, each such notice for Borrowings on the Closing Date shall be submitted to the Administrative Agent not later than 1:00 p.m. one Business Day prior to the Closing Date; provided, however, that if the Administrative Borrower wishes to request Benchmark Rate Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Administrative Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period is available to the appropriate Lenders. Each written notice with respect to a Borrowing by the Administrative Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Borrower requesting such Borrowing;

(b) the Class of such Borrowing;

(c) the currency of such Borrowing;

(d) the aggregate amount of the requested Borrowing;

(e) the date of such Borrowing, which shall be a Business Day;

(f) whether such Borrowing is to be an ABR Borrowing, a Benchmark Rate Borrowing or an Alternative Currency Daily Rate Borrowing;

(g) in the case of a Benchmark Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h) the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If, with respect to a Borrowing denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Benchmark Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount (and currency) of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon (among other things) the agreements of the other Revolving Lenders set forth in this Section 2.04, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Loan Maturity Date, upon the request of any Borrower, to issue Letters of Credit denominated in Dollars or any Alternative Currency issued for the account of the Administrative Borrower (or any Restricted Subsidiary thereof; provided that the Administrative Borrower will be the applicant) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.04(d); provided, further, that after giving effect to the issuance, amendment or extension of any Letter of Credit, (w) the aggregate LC Exposure shall not exceed the Total Revolving Credit Commitments, (x) the LC Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent. No Issuing Bank will be obligated to issue any Letter of Credit if the issuance of such Letter of Credit would violate any policies of the Issuing Bank applicable to letters of credit in general.

(ii) No Issuing Bank shall have an obligation to issue any Letter of Credit if (w) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (x) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated, (y) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (z) if the issuance of such Letter of Credit would violate any policies or procedures of the Issuing Bank applicable to letters of credit in general.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Administrative Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, not later than 11:00 a.m. two Business Days prior to the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of the applicable Issuing Bank. To request an amendment of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.04(c)), the Administrative Borrower shall submit such a request to the applicable Issuing Bank selected by the Administrative Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment. Requests for the issuance or amendment of any Letter of Credit must be accompanied by such other information required by the applicable Issuing Bank as shall be necessary to issue such Letter of Credit or amendment. If requested by the applicable Issuing Bank, the Administrative Borrower also shall submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit or amendment may be issued only if (and on the issuance of each Letter of Credit or amendment the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, (w) the aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitments, (x) the LC Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment, (y) the aggregate amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. In addition, no Issuing Bank shall be required to issue any Letter of Credit or amendment if the expiration date of such Letter of Credit extends beyond the fifth Business Day prior to the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date, (3) the Administrative Borrower shall have caused such Letter of Credit to be backstopped by a letter of credit reasonably satisfactory to such Issuing Bank or (4) the Administrative Borrower shall have caused such Letter of Credit to be Cash collateralized in accordance with Section 2.04(j) (mutatis mutandis), in the case of clause (3) or (4) on or before the date that such Letter of Credit or amendment is issued beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Administrative Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

If the Administrative Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Administrative Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Administrative Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such Issuing Bank shall not (i) permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Administrative Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

If the Administrative Borrower so requests in any applicable Letter of Credit Application, any Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the Stated Amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable Issuing Bank, the Administrative Borrower shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Banks to reinstate all or a portion of the Stated Amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable Issuing Bank to decline to reinstate all or any portion of the Stated Amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Administrative Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an LC Credit Extension for purposes of this clause) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(c) Expiration Date.

(i) Except as set forth in Section 2.04(b), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) three (3) Business Days prior to the Latest Revolving Loan Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 103% of the then-available amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii) Except as set forth in Section 2.04(b), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) one year after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) three (3) Business Days prior to the Latest Revolving Loan Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 103% of the then-available amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in any Alternative Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Administrative Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, reinstatement or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Administrative Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the Administrative Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the Administrative Borrower receives such notice); provided that the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing. If the Administrative Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Administrative Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Administrative Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Administrative Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the applicable Overnight Rate (or, in the case of any Letter of Credit denominated in any Alternative Currency, the Administrative Agent’s customary rate for interbank advances in such Alternative Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The Administrative Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Administrative Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the

Administrative Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Administrative Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower in writing of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the Administrative Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Administrative Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Revolving Loans that are ABR Loans and (y) in the case of any Letter of Credit denominated in any other Alternative Currency, Revolving Loans that are Benchmark Rate Loans with an Interest Period of one month or Alternative Currency Daily Rate Loans (as applicable); provided that if the Administrative Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Resignation or Replacement of an Issuing Bank or Addition of New Issuing Banks. Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent and the Administrative Borrower. Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Administrative Borrower and the successor Issuing Bank at any time by written agreement among the Administrative Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 2.10(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the retiring or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit after such resignation or replacement. The Administrative Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with the Loan Guarantee, then on the Business Day that the Administrative Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Administrative Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Obligations. If the Administrative Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Administrative Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k) [Reserved].

(l) Reporting. Not later than the third Business Day following the last day of each month and on the date of any issuance of any Letter of Credit (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Administrative Borrower to such Issuing Bank during such month.

Section 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 9:00 a.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided, that the Revolving Lenders shall make each Revolving Loan available by 2:00 p.m. on the same Business Day. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Administrative Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to 12:00 Noon, New York City time on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate (or, with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.05(b) shall cease. If the applicable Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment then each of the Lenders severally agree to repay the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Administrative Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

Section 2.06. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Benchmark Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type available in such currency or to continue any Borrowing and, in the case of a Benchmark Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Administrative Borrower shall deliver an Interest Election Request (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer, of the applicable election to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. If any such Interest Election Request requests a Benchmark Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If any Borrower fails to deliver a timely Interest Election Request with respect to a Benchmark Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Benchmark Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Benchmark Rate Borrowing and (ii) unless repaid, each Benchmark Rate Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(e) It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made as, or converted to, an ABR Loan and (ii) a Borrowing in Euros may only be made as, or converted to, or continued as, a Benchmark Loan.

Section 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the 2025 Refinancing Term Loan Commitments shall automatically terminate upon the making of the 2025 Term Loans, (iv) the 2026 Refinancing Term Loan Commitments shall automatically terminate upon the making of the 2026 Term Loans and (v) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (v) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b) Upon delivering the notice required by Section 2.07(c), the Administrative Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.20, 2.21 and/or 9.02, as applicable.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by the Administrative Borrower) not later than 12:00 p.m. on or prior to the effective date of such termination or reduction (or not later than 12:00 p.m., three Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of Benchmark Rate Borrowings or Alternative Currency Daily Rate Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.07 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby jointly and severally promise to repay (x) the outstanding principal amount of the ~~2025~~2026 Term Loans to the Administrative Agent for the account of each applicable ~~2025~~Second Refinancing ~~Term~~Amendment Lender commencing on September 30, ~~2025~~2026, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as an “Initial Loan Installment Date”), in each case in an amount equal to 0.250% of the original principal amount of the ~~2025~~2026 Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.09 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such ~~2025~~2026 Term Loans pursuant to Section 2.20(a)) and (y) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the ~~2025~~2026 Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The applicable Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.09 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans pursuant to Section 2.20(a)).

(b) The Borrowers hereby jointly and severally unconditionally promise to pay (i) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender made to any Borrower on the Initial Revolving Credit Maturity Date and (ii) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender made to any Borrower on the Maturity Date applicable thereto. On the Initial Revolving Credit Maturity Date, the applicable Borrower shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Loan Document Obligations with respect to the Initial Revolving Facility then due, together with accrued and unpaid interest (if any) thereon attributable to the applicable Borrower.

(c) If the Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have so occurred are then in effect (or will automatically be in effect upon the occurrence of such Maturity Date), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.04(d) and Section 2.04(e)) under (and ratably participated in by Revolving Lenders pursuant to) the non-terminating or new Classes of Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments continuing at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) (in each case, after giving effect to any repayments of Revolving Loans) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the applicable Borrower shall, on or prior to the applicable Maturity Date, (x) cause such Letter of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or (y) cause such Letter of Credit to be backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank. Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the applicable Issuing Bank; provided that, at the request of the applicable Borrower, the Letter of Credit Sublimit immediately following such Maturity Date shall be no less than the Letter of Credit Sublimit immediately prior to such Maturity Date multiplied by a fraction, the numerator of which is the aggregate amount of the Revolving Credit Commitments immediately following such Maturity Date and the denominator of which is the aggregate amount of the Revolving Credit Commitments immediately prior to such Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or the Issuing Bank’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Administrative Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the applicable Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Administrative Borrower. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Administrative Borrower shall survive the Termination Date.

Section 2.09. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the applicable Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to (A) in the case of ~~2025~~2026 Term Loans only, Section 2.10(e)(i) and (B) if applicable, Section 2.14). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.14). Prepayments made pursuant to this Section 2.09(a)(ii), first, shall be applied ratably to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans of the relevant Class.

(iii) Any Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.09(a) (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (A) in the case of a prepayment of a Benchmark Rate Borrowing, not later than 9:00 a.m. three Business Days before the date of prepayment, (B) in the case of an Alternative Currency Daily Rate Borrowing, not later than 1:00 p.m. five Business Days before the date of prepayment or (C) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other transactions or other conditional events, in which case such notice may be revoked or its effectiveness deferred by the applicable Borrower (by notice to the

Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and/or the applicable Borrower may delay or rescind such notice until such condition is satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified by the applicable Borrower in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.09(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the applicable Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of Holdings are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2025, each Borrower shall prepay Subject Loans in accordance with clause (vi) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of Holdings and its Restricted Subsidiaries for the Excess Cash Flow Period then most recently ended (this clause (A), the “Base ECF Prepayment Amount”) minus (B) at the option of the applicable Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following (collectively, the “ECF Deductions”):

(1) the aggregate principal amount of any Term Loans and Revolving Loans prepaid pursuant to Section 2.09(a);

(2) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities (without regard to the control of remedies), voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(3) the amount of any reduction in the outstanding amount of any Term Loans, Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, resulting from any purchase or assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction) (with respect to Term Loans) and any equivalent provisions with respect to any Incremental Equivalent Debt, Replacement Debt and/or such other Indebtedness;

(4) all Cash payments in respect of Capital Expenditures and all Cash payments made to acquire Intellectual Property;

(5) Cash payments by Holdings and its Restricted Subsidiaries made (or committed or budgeted) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of Holdings and its Restricted Subsidiaries other than Indebtedness, except to the extent such Cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

(6) Cash payments in respect of any Investment (including acquisitions) permitted by Section 6.04 or otherwise consented to by the Required Lenders (other than Investments (x) in Cash or Cash Equivalents or (y) in any Borrower or any Loan Party) and/or any Restricted Payment permitted by Section 6.03(a) (other than Restricted Payments set forth in Sections 6.03(a)(iii) and 6.03(a)(x)) or otherwise consented to by the Required Lenders;

(7) the aggregate consideration (i) required to be paid in Cash by Holdings or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments permitted by Section 6.04 or otherwise consented to by the Required Lenders and/or Restricted Payments described in clause (6) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or other Investments and/or Restricted Payments described in clause (6) above (clauses (i) and (ii) of this clause (7), the “Scheduled Consideration”) (in each case other than Investments in (x) Cash and Cash Equivalents or (y) any Borrower or any Loan Party) to be consummated or made during the period of four consecutive Fiscal Quarters of the applicable Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters;

(8) Cash expenditures in respect of any Hedge Agreement to the extent not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA; and

(9) the aggregate amount of expenditures actually made by Holdings and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), in each case to the extent that such expenditures were not expensed.

In the case of each of clauses (1)-(8), (I) excluding any such payments, prepayments and expenditures made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.09(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment of revolving Indebtedness, to the extent accompanied by a permanent reduction in the relevant commitment, (III) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of Holdings or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that no prepayment under this Section 2.09(b)(i) shall be required unless the principal amount of Subject Loans required to be prepaid exceeds the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA (and, in such case, only such amount in excess of the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA shall be required to be prepaid); provided, further, that if at the time that any such prepayment would be required, Holdings (or any Restricted Subsidiary) is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrowers may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.09(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that are Material Insurance/Condemnation Proceeds, in each case, in excess of (i) any single Disposition transaction or a series of related transactions with respect to assets having Disposition Consideration in excess of the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any other Disposition transactions with respect to assets having Disposition Consideration in excess of the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, for all such transactions on an aggregate basis in any Fiscal Year, the applicable Borrower shall apply an amount equal to the Required Net Proceeds Percentage of such Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”; and any Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that do not constitute Subject Proceeds, the “Excluded Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vi) below; provided that application of such thresholds shall be at the option of the applicable Borrower; provided further that (A) such Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are reinvested in the business of Holdings or any of its Subsidiaries (including pursuant to any Permitted Acquisition and purchase of assets otherwise permitted under this Agreement) are so reinvested within 18 months following receipt thereof (the “Reinvestment Period”) or (y) Holdings or any of its subsidiaries has contractually committed to so reinvest the Subject Proceeds during such Reinvestment Period and the Subject Proceeds are so reinvested within six months after the expiration of such Reinvestment Period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the applicable Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) (provided that the applicable Borrower may elect to deem certain expenditures (including Investments) that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) as having been reinvested in accordance with the provisions of this Section 2.09(b)(ii), but only to the extent such deemed expenditure (or Investment) shall have been made no earlier than (x) in the case of Net Proceeds, the earliest of the execution of a definitive agreement with respect to such Prepayment Asset Sale or the consummation of the applicable Disposition and (y) in the case of Net Insurance/Condemnation Proceeds, the occurrence of the event in respect of which such Net Insurance/Condemnation Proceeds were received) and (B) if, at the time that any such prepayment would be required hereunder, Holdings or its respective Restricted Subsidiaries are required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.09(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii) In the event that Holdings or its Restricted Subsidiaries receive Net Proceeds from the issuance or incurrence of Indebtedness by Holdings or its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the ~~2025~~2026 Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance ~~2025~~2026 Term Loans in accordance with the requirements of Section 9.02(c)), the applicable Borrower shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by Holdings or its Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant ~~2025~~2026 Term Loans in accordance with clause (vi) below;

(iv) Notwithstanding anything in this Section 2.09(b) to the contrary, (A) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.09(b)(i) or (ii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the Administrative Borrower determines in good faith that the repatriation to the applicable Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.09(b)(i) or (ii) above) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the Administrative Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Subject Proceeds, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of Subject Loans pursuant to this Section 2.09(b) to the extent required herein (without regard to this clause (iv)), (B) the applicable Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.09(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) or the relevant Subject Proceeds are received by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the applicable Borrower determines in good faith that the distribution to such Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into with a Person other than Holdings or a Restricted Subsidiary not prohibited by this Agreement or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Subject Loans pursuant to this Section 2.09(b) to the extent required herein (without regard to this clause (iv)) and (C) if the applicable Borrower determines in good faith that the repatriation (or other intercompany distribution) to such Borrower of any amounts required to mandatorily prepay the Subject Loans pursuant to Section 2.09(b)(i) or (ii) above would result in material and adverse tax consequences for any Loan Party or any of such Loan Party’s subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the applicable Borrower in good faith, the amount such Borrower shall be required to mandatorily prepay pursuant to Section 2.09(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of Subject Loans pursuant to Section 2.09(b) as otherwise required above (without regard to this clause (iv));

(v) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent prior to any prepayment of Initial Term Loans, and Additional Term Loans required to be made by the applicable Borrower pursuant to this Section 2.09(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the applicable Borrower and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided further that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.09(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.20, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(x). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi) Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.09(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.20, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(x) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.09(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the applicable Borrower (or, in the absence of direction from such Borrower, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity) and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans, Benchmark Rate Loans, Alternative Currency Daily Rate Loans or Loans of any other Type. Any prepayment of ~~2025~~2026 Term Loans made on or prior to the ~~2025~~2026 Term Loan Soft Call Termination Date pursuant to Section 2.09(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.10(e).

(vii) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Letter of Credit and LC Disbursement) the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitment of such Class then in effect, the Administrative Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or (B) with respect to any excess LC Exposure, depositing Cash in the LC Collateral Account or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account).

(viii) At the time of each prepayment required under Section 2.09(b)(i), (ii) or (iii), the Administrative Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Administrative Borrower setting forth in reasonable detail the calculation of the amount of such prepayment in the form attached as Exhibit I hereto. Each such certificate shall specify the Borrowings being prepaid, the principal amount of each Borrowing (or portion thereof) to be prepaid and the Administrative Agent with respect to each such Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09(b) shall be subject to Section 2.14 and, except as set forth in the last sentence of clause (vi) above, shall otherwise be without premium or penalty.

Section 2.10. Fees.

(a) The Administrative Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a fee (the “Commitment Fee”), which shall accrue at a rate equal to the Commitment Fee Rate per annum on the daily amount of the unused amount of Revolving Credit Commitment of such Lender at all times during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees through the last Business Day of each March, June, September and December shall be payable on the date that is 15 days after each such date (commencing June 30, 2025) and all accrued Commitment Fees to the date of termination shall be payable on the date of termination in full of the Commitments of the applicable Class.

(b) The Administrative Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Benchmark Rate Revolving Loans on the daily available balance of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such LC Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Administrative Borrower (but in any event not to exceed 0.125% per annum) of the daily available balance of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June,

September and December shall be payable on the date that is 15 days after each such date (commencing June 30, 2025) and all accrued participation fees and fronting fees to the date of termination shall be payable on the date of termination in full of the Commitments of the applicable Class; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand (accompanied by reasonable back-up documentation) therefor.

(c) The Administrative Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Administrative Borrower and the Administrative Agent or the Collateral Agent, as applicable, in writing.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank or the Collateral Agent, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e) (i) In the event that, on or prior to the date that is six months after the ~~First~~Second Refinancing Amendment Effective Date (the “~~2025~~2026 Term Loan Soft Call Termination Date”), any Borrower (x) prepays, repays, refinances, substitutes or replaces any ~~2025~~2026 Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.09(b)(iii) that constitutes a Repricing Transaction) with respect to ~~2025~~2026 Term Loans or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction with respect to the ~~2025~~2026 Term Loans, the Administrative Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable ~~2025~~Second Refinancing ~~Term~~Amendment Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the ~~2025~~2026 Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the ~~2025~~2026 Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the ~~2025~~2026 Term Loan Soft Call Termination Date, all or any portion of the ~~2025~~2026 Term Loans held by any ~~2025~~Second Refinancing ~~Term~~Amendment Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.17(b)(iv) as a result of, or in connection with, such ~~2025~~Second Refinancing ~~Term~~Amendment Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction and shall be payable in addition to any amounts due under Section 2.14.

(f) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Benchmark Rate Borrowing shall bear interest at the Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each Alternative Currency Daily Rate Borrowing shall bear interest at the Alternative Currency Daily Rate for such Borrowing plus the Applicable Rate.

(d) Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 7.01(a), if any principal of or interest on any Loan or any LC Disbursement or any fee payable by the Administrative Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.04(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.11(d) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.11(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan or, in the case of any Revolving Loan, upon the termination of the Revolving Credit Commitments of the applicable Class, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Alternative Currency Daily Rate Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Benchmark Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed for ABR Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of interest in respect of Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, shall be computed in accordance with such market practice. The applicable Alternate Base Rate, Benchmark Rate or Alternative Currency Daily Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.12. Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate (as defined below) or Non-SOFR Successor Rate has been determined in accordance with Section 2.12(b) or Section 2.12(c), as applicable, and the circumstances under clause (i) of Section 2.12(b) or clause (i) of Section 2.12(c) or the SOFR Scheduled Unavailability Date (as defined below) or the Scheduled Unavailability Date (as defined below) has occurred (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or any Relevant Rate with respect to an Alternative Currency Loan for any requested Interest Period or determination date(s) with respect to a proposed Term SOFR Loan or a proposed Alternative Currency Loan, as applicable, or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR or any Relevant Rate with respect to an Alternative Currency Loan for any requested Interest Period or determination date(s) (as applicable) with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Alternative Currency Loans with respect to the affected Alternative Currency, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.12(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans or Alternative Currency Loans (to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Periods or determination dates(s), as applicable) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the amount specified therein (or, with case of an Alternative Currency Loan, in the Dollar Equivalent of the amount specified therein and (ii)(A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of a Benchmark Rate Loan denominated in the affected Alternative Currency or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of a Benchmark Rate Loan denominated in the affected Alternative Currency; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of a Benchmark Rate Loan in the affected Alternative Currency, by the last day of the current Interest Period for the applicable Alternative Currency Loan, the Company shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Term SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) SOFR Administrator or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.12(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.12 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR or a Term SOFR Successor Rate) for an Alternative Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR or a Term SOFR Successor Rate) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the applicable authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR or a Term SOFR Successor Rate) for an Alternative Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Alternative Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR or a Term SOFR Successor Rate) for such Alternative Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.12(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 2.12 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Administrative Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 2.12, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

Section 2.13. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject any Lender or Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender Issuing Bank any other condition, cost or expense affecting this Agreement, Benchmark Rate Loans or Alternative Currency Daily Rate or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.13 and delivered to the Administrative Borrower shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Benchmark Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Benchmark Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Benchmark Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.17, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a Benchmark Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Benchmark Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar or applicable interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Administrative Borrower (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan

Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), each Lender and each Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or Issuing Bank, as applicable (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders and Issuing Banks.

(i) Any Lender and any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation as the Administrative Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and any Issuing Bank, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(iii)(A), (iii)(B) and (iii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to deliver to the Administrative Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.15(f).

(ii) Each Lender and each Issuing Bank agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iii) Without limiting the generality of the foregoing, with respect to any Lender or Issuing Bank extending a Loan or Commitment to the Administrative Borrower,

(A) any Lender or Issuing Bank that is a U.S. Person (a “U.S. Lender/Issuing Bank”) shall deliver to the Administrative Borrower and the Administrative Agent on or about the date on which such U.S. Lender/Issuing Bank becomes a Lender or an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Lender/Issuing Bank (a “Non-U.S. Lender/Issuing Bank”) shall, to the extent it is legally eligible to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender/Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code and no payments in connection with the Agreement are effectively connected with such Non-U.S. Lender/Issuing Bank’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender/Issuing Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender/Issuing Bank is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender/Issuing Bank are claiming the portfolio interest exemption, such Non-U.S. Lender/Issuing Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Lender or Issuing Bank shall, to the extent it is legally eligible to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (whether received in cash or applied by the Governmental Authority granting the refund to offset other Taxes otherwise owed) as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place the indemnified party in a less favorable net after-Tax position than the position that the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.15, the term “Requirements of Law” includes FATCA.

Section 2.16. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) (i) Unless otherwise specified, the applicable Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.13, 2.14 or 2.15 or otherwise) in Dollars (subject to clause (ii) below) prior to 12:00 noon, on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without set-off (except as otherwise provided in Section 2.15) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Collateral Agent (or its bailee) at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01 shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Collateral Agent, the Administrative Agent or any Issuing Bank from the applicable Borrower constituting Loan Document Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the applicable Borrower constituting Loan Document Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Loan Document Obligations, on a pro rata basis; provided that if any Letter of Credit expires with no pending drawings, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.16(b), beginning with clause first above, sixth, to the payment of any other Obligation due to the Administrative Agent, any Lender or any other Secured Party by the applicable Borrower on a pro rata basis, and seventh, to the applicable Borrower or as such Borrower shall direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the applicable Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.20, 2.21, 9.02(c) and/or Section 9.05. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.16(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.16(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Document Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Document Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate (or, with respect to any such amounts denominated in an Alternative Currency, the Administrative Agent’s customary rate for interbank advances in such Alternative Currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.05(b) or Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation Obligations; Replacement of Lenders .

(a) If any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain Benchmark Rate Loans or Alternative Currency Daily Rate Loans pursuant to Section 2.18, or any Loan Party is required to pay any additional amount to or indemnify any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.15, then such Lender or Issuing Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future or mitigate the impact of Section 2.18, as the case may be, and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain Benchmark Loans or Alternative Currency Daily Rate Loan pursuant to Section 2.18, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and procure the repayment of all Loan Document Obligations of the applicable Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as such Borrower may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse

(in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (A) of the immediately preceding sentence. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the applicable Borrower may not repay the Loan Document Obligations of such Lender and such Borrower may not terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.17 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.17(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.10(e), the applicable Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.10(e).

Section 2.18. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Administrative Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term

SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

Section 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the otherwise applicable portion of any Commitment of such Defaulting Lender pursuant to Section 2.10(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.10(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.09, Section 2.13, Section 2.14, Section 2.15, Section 2.16, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the applicable Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Collateral Agent and the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Administrative Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the applicable Borrower, to be held in a Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent (i) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments and (ii) such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment; provided that, subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 103% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.19(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.17)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.19(d), then the fees payable to the Revolving Lenders pursuant to Section 2.10(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or any Borrower hereunder, no letter of credit fees shall be payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.19(c) and/or Cash collateral provided by any Borrower in accordance with Section 2.19(d), and participating interests in any such or newly issued or extended Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.19(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Administrative Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.20. Incremental Credit Extensions.

(a) The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments (any such new Class, an “Incremental Revolving Facility”) and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Revolving Increase” and, together with any Incremental Revolving Facility or any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as separately agreed from time to time between any Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that no Borrower shall be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv) any such Incremental Revolving Facility and Incremental Revolving Increase shall either (A) be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrowers may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (B) solely in the case of an Incremental Revolving Facility, mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the Administrative Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any broadly syndicated floating rate Dollar denominated Incremental Term Facility that is secured on a pari passu basis with the Initial Term Loans, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Benchmark Rate floor) with respect to the Initial Term Loans is adjusted such that the Effective Yield on the Initial Term Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Incremental Facility (this proviso, the “MFN Provision”); provided, further, that any increase in Effective Yield applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor or Benchmark Rate floor on any Incremental Term Loan may, at the election of the Administrative Borrower, be effected through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Benchmark Rate floor applicable to such Initial Term Loans or an increase in the interest rate margin applicable to such Incremental Loans; provided, further, that the MFN Provision shall not apply to (1) Incremental Term Facilities having an aggregate initial principal amount not exceeding the greater of (x) $197,000,000 and (y) 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, (2) any Incremental Term Facility scheduled to mature on or after the date that is one year after the Initial Term Loan Maturity Date, (3) any Incremental Term Facility incurred more than six (6) months after the Closing Date, (4) any Incremental Term Facility incurred in connection with a Permitted Acquisition or other similar Investment permitted hereby or any Refinancing Indebtedness in respect thereof, (5) Customary Term A Loans and (6) any Incremental Term Loan Facility initially incurred in reliance on clauses (a) through (d) of the definition of “Incremental Cap”,

(vi) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date at the time of the incurrence thereof; provided, that the foregoing limitation shall not apply to (A) customary bridge loans to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth below in this clause (vi) or (y) are intended to be refinanced with qualified equity or indebtedness meeting the requirements set forth below in this clause (vi) and (B) Customary Term A Loans,

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the ~~2025~~2026 Term Loans; provided, that the foregoing limitation shall not apply to (A) customary bridge loans to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth below in this clause (vii) or (y) are intended to be refinanced with qualified equity or indebtedness meeting the requirements set forth below in this clause (vii) and (B) Customary Term A Loans,

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by Administrative Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) if secured, each Incremental Facility shall rank pari passu with, or junior to, the ~~2025~~2026 Term Loans (in the case of any Incremental Term Facility) and pari passu with, or junior to, the Initial Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of security and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral,

(xi) any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.09(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.09(b),

(xii) no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Administrative Borrower pursuant to Section 1.04(e)),

(xiii) except as otherwise required or permitted in clauses (iv) through (xi) above, all other terms of any Incremental Term Facility or Incremental Revolving Facility shall be as agreed between the Administrative Borrower and the lenders providing such Incremental Term Facility, provided that, to the extent such terms are not consistent with the ~~2025~~2026 Term Loans or the Initial Revolving Facility, as the case may be, they shall either, at the option of the Administrative Borrower (x) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Incremental Term Facility or the Incremental Revolving Facility, as the case may be (as determined in good faith by the Administrative Borrower), (y) be not materially more restrictive on Holdings and its Restricted Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) or (z) be reasonably satisfactory to the Administrative Agent (except in the case of each of clauses (x), (y) and (z) for covenants and other provisions applicable only to the periods after the latest maturity date of all of the Facilities (it being understood to the extent that any covenant or provision is added for the benefit of (A) any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant or provision is (i) also added for the benefit of all of the Facilities or (ii) only applicable after the Latest Maturity Date of any existing Term Facility) or (B) any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant or provision is (i) also added for the benefit of the Initial Revolving Facility or (ii) only applicable after the Latest Maturity Date of any existing Revolving Facility),

(xiv) the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of Holdings and its subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents), and

(xv) on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.06 or 2.11, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Administrative Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Benchmark Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Loan Document Obligations had been obtained by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Administrative Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of the applicable Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of such Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.20:

(i) if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.20) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case, to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.20); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt.

(f) On the date of effectiveness of any Incremental Revolving Facility or Incremental Revolving Increase, the maximum amount of LC Exposure, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Administrative Borrower and the relevant Issuing Bank, as applicable.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with any Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.20 (including, for instance, to increase the amortization of any existing Class of Term Loans (or to provide for any existing Class of Term Loans to have (or to again have) amortization) in order to have such existing Class of Term Loans be “fungible” with any Incremental Term Facility that is to be added to such Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the applicable Borrower in connection with the establishment or increase, as applicable, of such Classes or sub-Classes, in each case on terms consistent with this Section 2.20 (including with respect to the appointment of a Subsidiary Guarantor as a Borrower in respect of such Incremental Facility).

(h) Notwithstanding anything to the contrary in this Section 2.20 (including Section 2.20(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(i) This Section 2.20 shall supersede any provision in Section 2.16 or 9.02 to the contrary.

Section 2.21. Extensions of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by any Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis to the Lenders in such Class (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the applicable Borrower are hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that (x) any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted and (y) no Lender shall have any obligation to accept any applicable Extension Offer, so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees and final maturity (which shall, subject to clause (iii)(y) below, be determined by the applicable Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders of the applicable Class and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the applicable Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the applicable Borrower and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.09(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.09(b);

(vii) if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the applicable Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.21, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.09, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.08 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the applicable Borrower’s sole discretion and which may be waived by such Borrower in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.08, 2.09 or 2.16) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Loan Documents with the Administrative Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.21.

(d) In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or Section 4.02, as applicable, each Borrower and each other Loan Party hereby represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each Borrower and each of its respective Restricted Subsidiaries (a) is (i) duly organized, incorporated or registered (as applicable) and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, incorporation or registration (as applicable) (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) and (b), in each case with respect to the Borrowers) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement) and (ii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of each Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a) Holdings and each of its Restricted Subsidiaries have good title to their personal property and assets, in each case material to the business, except (i) for Permitted Liens, (ii) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, or (iii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(b) Holdings and its Restricted Subsidiaries owns or otherwise has a valid and enforceable license or right to use Intellectual Property necessary for the conduct of their respective business as presently conducted, and, to the knowledge of Holdings, neither Holdings nor any of its Restricted Subsidiaries are currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third party, except to the extent such failure to own or license or have rights to use would not, or where such infringement, misappropriation, dilution or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. Except as set forth on Schedule 3.06:

(a) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened in writing against t Holdings or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b) there are no claims or litigations regarding Holdings or any of its Restricted Subsidiaries’ Intellectual Property pending or, to the knowledge of Holdings, threatened in writing, against any of the Loan Parties which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings nor any of its Restricted Subsidiaries have received any Environmental Claim nor, to the knowledge of Holdings, is any Environmental Claim threatened and (ii) neither Holdings nor any of its Restricted Subsidiaries are in violation of any Environmental Law or knows of any basis for any liability under Environmental Laws; and

(d) neither Holdings nor any of its Restricted Subsidiaries have treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Holdings and each of its Restricted Subsidiaries are in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.18 and 3.19.

Section 3.08. Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09. Taxes. Holdings and its Subsidiaries have filed all non-U.S., U.S. federal, state and other tax returns and reports required to be filed, and have paid all non-U.S., U.S. federal, state, provincial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Employee Benefit Plan is in compliance with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred or is reasonably expected to occur that, whether taken individually or together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, to the knowledge of Holdings, all written factual information (other than the Projections, other forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memoranda prepared by third party consultants)) concerning Holdings and its Restricted Subsidiaries and the Transactions and that was prepared by or on behalf of Holdings and its Restricted Subsidiaries or their respective representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as a guarantee of financial performance or as facts and are subject to significant uncertainties and contingencies many of which are beyond Holdings control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the capital of Holdings and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (iii) Holdings and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts (taking into account any refinancing thereof) as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect)).

Section 3.13. Capitalization and Subsidiaries. The Perfection Certificate sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiaries and (b) the type of entity of Holdings and each of their subsidiaries.

Section 3.14. Security Interest in Collateral. The Collateral Documents create legal, valid and, subject to the Legal Reservations, enforceable Liens on all of the Collateral described therein in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties. Subject to the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including any Acceptable Intercreditor Agreement), upon taking of the actions required by the Collateral Documents and, in respect of each Collateral Document entered into by Celsius DAC, registration of particulars at the Companies Registration Office in Ireland and payment of associated fees and, as applicable, registration of particulars at the Intellectual Property Office in Ireland and the European Union Intellectual Property Office and payment of associated fees, such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Administrative Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Subsidiary, or as to the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Asset.

Section 3.15. Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against Holdings and its Restricted Subsidiaries pending or, to the knowledge of Holdings and its Restricted Subsidiaries, threatened in writing.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and Regulation X.

Section 3.17. OFAC. Neither Holdings, nor any of its respective Subsidiaries, nor, to the knowledge of Holdings and its respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced pursuant to Sanctions, or (c) located, organized or resident in a Sanctioned Country. Holdings and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Sanctions.

Section 3.18. Anti-Corruption Laws. Holdings and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Justice (Corruption Offences) Act 2018 of Ireland, as amended and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

Section 3.19. Patriot Act. Each Loan Party is in compliance with the USA PATRIOT Act and Sanctions and anti-corruption laws in all material respects.

Section 3.20. No Default. After giving effect to this Agreement, no Default or Event of Default is continuing, or will result from this Agreement.

Section 3.21. Insurance. The properties of Holdings and its respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Subsidiary operates.

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. The obligations of (i) each Lender to make Loans on the Closing Date and (ii) any Issuing Bank to issue Letters of Credit on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) each Closing Date Collateral Document, (C) Irish law governed deed of assignment and charge in respect of the Celsius DAC License, (D) the Loan Guaranty (subject to Section 5.18) and (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of the Administrative Agent, the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Freshfields US LLP, in its capacity as special New York counsel to the Loan Parties, (ii) Dickinson Wright PLLC in its capacity as special Nevada counsel to the Loan Parties, in each case, dated the Closing Date and addressed to each Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (iii) McCann FitzGerald LLP, in its capacity as Irish counsel to the Administrative Agent.

(c) Solvency. The Administrative Agent shall have received a solvency certificate, in the form attached hereto as Exhibit G, dated as of the Closing Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings in the form attached as Exhibit G hereto.

(d) Financial Statements. The Arrangers shall have received (a) (i) the audited consolidated balance sheet of Holdings and its subsidiaries for each of Holdings’ three most recent fiscal years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for those fiscal years and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows of Holdings and its subsidiaries for each subsequent interim financial period (other than any fourth fiscal quarter) ended more than 45 days prior to the Closing Date (and the corresponding period of the prior fiscal year) and (b) (i) the audited combined balance sheet of the Target for the two most recent fiscal years ended at least 180 days prior to the Closing Date and the related audited combined statements of income, stockholders’ equity and cash flows for those fiscal years and (ii) the unaudited combined balance sheets and the related unaudited combined interim statements of income, and stockholders’ equity of the Target for each subsequent interim financial period (other than any fourth fiscal quarter) ended more than 90 days prior to the Closing Date (and the corresponding period of the prior fiscal year), in each case, prepared in accordance with U.S. GAAP. The Arrangers acknowledge receipt of the financial statements of Holdings for the periods ended December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024 and the Target for the periods ended December 31, 2022, December 31, 2023 and each fiscal quarter of 2024, including a draft statement of cash flows for the fiscal year ended December 31, 2024.

(e) Secretary’s Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party (or of Holdings, on behalf of such Loan Party) dated as of the Closing Date and executed by a secretary, assistant secretary, director or other senior officer (as the case may be) of such Loan Party (or of Holdings, on behalf of such Loan Party), which shall, as to such Loan Party (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its board of directors, board of managers, members or other governing body (as applicable) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of any Borrower, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect (provided that if the Organizational Documents of a Loan Party authorize the execution, delivery and performance of the Loan Documents to which it is a party without any such resolution or written consent, such resolution or written consent need not be attached to such certificate), (B) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date or (y) the individuals to whom such officers, managers, directors or authorized signatories of such Loan Party have granted powers of attorney to sign the Loan Documents to which such Loan Party is a party and (C) certify (x) that attached thereto is a true and complete copy of the Organizational Documents of such Loan Party, which have been certified to the extent customary in the relevant jurisdiction by the relevant authority of the jurisdiction of organization, incorporation or registration (as applicable) of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (if any and as applicable); provided that Holdings will certify as to its certificate of incorporation, any change of name certificates, memorandum and articles of association (and any amendments thereto), register of directors and officers and register of mortgages and charges and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization, incorporation or registration (as applicable) (provided that in respect of Holdings, such certificate of good standing to be dated within 30 days of the Closing Date) and (iii) such other documents as the Administrative Agent may reasonably request.

(f) Closing Certificate. The Administrative Agent (or its counsel) shall have received a certificate of each Loan Party (or by Holdings on behalf of each Loan Party), dated the Closing Date and executed by a secretary, assistant secretary, director, authorized signatory or other senior officer (as the case may be) thereof, which shall certify the matters set forth in Sections 4.02(b) and (c).

(g) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received all costs, fees and expenses (including without limitation legal fees and expenses) and other compensation contemplated by (x) the Fee Letter and (y) the Commitment Letter, to the extent due and to the extent due and payable on the Closing Date (and, in the case of expenses, included at least three Business Days prior to the Closing Date).

(h) Lien Searches; Perfection Certificate. The Administrative Agent (or its counsel) shall have received (x) results of customary lien searches, which are reasonably satisfactory to it and (y) a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party (or by Holdings on behalf of each Loan Party), together with all attachments contemplated thereby.

(i) Notices, Filings, Registrations and Recordings. Subject to the Limited Conditionality Provisions, all documents and instruments necessary to establish that the Collateral Agent will have a perfected security interest in the Collateral shall have been executed (to the extent applicable) and delivered to the Administrative Agent, and, if applicable, be in proper form for filing.

(j) USA PATRIOT Act. (i) No later than three Business Days in advance of the Closing Date, the Administrative Agent and the Arrangers shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to the Borrowers and the Target at least ten Business Days in advance of the Closing Date, including all documentation or other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) at least three days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(k) Consummation of Acquisition. The Acquisition shall have been, or substantially simultaneously with the closing of the Facilities shall be, consummated, in all material respects in accordance with the terms of the MIPA (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Lenders or the Commitment Parties, in their capacities as such, without the prior written consent of each of the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed)); it being understood and agreed that (a) any reduction in the consideration for the Acquisition in excess of 15% will be deemed not to be materially adverse to interests of the Lenders or the Commitment Parties, provided that any such reduction will reduce the Term Facility on a dollar-for-dollar basis and (b) any increase in the consideration for the Acquisition in excess of 15% will be deemed not to be materially adverse to interests of the Lenders or the Commitment Parties if such increase is not funded with indebtedness or “disqualified” equity of Holdings or any of its subsidiaries (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement (as in effect on the Original Commitment Letter Date) shall constitute a reduction or increase in the consideration for the Acquisition).

(l) Representations and Warranties. The Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by “Material Adverse Effect”, the same shall be true and correct in all respects.

(m) No Company Material Adverse Effect. Since the date of the MIPA, there shall not have been any “Company Material Adverse Effect” (as defined in the MIPA (as in effect on the Original Commitment Letter Date)) that is continuing.

(n) Refinancing. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the funding under the Term Facility, and the Administrative Agent shall have received customary release, discharge, and termination documentation evidencing the consummation thereof.

Notwithstanding the foregoing, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in (x) the certificated capital stock held by the Loan Parties (other than a pledge of any such certificate for any person that is a member of the Target if such certificate has not been made available to Holdings at least two Business Days prior to the Closing Date, so long as Holdings used commercially reasonable efforts to procure delivery thereof, it being agreed that any such certificate may instead be delivered within five Business Days after the Closing Date) (or otherwise pursuant to arrangements and timing to be agreed by the Administrative Agent in its reasonable discretion) and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the UCC with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization of the Loan Parties) cannot be provided after your use of commercially reasonable efforts to do so, then the delivery and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered within 90 days after the Closing Date (or otherwise pursuant to arrangements and timing to be mutually agreed by the Administrative Agent in its reasonable discretion). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent, the Collateral Agent and each Lender that has executed this Agreement on the Closing Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Collateral Agent or such Lender, as the case may be.

Section 4.02. Each Credit Extension. The obligation of each Lender to make a Credit Extension after the Closing Date (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02 but not clause (a) of this Section 4.02), shall not include (A) any Incremental Loans advanced in connection with any acquisition, other Investment or irrevocable repayment or redemption of Indebtedness and/or (B) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, in each case, to the extent not otherwise required by the lenders in respect of thereof) is subject solely to the satisfaction of the following conditions:

(a) (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.04(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension and excluding, after the Closing Date, the representations and warranties set forth in Section 3.11(b); provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired with no pending drawings or terminated and the principal of and interest on each Loan and all fees, expenses and other Loan Document Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired with no pending drawings or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Borrowers and each other Loan Party party hereto hereby covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Administrative Borrower will deliver to the Administrative Agent, for delivery by the Administrative Agent to each Lender:

(a) Quarterly Financial Statements. Within 60 days (or such longer period as Holdings is permitted by the SEC to file its quarterly report on Form 10-Q) after the end of each Fiscal Quarter (other than any Fiscal Quarter ending on the last day of a Fiscal Year), commencing with such Fiscal Quarter ending June 30, 2025, (i) the unaudited consolidated statement of financial position of Holdings as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and (ii) a Narrative Report, provided that such financial statements shall not be required to reflect any purchase accounting adjustments relating to any acquisition consummated after the Closing Date until the last day of the Fiscal Year following the Fiscal Year in which the relevant acquisition was consummated;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year (or such longer period as Holdings is permitted by the SEC to file its annual report on Form 10-K), commencing with the Fiscal Year ended December 31, 2025, (i) the consolidated statement of financial position of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant (or accountants) of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (x) the maturity (or impending maturity) of any Credit Facility or any other Indebtedness, (y) any breach or anticipated breach of any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(c) Compliance Certificate; Unrestricted Subsidiaries. (i) Within 5 Business Days after the delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), a duly executed and completed Compliance Certificate and (ii) within 5 Business Days after the delivery of financial statements of Holdings pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of Holdings as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(d) Notice of Default or Event of Default. Promptly upon any Responsible Officer obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Administrative Borrower has taken, is taking and proposes to take with respect thereto;

(e) Notice of Litigation. Promptly upon any Responsible Officer obtaining knowledge of the institution of any Adverse Proceeding not previously disclosed in writing to the Administrative Agent that would reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(f) ERISA. Promptly upon any Responsible Officer of Holdings becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(g) Information Regarding Collateral. Without limiting the express terms of any applicable Collateral Document, promptly (and, in any event, within 60 days of the relevant change or such later date as the Collateral Agent may agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization, incorporation or registration (or other applicable “location” for purposes of the UCC) or (iv) in any Loan Party’s organizational, incorporation or registration identification number, in the case of this clause (iv), to the extent such information is necessary to enable the Collateral Agent to perfect, protect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party;

(h) Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, (x) copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements and prospectuses, if any, filed by Holdings or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); and

(i) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of Holdings and its Restricted Subsidiaries or compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; provided, however, that neither Holdings nor any of its Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which any Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(i)); provided, further, that in the event Holdings does not provide any certificate, report or information requested pursuant to this Section 5.01(i) in reliance on the preceding proviso, Holdings shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and Holdings shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (or a representative thereof) (x) posts such documents, (y) provides a link thereto, or (z) such documents that are publicly available on EDGAR; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(h) above, Holdings shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto on such website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by Holdings to the Administrative Agent for posting on behalf of Holdings on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to addresses provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(h) above in respect of information filed by Holdings or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 6-K Reports and Form 20-F Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) any financial statements provided under Sections 5.01(a) and (b), any Compliance Certificate and the Loan Documents shall be deemed to be marked “PUBLIC” and the Administrative Agent and the Arranger shall be entitled to treat any other Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Essent’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from an Agent Party’s own gross negligence or willful misconduct).

Section 5.02. Existence. Except as otherwise permitted under Section 6.05 or as a result of the consummation of a Permitted Reorganization, Holdings will, and Holdings will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect their existence and all rights, franchises, licenses and permits material to their business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor any of its Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower, except as otherwise permitted under Section 6.05 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. Holdings will, and Holdings will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises when due and payable; unless (a) such Tax is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. Holdings, and Holdings will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of Holdings and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof and use commercially reasonable efforts to prosecute, renew and maintain in full force and effect all Intellectual Property, in each case, except as expressly permitted by this Agreement or where the failure to maintain such tangible properties, make such repairs, renewals or replacements or prosecute, renew and maintain such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrowers will maintain or cause to be maintained, in each case, as determined by the Borrowers in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall, to the extent available from the relevant insurance carrier, (i) name the Collateral Agent on behalf of the Secured Parties as a lenders loss payee, mortgagee and/or an additional insured, as applicable, thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a lenders loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that Holdings shall have 90 days after the Closing Date (or such later date as agreed by the Collateral Agent) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

Section 5.06. Inspections. Holdings will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of Holdings and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that Holdings (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrowers; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Administrative Borrower shall provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Section 5.07. Maintenance of Book and Records. Holdings will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Holdings and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.08. Compliance with Laws. Holdings will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), except to the extent any failure of Holdings or the Restricted Subsidiary to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Hazardous Materials Activity.

(a) The Administrative Borrower will deliver to the Administrative Agent:

(i) reasonably promptly following Borrower becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by Holdings or any of their Restricted Subsidiaries to any federal, state, provincial or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of Holdings or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of clauses (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(ii) reasonably promptly following the sending or receipt thereof by Holdings or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by Holdings or any of its Restricted Subsidiaries to any federal, state, provincial or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(b) Holdings shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by Holdings or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its respective Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if Holdings or its Restricted Subsidiaries are in good faith contesting such violation, liability for such Release or threatened Release or such Environmental Claim in accordance with applicable Environmental Law.

Section 5.10. Designation of Subsidiaries. The Administrative Borrower may, at any time after the Closing Date, designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that as of the date of designation (or re-designation) of any subsidiary as an Unrestricted Subsidiary (a) no Event of Default shall have occurred and be continuing, (b) no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of Holdings or its Restricted Subsidiaries (unless Holdings or such Restricted Subsidiary is permitted (or not prohibited) hereunder to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary (as a third party)), (c) Holdings shall be in compliance, on a Pro Forma Basis, with Section 6.09 (whether or not tested at such time), (d) no Subsidiary that owns (or is the exclusive licensee of all of the rights to) any Material Intellectual Property may be designated as an Unrestricted Subsidiary and (e) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) any Material Intellectual Property. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to Holdings’ equity interest therein as estimated Holdings in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04(w)(A)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) Holdings’ “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Holdings’ equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds. The Borrowers shall use the proceeds of: (i) the Term Loans on the Closing Date (x) to effect all or a portion of the Refinancing and (y) to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs), (ii) the Revolving Loans (x) on the Closing Date, (i) to replace, backstop or cash collateralize existing or issue new letters of credit, guarantees or performance or similar bonds, (ii) to pay additional upfront fees and original issue discount payable pursuant to the “flex” provisions of the Fee Letter, (iii) to provide for working capital needs, and for purchase price and/or working capital adjustments, if any, under the MIPA and for other general corporate purposes and/or (iv) to pay Transaction Costs and expenses, including to fund the purchase price for the Acquisition in an amount not to exceed $40,000,000 and (y) after the Closing Date, for general corporate purposes of Holdings and its subsidiaries (including for Capital Expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents) ~~and~~, (iii) the 2025 Term Loans (x) to refinance the Initial Term Loans outstanding on the First Refinancing Amendment Effective Date in full, (y) to pay fees and expenses incurred in connection with the First Refinancing Amendment and (z) to finance other general corporate purposes, and any other use not prohibited by this Agreement and (iv) the 2026 Term

Loans (x) to refinance the 2025 Term Loans outstanding on the Second Refinancing Amendment Effective Date in full, (y) to pay fees and expenses incurred in connection with the Second Refinancing Amendment and (z) to finance other general corporate purposes, and any other use not prohibited by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrowers shall use the proceeds of the Incremental Term Loans for working capital, Capital Expenditures and other general corporate purposes of Holdings and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents).

Section 5.12. Covenant to Guarantee Loan Document Obligations and Give Security.

(a) Within 120 days (or such longer period as the Administrative Agent may reasonably agree) of the acquisition or formation of any Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceasing to be an Excluded Subsidiary, the Administrative Borrower shall ensure that, (A) such Subsidiary becomes a Guarantor and grantor pursuant to the requirements set forth in the definition of “Collateral and Guarantee Requirement”, (B) all Capital Stock of such Subsidiary shall have been pledged to the Collateral Agent by the Loan Party that owns the Capital Stock of such Subsidiary pursuant to Collateral Documents reasonably satisfactory to the Collateral Agent and all actions required pursuant to such Collateral Documents to have been taken to perfect the security interest of the Collateral Agent in such Capital Stock shall have been taken and (C) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent, the Collateral Agent and the other relevant Secured Parties.

(b) The Administrative Borrower shall ensure that no later than 5 Business Days after the Closing Date, Holdings and Celsius DAC shall have amended the Celsius DAC License to provide that the Celsius DAC License will automatically terminate on the date on which the Loans have been accelerated under this Agreement (it being understood that such termination provision may be a penalty-type provision triggered upon such acceleration of the Loans due to an Event of Default (with an obligation of Holdings to reimburse Celsius DAC for any marketing or trademark filing or development costs incurred by Celsius DAC during the period preceding such termination of the Celsius DAC License)).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Collateral Agent and/or the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively), in each case for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including Deposit Accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock that constitutes Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, in each case unless otherwise required pursuant to the applicable Collateral Documents, (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter, right or agreement, (v) no Loan Party will be required to (1) take any action or grant or perfect any security interest in any asset located outside of any state of the United States of America, (2) execute any guarantee, security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than any state of the United States of America, (3) take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which such Loan Party is organized or, in the case of a security interest in equity, any state of the United States of America or (4) make any foreign or multinational filing with respect to any Intellectual Property, conduct any foreign or multinational intellectual property search or prepare any foreign or multinational schedule with respect to any assets of any Loan Party or enter into any source code escrow arrangement, (vi) in no event will the Collateral include any Excluded Assets (unless the relevant Loan Party shall agree in its discretion to pledge such asset in favor of the Secured Parties), (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights, (y) Letter-of-Credit Rights, and/or (z) any other asset subject to a certificate of title, in each case, to the extent that a security interest therein cannot be perfected by filing a financing statement under the UCC (or similar filings in foreign jurisdictions) without the requirement to list any VIN, serial or other number, and (viii) the Collateral shall not include any property (x) the grant or perfection of a security interest therein would be reasonably likely to result in a material adverse tax or regulatory consequence to Holdings or its subsidiaries as reasonably determined by Holdings or its applicable subsidiary in consultation with the Administrative Agent or (y) those assets as to which the cost, burden, difficulty or consequence (including any adverse tax or regulatory consequences or any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as determined in good faith by the Administrative Borrower and the Administrative Agent.

(d) Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (in each case after giving effect to any applicable anti-assignment provisions of the UCC or other applicable law), it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract or assets described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such Requirement of Law and/or (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction, (iii) any joinder or supplement to any Loan Guarantee, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document and (iv) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law.

For the avoidance of doubt, the foregoing exceptions and limitations shall not apply in the case of the assets or Capital Stock of a Foreign Subsidiary that becomes a Guarantor at the option of the Administrative Borrower, it being understood that additional security will be provided in accordance with the definition of Subsidiary Guarantor.

Section 5.13. Further Assurances. Promptly upon the reasonable request of the Collateral Agent and at the expense of the relevant Loan Parties, and subject to the limitations described in Section 5.12 (but only to the extent required pursuant to the Collateral and Guarantee Requirement):

(a) the Administrative Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, financing change statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, financing change statements, and/or amendments thereto and other documents), that may be required under any applicable law and which the Collateral Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents; and

(b) the Administrative Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

Section 5.14. Conduct of Business. Holdings and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged (or proposed to be engaged) in by any Borrower or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 5.15. Lender Calls. Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.01(a) (commencing with such Fiscal Quarter ending June 30, 2025) or Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending on December 31, 2025), Holdings shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of Holdings and its Restricted Subsidiaries at a time at which Holdings and the Administrative Agent mutually agree (it being agreed that Holdings’ annual or quarterly “earnings” calls are deemed to satisfy this requirement).

Section 5.16. Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate family credit rating of Holdings by each of the Rating Agencies.

Section 5.17. Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, other applicable anti-corruption legislation in other jurisdictions, and (ii) applicable Sanctions, and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and Sanctions.

Section 5.18. Post-Closing Actions. The Administrative Borrower shall take the actions set forth on Schedule 5.18 within the applicable time periods specified thereon (or by such later time as the Administrative Agent may reasonably agree). Each Secured Party irrevocably authorizes the Collateral Agent to enter into amendments to (or, if necessary, replacements of) the Collateral Documents in effect immediately prior to the Closing Date to effectuate such post-closing items.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, the Borrowers and each other Loan Party covenant and agree with the Lenders that:

Section 6.01. Indebtedness. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of any Borrower or any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided that all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Loan Document Obligations of such Loan Party pursuant to the Intercompany Note (which, with respect to such Indebtedness in existence on the Closing Date or incurred within 120 days thereafter, may be delivered within 120 days of the Closing Date (or such later date approved by the Administrative Agent)) or on other terms that are reasonably acceptable to the Administrative Agent;

(c) Indebtedness of any Joint Venture or Indebtedness of any Borrower or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Guarantees by any Borrower or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price, working capital adjustments or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of any Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of Holdings and/or any of its respective Restricted Subsidiaries (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 7.01(h)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds, seller notes or similar instruments to support any of the foregoing items;

(f) Indebtedness in respect of Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with Deposit Accounts;

(g) (i) Guarantees by any Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of any Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees (including any co-issuance) by any Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of any Borrower, and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.04;

(i) Indebtedness of any Borrower, any Restricted Subsidiary and/or the Target existing, or pursuant to commitments existing (or anticipated), on the Closing Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $10,000,000 (excluding any intercompany Indebtedness), described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate outstanding principal amount at any time outstanding not to exceed the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness (including Finance Leases) of any Borrower and/or any Restricted Subsidiary (i) incurred within two hundred and seventy (270) days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement thereof; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (l) and outstanding at any one time shall not exceed the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA at any time, (ii) with respect to Finance Leases which existed on or prior to the Closing Date (and any replacement thereof to the extent not exceeding the amount of the Finance Lease being replaced or refinanced or, if greater, the amount of such Finance Lease on the Closing Date) and (iii) with respect to any other Finance Lease or vendor finance not permitted by the preceding sub-clauses (i) and (ii) in relation to (x) vehicles, plant, equipment or computers, the aggregate capital element of all rentals under such other Finance Leases and agreements in an aggregate outstanding principal amount not to exceed the greater of $60,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (y) real estate (or any other assets not otherwise referred to in clause (x) above), the aggregate capital element of all rentals under such other Finance Leases and agreements not to exceed the greater of $80,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof;

(o) Indebtedness in an aggregate amount up to the aggregate Cash contributions made after the Closing Date of Permitted Equity that do not increase the Available Amount;

(p) Holdings and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (h), (i), (l), (m), (p), (r), (s), (t), (v), (x), (z), and (ee) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except (i) as expressly contemplated by such clause or (ii) by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Liens securing such Indebtedness are permitted under of Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a) and (x) (other than Customary Term A Loans), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)) the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above and clause (x) below, security) are not, taken as a whole (as determined by the Administrative Borrower in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the maturity date of the Indebtedness being extended, refinanced, refunded or replaced at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Administrative Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) solely in the case of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on clauses (a) and/or (x) of this Section 6.01, terms or other provisions which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent and/or the Collateral Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is not incurred by a Restricted Subsidiary that was not an obligor in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole (as determined by the Administrative Borrower in good faith) or (y) pursuant to an Acceptable Intercreditor Agreement, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, there shall exist no Specified Event of Default, (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Loan Document Obligations hereunder, or is unsecured and (viii) the proceeds of such Refinancing Indebtedness are promptly applied to permanently repay in whole or in part the loans under the facility being refinanced (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder); provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement;

(q) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(r) Indebtedness incurred under any working capital facilities, letter of credit facilities, or similar instruments in an aggregate outstanding amount not to exceed the greater of $164,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(s) Indebtedness of any Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of any Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount at any time outstanding not to exceed the greater of $164,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(u) Indebtedness of any Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by such Borrower in cash or Cash Equivalents (i) from the issuance or sale of Qualified Capital Stock of Holdings or (ii) in the form of any cash contribution to the common equity of Holdings, in each case after the Closing Date, and in each case other than (A) any proceeds received from the sale of Capital Stock to, or contributions from, Holdings or any of its Restricted Subsidiaries, (B) to the extent the relevant proceeds have otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder, (C) any Available Excluded Contribution Amount and (D) any Cure Amount;

(v) Permitted Ratio Debt; provided that no Specified Event of Default shall exist immediately prior to or after giving effect to such Permitted Ratio Debt (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Administrative Borrower pursuant to Section 1.04(e)); provided, further, that the aggregate principal amount of Permitted Ratio Debt outstanding in respect of any Restricted Subsidiaries that are not Loan Parties, together with outstanding Incremental Equivalent Debt in respect of any Restricted Subsidiaries that are not Loan Parties, shall not exceed the greater of $197,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(w) Indebtedness of any Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.06;

(x) Incremental Equivalent Debt; provided that no Specified Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Administrative Borrower pursuant to Section 1.04(e)); provided, further, that the aggregate principal amount of Incremental Equivalent Debt outstanding in respect of any Restricted Subsidiaries that are not Loan Parties, together with any outstanding Permitted Ratio Debt in respect of Restricted Subsidiaries that are not Loan Parties, shall not exceed the greater of $197,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(y) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by any Borrower and/or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(z) Indebtedness of any Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to Permitted Payees in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other Investment permitted hereby;

(aa) Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in letters of credit issued hereunder;

(bb) Indebtedness of any Borrower or any Restricted Subsidiary supported by any letter of credit issued hereunder or any other letters of credit or bank guarantees permitted hereunder;

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by any Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(dd) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of any Borrower and/or any Restricted Subsidiary hereunder;

(ee) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ff) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(gg) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(hh) Indebtedness arising under a Qualified Receivables Facility; provided that, the aggregate principal amount of Indebtedness outstanding pursuant to this clause (ff) shall not exceed the greater of $80,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

provided, that notwithstanding anything to the contrary in this Section 6.01, the aggregate amount of third-party Indebtedness for borrowed money incurred by Celsius DAC shall not exceed an aggregate principal amount of $25,000,000 at any time outstanding.

Section 6.02. Liens. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Obligations (including any Additional Term Loans, any Additional Revolving Loans, any Cash collateralization of Letters of Credit as set forth in Section 2.04 or similar instruments, any other senior secured Indebtedness permitted under this Agreement, and in each case, Refinancing Indebtedness thereof);

(b) Liens for Taxes or other governmental charges which are not yet due, which are being contested in accordance with Section 5.03 or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, or otherwise securing obligations incurred under Section 6.01(y), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under Section 6.01(e), (y) health, safety and environmental obligations and (z) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirement of Law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to Holdings and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of Holdings and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or (y) where the failure to have such title or having such Lien would not reasonably be expected to have a Material Adverse Effect;

(f) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by any Borrower or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(g) Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by any Borrower and/or any Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04(b), (c), (e), (f), (n), (q), (r), (w), (x) or (hh) to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.05 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.05;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements, or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a), (f), (i), (j), (m), (n), (t), (u), (v), (w), (x) and (bb); provided that (i) no such Lien extends to any asset not covered or required to be covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) utilization of this clause (k) shall not increase capacity under clause (u) below;

(l) Liens existing on, or contractually committed or contemplated as of, the Closing Date and, with respect to each such Lien securing Indebtedness (excluding any intercompany Indebtedness) in an aggregate committed or principal amount in excess of $10,000,000, described on Schedule 6.02 and in each case of the foregoing sub-clauses, any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.06;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the assets (including Capital Stock) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, or the assets subject to the Sale and Lease-Back Transaction, as applicable, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of any Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of any Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness incurred pursuant to Section 6.01(v) and 6.01(x); provided that if any such Lien is on Collateral, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(t) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence not to exceed the greater of $164,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and, at the election of the Administrative Borrower with respect to any such Liens on Collateral, the holders of such Indebtedness or obligations (or a representative thereof) may become party to an Acceptable Intercreditor Agreement;

(u) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any cash deposits securing any settlement of litigation;

(v) (i) leases, licenses, subleases, sub-licenses, cross-licenses of Intellectual Property granted to others in the ordinary course of business which do not secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by any Borrower or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(w) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.04 arising out of such repurchase transaction;

(x) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (y), (aa) and (bb);

(y) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(z) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.04 or securing other intercompany obligations not prohibited hereunder;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens under the Loan Documents securing obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s);

(dd) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ee) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ff) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(gg) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(hh) ground leases or subleases in respect of real property on which facilities owned or leased by Holdings or any of its respective Restricted Subsidiaries are located;

(ii) Liens that are customary in the business of Holdings and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(jj) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(kk) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(ll) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Borrower or any Restricted Subsidiary in the ordinary course of business;

(mm) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any Permitted Acquisition or other similar Investment;

(nn) Liens under the Loan Documents in connection with Banking Services Obligations;

(oo) Liens on Receivables Facility Assets, and any other assets of any Receivables Subsidiary, incurred in connection with a Qualified Receivables Facility permitted by Section 6.01(hh); and

(pp) Liens on assets of non-Loan Parties securing Indebtedness permitted pursuant to Section 6.01(o); and

(qq) Liens on assets that are not Collateral securing obligations in an aggregate outstanding principal amount not to exceed the greater of $99,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (y) so long as the Obligations in respect of the Credit Facilities are secured on a ratable basis (without regard to the control of remedies) with or are secured prior to the obligations so secured for so long as such obligations are so secured (which Liens, in the case of this clause (y), shall be subject to an Acceptable Intercreditor Agreement).

Section 6.03. Restricted Payments; Restricted Debt Payments.

(a) The Borrowers shall not, and Holdings shall not permit any Restricted Subsidiary, to pay or make, directly or indirectly, any Restricted Payment, except that:

(i) Restricted Payments may be made by any Restricted Subsidiary to any Borrower or to any other Restricted Subsidiary; provided that in the case of a Restricted Payment made by any non-Wholly-Owned Subsidiary, such Restricted Payment shall be made by such Subsidiary to each direct parent company of such Subsidiary on a pro rata basis (or on a more favorable basis from the perspective of any Borrower or any applicable Subsidiary thereof that is the direct parent company of such Subsidiary) based on their relative ownership interests;

(ii) Holdings and its Restricted Subsidiaries may pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock held by any Permitted Payee:

(A) with Cash and Cash Equivalents (and including, to the extent constituting Restricted Payments, amounts paid in respect of promissory notes issued pursuant to Section 6.01(p), in an aggregate amount not to exceed the greater of $20,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the immediately succeeding Fiscal Year (and deemed first applied in such subsequent Fiscal Year); plus

(B) with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of Holdings (other than amounts constituting (x) a Cure Amount or (y) an Available Excluded Contribution Amount); plus

(C) with the net proceeds of any key-man life insurance policies; plus

(D) with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of Holdings pursuant to any compensation arrangement, including any deferred compensation plan;

(iii) Holdings and its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that Holdings elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that Holdings elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.03(b)(vi) or Section 6.04(r));

(iv) Holdings and its Restricted Subsidiaries may (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder, (B) honor any conversion request by a holder of Convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on Convertible Indebtedness in accordance with its terms and (C) make Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in sub clause (x) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v) Holdings and its Restricted Subsidiaries may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) Holdings and its Restricted Subsidiaries may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of Holdings in exchange for, or out of the proceeds of the substantially concurrent sale (other than to any Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of Holdings (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to Holdings or a Restricted Subsidiary) of any Refunding Capital Stock;

(vii) to the extent constituting a Restricted Payment, Holdings may consummate any transaction permitted by Section 6.04 (other than Sections 6.04(j) and (t)), Section 6.05 (other than Section 6.05(g)) and Section 6.07 (other than Section 6.07(d));

(viii) so long as no Event of Default exists or results therefrom, Holdings and its Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the greater of $120,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ix) Holdings and its Restricted Subsidiaries may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.03(a);

(x) so long as no Event of Default exists or results therefrom, Holdings and its Restricted Subsidiaries may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Net Leverage Ratio would not exceed 1.75:1.00, calculated on a Pro Forma Basis;

(xi) Holdings and its Restricted Subsidiaries may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary; provided that any such Capital Stock or debt that represents an Investment by any Borrower or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.04 pursuant to which such Investment was made;

(xii) Holdings and its Restricted Subsidiaries may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.05 or any other transaction permitted hereunder;

(xiii) Holdings and its Restricted Subsidiaries may make a Restricted Payment in respect of required withholding non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(xiv) Holdings and its Restricted Subsidiaries may make a Restricted Payment in connection with the Acquisition (including the Refinancing, payment of indemnities, “earn outs”, purchase price and/or working capital adjustments and Transaction Costs and payments in respect of appraisal rights, and all fees, premiums, expenses and other transaction costs incurred in connection with the Acquisition and the Refinancing);

(xv) Holdings and its Restricted Subsidiaries may make a Restricted Payment constituting any part of a Permitted Reorganization;

(xvi) the distribution of equity interests to any Borrower and/or any Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than equity interests of an Unrestricted Subsidiary); provided that this clause (p) shall not apply to Unrestricted Subsidiaries, the principal assets of which are solely cash and Cash Equivalents received as an investment from Holdings or a Restricted Subsidiary;

(xvii) Holdings may make Restricted Payments consisting of dividends, distributions or redemptions in relation to the Pepsi Preferred Stock; provided that dividends and distributions in connection therewith shall not exceed 5% of the amount thereof per annum; and

(xviii) Holdings and its Restricted Subsidiaries may make a Restricted Payment in respect of payments made for the benefit of any Borrower or any Restricted Subsidiary to the extent such payments could have been made by any Borrower or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.07.

(b) Holdings shall not, nor shall it permit any Restricted Subsidiary to, make any voluntary prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv) additional Restricted Debt Payments in an aggregate amount not to exceed so long as no Event of Default exists or results therefrom, the greater of (x) $120,000,000 and (y) 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of Holdings and/or any capital contribution in respect of Qualified Capital Stock of Holdings, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of Holdings and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that Holdings elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that Holdings elects to apply to this clause (vi)(B) (plus, without duplication of amounts previously referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.03(a)(iii) or 6.04(r));

(vii) so long as no Event of Default exists or results therefrom, additional Restricted Debt Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Net Leverage Ratio would not exceed 1.75:1.00, calculated on a Pro Forma Basis;

(viii) conversion of Restricted Debt to, or prepayments or redemptions with the proceeds of, Permitted Equity that do not increase the Available Amount;

(ix) Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(n); provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.04 at such time.

Section 6.04. Investments. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, make or own any Investment in any other Person except:

(a) Investments in assets that are Cash or Cash Equivalents, or investments that were Cash or Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower, any Subsidiary and/or any Joint Venture and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.04 (ii) Investments made after the Closing Date among Holdings and/or one or more Restricted Subsidiaries;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to any Borrower or any Restricted Subsidiary;

(d) Investments in any Similar Business (including any Joint Venture engaged in a Similar Business), in an outstanding amount in the aggregate for clauses (i) and (ii) not to exceed the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e) Permitted Acquisitions;

(f) (i) Investments of any Borrower, any Restricted Subsidiary and/or the Target existing on, or contractually committed to or contemplated as of, the Closing Date and, with respect to any such Investment in excess of $10,000,000 (excluding any intercompany Investments), described on Schedule 6.04 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.04;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.05 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to Permitted Payees to the extent permitted by Requirements of Law, either (i) in an aggregate principal amount not to exceed the greater of $40,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to Holdings for the purchase of Qualified Capital Stock of Holdings or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(i) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (g)), Permitted Liens, Restricted Payments permitted under Section 6.03 (other than Section 6.03(a)(vii)), Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.05 (other than Section 6.06(a) (if made in reliance on sub-clause (ii)(y) of the proviso thereto), Section 6.05(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.05(c)(ii) (if made in reliance on clause (B) therein) and Section 6.05(g) and transactions permitted by Section 6.07 (other than Section 6.07(d));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Borrower and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of Holdings to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.04(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;

(p) Investments by (i) any Loan Party in any other Loan Party and (ii) any Subsidiary that is not a Loan Party in any other Subsidiary;

(q) Investments made after the Closing Date by Holdings and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $164,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii) in the event that (A) Holdings or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the amount of Investments in such Person outstanding pursuant to this clause (q) as of the date on which such Person becomes a Restricted Subsidiary;

(r) Investments made after the Closing Date by Holdings and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that Holdings elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that Holdings elects to apply to this clause (r)(ii) (plus, without duplication of amounts referred to in this clause (ii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.03(a)(iii) or Section 6.03(b)(vi));

(s) (i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Holdings and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by any Borrower or any Restricted Subsidiary;

(t) Investments in any Person in amounts and for purposes for which Restricted Payments to such Person are permitted under Section 6.03(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a); Holdings and its Restricted Subsidiaries may make Investments in connection with the Acquisition (including the Refinancing, payment of indemnities, “earn outs”, purchase price and/or working capital adjustments and Transaction Costs);

(u) Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(v) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(w) Investments made in Joint Ventures or Unrestricted Subsidiaries, in an aggregate outstanding amount under this sub-clause (A) not to exceed the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, notwithstanding anything to the contrary in this Agreement, no Investment shall be permitted hereunder in any Unrestricted Subsidiary other than in reliance on this Section 6.04(w); provided further that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Borrowers, be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (w);

(x) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(y) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(z) Investments in connection with Permitted Treasury Arrangements;

(aa) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(bb) Investments funded with Permitted Equity that does not increase the Available Amount or consideration paid in Permitted Equity;

(cc) so long as no Specified Event of Default exists or results therefrom, additional Investments so long as, as measured at the time provided for in Section 1.04(e), on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 2.00:1.00;

(dd) (i) Investments consisting of the licensing or sublicensing of any Intellectual Property in the ordinary course of business pursuant to manufacturing, distribution, marketing (including influencer collaborations), retail or other similar arrangements with other Persons and (ii) the Celsius DAC License;

(ee) Investments in Immaterial Subsidiaries; provided that such Immaterial Subsidiary remains an Immaterial Subsidiary following such Investment;

(ff) Restricted Subsidiaries may be established or created if such Restricted Subsidiary complies with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(gg) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or any of its Restricted Subsidiaries;

(hh) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.04 and any other pledges or deposits permitted by Section 6.02;

(ii) Term Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.03(b), loans or other Indebtedness repurchased by Holdings or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(jj) Guarantee obligations of any Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(kk) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(ll) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Administrative Borrower, are necessary or advisable to effect or operate a Qualified Receivables Facility (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchases in connection therewith (including, without limitation, (x) repurchases to unwind any Qualified Receivables Facility and (y) the contribution or lending of Cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from any Borrower or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Facility or any related Indebtedness);

provided that, notwithstanding anything to the contrary in this Section 6.04, Holdings and its Restricted Subsidiaries shall not be permitted to transfer or license on an exclusive basis any Material Intellectual Property to any Unrestricted Subsidiary and no Loan Party shall be permitted to transfer or license on an exclusive basis any Material Intellectual Property to any Restricted Subsidiary that is not a Loan Party (other than under manufacturing, distribution, marketing (including influencer collaborations), retail or other similar agreements in the ordinary course of business in a manner not materially adverse to the interests of the Lenders in the Material Intellectual Property); provided, that, for the avoidance of doubt, Holdings and its Restricted Subsidiaries shall be permitted to grant non-exclusive licenses (or sublicenses) of any Material Intellectual Property to any Unrestricted Subsidiary and any Loan Party shall be permitted to grant non-exclusive licenses (or sub-licenses) of any Material Intellectual Property to any Restricted Subsidiary that is not a Loan Party; provided further that, for the avoidance of doubt, the Celsius DAC License shall be permitted.

Section 6.05. Fundamental Changes; Disposition of Assets. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up, strike-off or dissolve themselves or appoint a restructuring officer (or suffer any liquidation, strike-off or dissolution), or make any Disposition of assets having a fair market value in excess of $22,000,000 in a single transaction or in a series of related transactions or in excess of $82,000,000 in the aggregate for all such transactions in any Fiscal Year, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the any Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into such Borrower, (A) such Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not such Borrower (any such Person succeeding such Borrower after giving effect to such transaction or transactions, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the jurisdiction of organization of such Borrower or a political subdivision thereof, (y) the Successor Borrower shall expressly assume the Loan Document Obligations of such Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent and such Borrower shall have provided at least 30 days’ notice of such transaction to the Lenders and shall have provided at least three Business Days prior to the date of such transaction all information requested by any Lender at least 10 Business Days prior to such transaction to comply with applicable “know your customer” requirements and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guarantee and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.04;

(b) Dispositions (including of Capital Stock) among any Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.04 (other than on reliance of clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary (other than Holdings) if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and any Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.05 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.04 (other than clause (j) thereof); provided that (i) in the case of any such merger, consolidation or amalgamation with or into any Borrower, (A) such Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not such Borrower (any such Person succeeding to such Borrower after giving effect to such transaction or transactions, the “Successor Person”), (x) the Successor Person shall be an entity organized or existing under the law of the jurisdiction of organization of Holdings or such Borrower or a political subdivision thereof, (y) the Successor Person shall expressly assume the Loan Document Obligations of such Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent and such Borrower shall have provided at least 30 days’ notice of such transaction to the Lenders and shall have provided at least three Business Days prior to the date of such transaction all information requested by any Lender at least 10 Business Days prior to such transaction to comply with applicable “know your customer” requirements and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guarantee and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Person will succeed to, and be substituted for, such Borrower, as applicable, under this Agreement and the other Loan Documents and (iii) any Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guarantee or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, negligible, used or worn out property or other property that, in the good faith judgment of the Administrative Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.04 (other than Section 6.04(j)), Permitted Liens, Restricted Payments permitted by Section 6.03(a) (other than Section 6.03(a)(vii)) and Sale and Lease-Back Transactions permitted by Section 6.06;

(h) Dispositions for fair market value; provided that with respect to any single Disposition transaction or a series of related transactions with respect to assets having a fair market value in excess of the greater of $22,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or Disposition transactions in any Fiscal Year with respect to assets having a fair market value in excess of the greater of $82,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, at least 75% of the consideration for such Disposition, shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (u) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Loan Document Obligations or that are owed to any Borrower or any Restricted Subsidiary) of any Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Administrative Borrower) that are (i) assumed by the transferee of any such assets and for which Holdings and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (v) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (w) future payments to be made in cash or Cash Equivalents owed to a Borrower or a Restricted Subsidiary in the form of licensing, royalty, earnout or milestone payment (or similar deferred cash payments), (x) any Securities or other obligations or assets received by any Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash

Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (B)(1) of the proviso to Section 6.06 that is at that time outstanding, not in excess of the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.09(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is a Borrower or a Restricted Subsidiary);

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l) Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses of assets other than Intellectual Property, the Dispositions or terminations of which (a) do not materially interfere with the business of Holdings and its Restricted Subsidiaries, (b) relate to closed facilities or the discontinuation of any Product Line or (c) are made in the ordinary course of business;

(m) (i) any termination of any lease, sublease, license or sub-license of real or personal property in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of Holdings to consummate any acquisition or other Investment permitted hereunder or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of Holdings or any of its Restricted Subsidiaries or any of their respective businesses;

(q) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Administrative Borrower in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Collateral Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(r) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any Intellectual Property of any Borrower or any Restricted Subsidiary in the ordinary course of business, including to customers, (ii) Dispositions, abandonments, cancellations or lapses of Intellectual Property, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business which, in the good faith determination of the Borrowers, are not material to the conduct of the business of Holdings or their Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) the Celsius DAC License;

(s) terminations or unwinds of Derivative Transactions;

(t) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries, in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents;

(u) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, any Borrower and/or any Restricted Subsidiary;

(v) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(w) any merger, consolidation, amalgamation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize a Restricted Subsidiary that is not a Borrower (provided that if such Restricted Subsidiary is a Loan Party it must satisfy the Collateral and Guarantee Requirement in such other jurisdiction to the extent otherwise required hereunder);

(x) Dispositions constituting any part of a Permitted Reorganization;

(y) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(z) other Dispositions involving assets with a fair market value of not more than, in the aggregate, the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(aa) Dispositions contemplated on the Closing Date and described on Schedule 6.05 hereto;

(bb) Dispositions with respect to assets that are not Collateral with a fair market value of not more than the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(cc) any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(dd) any netting arrangement of accounts receivable between or among Holdings and its Restricted Subsidiaries or among Restricted Subsidiaries made in the ordinary course of business;

(ee) Dispositions of, or in connection with, any Convertible Indebtedness or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(ff) any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by Holdings or any Restricted Subsidiary, so long as Holdings or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee;

(gg) (i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any Disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which Disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, Holdings complies with Section 5.12 with respect to such Delaware Divided LLC to the extent applicable; and

(hh) Dispositions or discounts of accounts receivable, or participations therein, or Receivables Facility Assets (including, without limitation, all trade receivables now owned or at any time hereafter acquired by any Borrower and/or any Restricted Subsidiary) or any disposition of the Capital Stock in a Subsidiary all or substantially all of the assets of which are Receivables Facility Assets, or other rights to payment and related assets in connection with any Qualified Receivables Facility permitted by Section 6.01(hh).

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Collateral Agent and the Administrative Agent shall be irrevocably authorized to take, and shall take, any actions reasonably requested by the Administrative Borrower in writing or otherwise deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary in this Section 6.05, Holdings and its Restricted Subsidiaries shall not be permitted to transfer or license on an exclusive basis any Material Intellectual Property to any Unrestricted Subsidiary and no Loan Party shall be permitted to transfer or license on an exclusive basis any Material Intellectual Property to any Restricted Subsidiary that is not a Loan Party (other than under manufacturing, distribution, marketing (including influencer collaborations), retail or other similar agreements in the ordinary course of business in a manner not materially adverse to the interests of the Lenders in the Material Intellectual Property)); provided, that, for the avoidance of doubt, Holdings and its Restricted Subsidiaries shall be permitted to grant non-exclusive licenses (or sublicenses) of any Material Intellectual Property to any Unrestricted Subsidiary and any Loan Party shall be permitted to grant non-exclusive licenses (or sub-licenses) of any Material Intellectual Property to any Restricted Subsidiary that is not a Loan Party; provided further that, for the avoidance of doubt, the Celsius DAC License shall be permitted.

Section 6.06. Sale and Lease-Back Transactions. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Holdings or the relevant Loan Party or Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by Holdings or such Loan Party or Restricted Subsidiary to any Person (other than Holdings or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”) (other than under manufacturing, distribution, marketing (including influencer collaborations), retail or other similar agreements in the ordinary course of business in a manner not materially adverse to the interests of the Lenders in the Material Intellectual Property)); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) the resulting Indebtedness, if any, is permitted by Section 6.01(m) or Section 6.01(x) or (B) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed (i) the greater of $102,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (ii) an unlimited amount provided that all Cash proceeds received in connection therewith are applied to prepay the Loan Document Obligations hereunder as set forth in Section 2.09(b).

Section 6.07. Transactions with Affiliates. The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $33,000,000 and 7.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to Holdings or such Loan Party or Restricted Subsidiary, as the case may be (as determined by the Administrative Borrower in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction (including Joint Ventures) between or among a Borrower and/or one or more Restricted Subsidiaries;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by Holdings or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d) (i) any Restricted Payment or Investment permitted by this Agreement and (ii) any transaction specifically permitted by Sections 6.01(e), (dd) and (gg);

(e) the existence of, or performance by any Borrower or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Closing Date and set forth on Schedule 6.07 and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) transactions with Affiliates constituting any part of a Permitted Reorganization;

(g) (i) transactions with a Person that is an Affiliate of any Borrower (other than an Unrestricted Subsidiary) solely because such Borrower or any Restricted Subsidiary owns Capital Stock in such Person or Controls such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of such Borrower or any Restricted Subsidiary;

(h) any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of any Borrower at such time;

(i) Guarantees permitted or not restricted by Section 6.01 or Section 6.04;

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of Holdings and/or any of its Restricted Subsidiaries in the ordinary course of business;

(k) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor and similar transactions, which are (i) fair to Holdings and/or is Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the senior management thereof or (ii) on terms not substantially less favorable to Holdings and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(l) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by Holdings or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(m) (i) any purchase or redemption by Holdings of the Capital Stock of (or contribution to the equity capital of) Holdings and (ii) any intercompany loans made by any Borrower to any other Borrower or any Restricted Subsidiary;

(n) any transaction in respect of which Holdings delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to Holdings or the Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(o) (i) all fees, premiums, expenses and other transaction costs incurred in connection with the Acquisition and the Refinancing and (ii) Transaction Costs;

(p) payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(q) any lease entered into between Holdings or any Restricted Subsidiary, as lessee, and any Affiliate of any Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by a majority of the disinterested members of the board of directors or senior management of such Borrower in good faith;

(r) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(s) transactions set forth on Schedule 6.09 and any renewals or extensions thereof.

Section 6.08. Certain Amendments of or Waivers with Respect to Restricted Debt and Celsius DAC License. (i) The Borrowers and each other Loan Party shall not, nor shall Holdings permit any Restricted Subsidiary to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) or the Celsius DAC License, in each case on an individual basis, if the effect of such amendment or modification, together with all other amendments or modifications made to the respective document, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof and (ii) Holdings shall cause Celsius DAC to not exclusively sublicense to any non-Loan Party any Material Intellectual Property licensed to Celsius DAC under the Celsius DAC License (other than under manufacturing, distribution, marketing (including influencer collaborations), retail or other similar agreements in the ordinary course of business in a manner not materially adverse to the interests of the Lenders in the Material Intellectual Property) and any attempted sublicense in violation of this provision shall be null and void.

Section 6.09. Financial Covenant.

(a) Solely with respect to the Revolving Facility and subject to the following proviso, on the last day of any Test Period (commencing with the Test Period for the Fiscal Quarter ended September 30, 2025), Holdings shall not permit the First Lien Net Leverage Ratio to be greater than 3.40:1.00; provided, that Holdings shall only be required to be in compliance with this Section 6.09(a) with respect to any Test Period for so long as any Revolving Commitments remain outstanding but only if on such day Revolving Loans and Letters of Credit (to the extent not cash collateralized or back stopped and excluding undrawn Letters of Credit in an aggregate available balance up to $20,000,000) are outstanding in an aggregate principal amount exceeding 35% of the total Revolving Commitments as of the Closing Date or, if greater, as of such day. (b) Notwithstanding anything to the contrary in this Agreement, if Holdings reasonably expects to fail (or has failed) to comply with Section 6.09(a) above for any Fiscal Quarter, Holdings shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Permitted Equity for Cash or otherwise receive Cash contributions in respect of Permitted Equity (the “Cure Amount”), and thereupon Holdings’ compliance with Section 6.09(a) shall be recalculated by increasing Consolidated Adjusted EBITDA (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.09(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.09(a) would be satisfied, then the requirements of Section 6.09(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.09(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarters there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.09(a), (iv) upon the Administrative Agent’s receipt of a written notice from Holdings that Holdings intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 6.09(a), (v) for any Fiscal Quarter in which any Cure Amount is included as an increase to Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of any other Indebtedness (by netting or otherwise) for the purpose of determining compliance with Section 6.09(a) (provided, that, for any subsequent Fiscal Quarter, any portion of the Cure Amount that is actually applied to repay Indebtedness may be taken into account as a reduction of such Indebtedness so prepaid) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the availability of any carve-out set forth in Article 6 of this Agreement and (vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.09(a) exists during the 15 Business Day period during which Holdings may exercise a Cure Right above unless and until the Cure Amount is actually received.

Section 6.10. Sanctions. Directly, or to their knowledge, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, or otherwise) of Sanctions.

Section 6.11. Anti-Corruption Laws. Directly, or to their knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions which.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit, (iii) any interest on any Loan within five Business Days after the date due or (iv) any fee or other non-principal amount due hereunder within ten Business Days after the due date; or

(b) Default in Other Agreements. (i) Failure by Holdings or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than (A) Indebtedness referred to in clause (a) above and (B) Indebtedness held by any Borrower or any Restricted Subsidiary) with an aggregate outstanding principal amount exceeding the

Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by Holdings or any of its respective Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be or to require any Loan Party or any Restricted Subsidiary to repurchase such Indebtedness; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness (an “Other Financial Covenant Event of Default”), such breach or default shall only constitute an Event of Default hereunder with respect to the Term Loans if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder or the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demand repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Other Financial Covenant Standstill”), (y) any failure, breach or default described under clauses (i) or (ii) above shall only constitute an Event of Default hereunder if such failure, breach or default is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 and (z) for the avoidance of doubt, any failure, breach or default described under clauses (i) or (ii) above shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure, breach or default, remains in effect; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(d)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.09 will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); it being understood and agreed that any breach of Section 6.09(a) is subject to cure as provided in Section 6.09(b), and no Event of Default shall arise under Section 6.09(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date.

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, the Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made and, in the case of any representation or warranty that is capable of being cured, such untrue representation, warranty or certification shall remain untrue for a period of 30 days after notice from the Administrative Agent to the Administrative Borrower; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Section 7.01, which default has not been remedied or waived within 30 days after receipt by the Administrative Borrower of any written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of any Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary that is not a Borrower) (any such Person, a “Specified Person”) which decree or order is not stayed or dismissed; or any other similar relief shall be granted under any applicable federal, state, provincial or local law, which relief is not stayed or dismissed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager (preliminary) insolvency receiver, restructuring officer, liquidator, sequestrator, trustee, monitor, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated and unbonded pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, receiver and manager, trustee, monitor or other custodian for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. The entry of one or more final money judgments, writs or warrants of attachment or similar process against Holdings or any of its Restricted Subsidiaries or any of its assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writs or warrants of attachment or similar process remains unpaid, undischarged, unvacated, unbonded and unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate, result in liability of Holdings or any of its Restricted Subsidiaries or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guarantee for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or the repudiation in writing by any Loan Party of its obligations thereunder (in each case other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document or any Lien on a material portion of the Collateral ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date, any other termination of such Collateral Document in accordance with the terms thereof prior to the taking of post-Closing Date actions with respect to the Collateral Documents) or (iii) the contesting by any Loan Party in writing of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that if the Collateral Agent ceases to maintain possession of any Collateral actually delivered to it, such events shall not result in an Event of Default under this clause (k); or

(l) Subordination. The Loan Document Obligations ceasing or the assertion in writing by any Loan Party that the Loan Document Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Borrowers described in clause (f) or (g) of this Section 7.01 or (y) any Event of Default arising under Section 6.09), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately along with the obligation of Issuing Banks to issue any Letter of Credit, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the applicable Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Administrative Agent (not to exceed 103% of the relevant face amount of the then outstanding LC Exposure minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to any Borrower described in clause (f) or (g) of this Section 7.01, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the applicable Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.09, after giving effect to the proviso to Section 7.01(c) or an Other Financial Covenant Event of Default (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Administrative Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder in respect of the Revolving Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrowers and (3) require that applicable Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant face amount of the then outstanding LC Exposure minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill and the Other Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, subject to any applicable intercreditor agreement, the Administrative Agent and/or the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent and/or the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Notwithstanding anything in this Article 7 to the contrary, neither the Required Lenders nor the Administrative Agent may take any action after the date that is two years after the earlier of (x) notice to the Administrative Agent of the Default or Event of Default or (y) disclosure to the Lenders of the applicable event leading to such Default or Event of Default; provided, further that it is understood and agreed that a press release, a filing with the SEC or a posting to the applicable Platform for the Facilities shall constitute notice to the Lenders; provided, further that, no such two year limitation shall apply if prior to the expiration of such two year period, the Administrative Agent has commenced any remedial action with respect to such Default or Event of Default or has provided the Administrative Borrower with a reservation of rights letter with respect to such Default or Event of Default.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01. Appointment. Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints UBS AG, Stamford Branch (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Secured Parties hereby irrevocably appoints and authorizes UBS AG, Stamford Branch (or any successor appointed pursuant hereto) as Collateral Agent to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party and to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the Loan Documents including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, to give and receive notices on behalf of the Secured Parties and to receive payments on behalf and for the account of the Secured Parties, and the Loan Parties will, in relation to any Collateral Document, only be obliged to communicate with the Collateral Agent, to take such actions on its behalf, including execution of the Collateral Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, together with such powers, authorities and discretion as are reasonably incidental thereto. Each Secured Party agrees that any such actions by the Collateral Agent shall bind such Secured Party. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.10 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 8 and Article 9 (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Any Person serving as the Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as the Administrative Agent and/or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent and/or the Collateral Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent, the Collateral Agent or any of their respective Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them.

Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents to which it is expressed to be a party. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties under any Loan Document, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) nothing in the Loan Documents shall constitute the Collateral Agent as an agent or trustee of any Loan Party, (c) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent, to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any and may assume that no Default or Event of Default has occurred unless and until written notice thereof is given to the Administrative Agent or the

Collateral Agent by the Administrative Borrower, any Lender or an Issuing Bank and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable for or have any duty to ascertain or inquire into (i) any statement, warranty, communication, notice, document or representation made in or in connection with any Loan Document, (ii) the contents of any certificate from any person, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance, exercise or observance (as applicable) of any covenant, agreement, right, power, authority, discretion or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vii) any property, book or record of any Loan Party or any Affiliate thereof, (viii) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Collateral Agent, the Arrangers, a Loan Party or any other person in or in connection with any Loan Document or the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, (ix) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders or (x) any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise; provided, further, that the foregoing paragraph is solely for the benefit of each of the Administrative Agent and the Collateral Agent and not any Lender. The Collateral Agent shall not be bound to account to any other Secured Party for any sum or profit element of any sum received by it for its own account.

Section 8.02. Instructions to the Collateral Agent.

(a) The Collateral Agent shall (i) unless a contrary indication appears in a Loan Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Collateral Agent in accordance with any instructions given to it by (A) all Lenders if the relevant Loan Document stipulates the matter is an all Lender decision; and (B) in all other cases, the Required Lenders (or Required Revolving Lenders, as applicable) (or, if this Agreement stipulates the matter is a decision for any other Secured Party or group of Secured Parties, from that Secured Party or group of Secured Parties); and (ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Collateral Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders (or Required Revolving Lenders, as applicable) (or, if the relevant Loan Document stipulates the matter is a decision for any other Loan Party or group of Loan Parties, from that Loan Party or group of Loan Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c) Save in the case of decisions stipulated to be a matter for any other Secured Party or group of Secured Parties under the relevant Loan Document and unless a contrary indication appears in a Loan Document, any instructions given to the Collateral Agent by the Required Lenders (or the Required Revolving Lenders, as applicable) shall override any conflicting instructions given by any other parties and will be binding on all Secured Parties.

(d) Paragraph (a) above shall not apply (i) where a contrary indication appears in a Loan Document; (ii) where a Loan Document requires the Collateral Agent to act in a specified manner or to take a specified action; and (iii) in respect of any provision which protects the Collateral Agent’s own position in its personal capacity as opposed to its role of Collateral Agent for the relevant Secured Parties.

(e) If giving effect to instructions given by the Required Lenders (or the Required Revolving Lenders, as applicable) would (in the Collateral Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Section 9.02, the Collateral Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party whose consent would have been required in respect of that amendment or waiver.

(f) In exercising any discretion to exercise a right, power or authority under the Loan Documents where it has not received any instructions as to the exercise of that discretion, the Collateral Agent shall do so having regard to the interests of all the Secured Parties.

(g) The Collateral Agent may refrain from acting in accordance with any instructions of any Secured Party or group of Secured Parties until it has received any indemnification and/or security and/or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable tax) which it may incur in complying with those instructions.

(h) Without prejudice to the remainder of this Section 8.02, in the absence of instructions, the Collateral Agent may act (or refrain from acting) as it considers to be in the best interest of the Secured Parties.

(i) Notwithstanding any other provision in a Loan Document, the Collateral Agent is not authorized to act on behalf of a Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings relating to any Loan Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Collateral Documents or enforcement of the Collateral.

Section 8.03. Duties of the Collateral Agent. The duties of the Collateral Agent are solely mechanical and administrative in nature. The Collateral Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Collateral Agent for that Party by any other Party, and if the Collateral Agent receives a notice from a Party referring to any Loan Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Secured Parties. Except where a Loan Document specifically provides otherwise, the Collateral Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

Section 8.04. Rights and discretions of the Collateral Agent.

(a) The Collateral Agent may act in relation to the Loan Documents and the Collateral through its officers, employees and agents and shall not: (i) be liable for any error of judgement made by any such person; or (ii) be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Collateral Agent’s gross negligence or willful misconduct.

(b) Unless a Loan Document expressly provides otherwise, the Collateral Agent may disclose to any other Party any information it reasonably believes it has received as Collateral Agent under the Loan Documents.

(c) Notwithstanding any other provision of any Loan Document to the contrary, the Collateral Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(d) Notwithstanding any provision of any Loan Document to the contrary, the Collateral Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

Section 8.05. No duty to monitor. The Collateral Agent shall not be bound to enquire: (a) whether or not any Default has occurred; (b) as to the performance, default or any breach by any Party of its obligations under any Loan Documents; or (c) whether any event specified in any Loan Document has occurred.

Section 8.06. Exclusion of liability.

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Loan Document excluding or limiting the liability of the Collateral Agent or any sub-agent), neither the Collateral Agent nor any sub-agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Loan Document or the Collateral, unless directly caused by its gross negligence or willful misconduct;

(ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Loan Document, the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Loan Document or the Collateral;

(iii) any shortfall which arises on the enforcement or realization of the Collateral; or

(iv) without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of: (A) any act, event or circumstance not reasonably within its control; or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No Party (other than the Collateral Agent or its sub-agents) may take any proceedings against any officer, employee or agent of the Collateral Agent or its sub-agents, in respect of any claim it might have against the Collateral Agent or its sub-agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document or any Collateral and any officer, employee or agent of the Collateral Agent or its sub-agents may rely on this paragraph subject to any applicable law or regulation.

(c) The Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Collateral Agent if the Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Collateral Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Collateral Agent to carry out: (i) any “know your customer” or other checks in relation to any person; or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Loan Party, on behalf of any Secured Party and each Loan Party confirms to the Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Collateral Agent.

(e) Without prejudice to any provision of any Loan Document excluding or limiting the liability of the Collateral Agent or its sub-agents, any liability of the Collateral Agent or its sub-agents arising under or in connection with any Loan Document or the Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Collateral Agent or its sub-agents or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Collateral Agent or its sub-agents at any time which increase the amount of that loss. In no event shall the Collateral Agent or its sub-agents be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Collateral Agent or its sub-agents has been advised of the possibility of such loss or damages.

Section 8.07. Enforcement. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Loan Document Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Loan Document Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code or any similar applicable Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Collateral Agent, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder and under the other Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such Disposition and (B) the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement, subject to the consent right of any Secured Hedging Counterparty under Section 9.02(b).

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Collateral Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Collateral Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Collateral Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Collateral Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 8 shall limit any rights of any of Holdings or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to any contingent or unliquidated claim that is an Obligation, the Collateral Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Collateral Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

Section 8.08. Bankruptcy. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Collateral Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.10 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Collateral Agent and/or the Administrative Agent and, in the event that the Collateral Agent and/or the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and the Administrative Agent and their respective agents and counsel, and any other amount due to the Administrative Agent under Sections 2.10 and 9.03.

Nothing contained herein shall be deemed to authorize the Collateral Agent or the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender or any Issuing Bank or to authorize the Collateral Agent or the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

Section 8.09. Reliance. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document, communication or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and appropriately authorized, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. The Collateral Agent may assume that (i) any instructions or directions received by it from the Required Lenders (or Required Revolving Lenders, as applicable), any Secured Parties or any group of Secured Parties are duly given in accordance with the terms of the Loan Documents, (ii) unless it has received notice of revocation, that those instructions have not been revoked. The Collateral Agent may also assume that (unless it has received notice to the contrary in its capacity as Collateral Agent) that any notice or request made by the Administrative Borrower is made on behalf of and with the consent and knowledge of all the Loan Parties. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors and other professional advisers or experts selected by it, and each of the Administrative Agent and the Collateral Agent may rely on the advice or services of any lawyers (who may be counsel for the Borrower), independent accountants, tax advisers surveyors or other professional advisers or experts (whether obtained by the Administrative Agent or the Collateral Agent or any other party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying. Without prejudice to the preceding sentence, the Collateral Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Collateral Agent, (and so separate from any lawyers instructed by the Lenders) if the Collateral Agent, in its reasonable opinion deems this to be desirable.

Section 8.10. Delegation. Any of the Administrative Agent or the Collateral Agent may, at any time, perform any and all of its duties and exercise its rights, authorities, discretions and powers hereunder or under any other Loan Document by or through any one or more sub-Agents appointed by it. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and/or the Collateral Agent. A delegation under this Section may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Administrative Agent, Collateral Agent or any sub-agent (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties. No Administrative Agent, Collateral Agent or sub-agent shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such sub-agent.

Section 8.11. Resignation (a) . The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Administrative Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.11). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 8, Section 9.02 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by UBS AG, Stamford Branch as Administrative Agent pursuant to this Section 8.11 shall also constitute its resignation as Issuing Bank. If UBS AG, Stamford Branch resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Obligations with respect thereto, including the right to require the Lenders to make Benchmark Rate Loans denominated in Dollars or fund risk participations in unreimbursed LC Disbursements. Upon the appointment by the Administrative Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to UBS AG, Stamford Branch to effectively assume the obligations of UBS AG. Stamford Branch with respect to such Letters of Credit.

Section 8.12. Relationship with the other Secured Parties . Each Secured Party shall supply the Collateral Agent with any information that the Collateral Agent may reasonably specify as being necessary or desirable to enable the Collateral Agent to perform its functions as Collateral Agent.

Section 8.13. Exculpatory Provisions.

Neither any Agent nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Agents nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby with the consent or at the request of the Required Lenders (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. In addition, neither the Agents nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates (i) shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or Issuing Bank, any credit or other information concerning the business prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the observance or performance of any of the covenants, agreements contained in, or other terms or conditions of, this Agreement or any other Loan Document, or the incurrence of any Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (e) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (f) to inspect the properties, books or records of any Loan Party. Notwithstanding anything to the contrary set forth herein, no Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lending Institutions.

Section 8.14. No responsibility to perfect Collateral. The Collateral Agent shall not be liable for any failure to: (a) require the deposit with it of any deed or document certifying, representing or constituting the title of any Loan Documents to any of the collateral assets; (b) obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Loan Document or the Collateral; (c) register, file or record or otherwise protect any of the Collateral (or the priority of any of the Collateral) under any law or regulation or to give notice to any person of the execution of any Loan Document or of the Collateral; (d) take, or to require any Loan Party to take, any step to perfect its title to any of the collateral assets or to render the Collateral effective or to secure the creation of any ancillary Lien under any law or regulation; or (e) require any further assurance in relation to any Collateral Document.

Section 8.15. Insurance by Collateral Agent.

(a) The Collateral Agent shall not be obliged: (i) to insure any of the collateral assets; (ii) to require any other person to maintain any insurance; or (iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document, and the Collateral Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, inadequacy of, such insurance.

(b) Where the Collateral Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Required Lenders (or Required Revolving Lenders, as applicable) request it to do so in writing and the Collateral Agent fails to do so within fourteen days after receipt of that request.

Section 8.16. Custodians and nominees. The Collateral Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Collateral Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

Section 8.17. Additional Collateral Agents.

(a) The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it: (i) if it considers that appointment to be in the interests of the Secured Parties; (ii) for the purposes of conforming to any legal requirement, restriction or condition which the Collateral Agent deems to be relevant; or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Collateral Agent shall give prior notice to the Administrative Borrower and the Loan Parties of that appointment.

(b) Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Collateral Agent under or in connection with the Loan Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c) The remuneration that the Collateral Agent may pay to that person, and any costs and expenses (together with any applicable tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Collateral Agent.

Section 8.18. Acceptance of title. The Collateral Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Loan Party may have to any of the collateral assets and shall not be liable for, or bound to require any Loan Party to remedy, any defect in its right or title.

Section 8.19. Arrangers. Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, the Collateral Agent, an Issuing Bank or a Lender hereunder.

Section 8.20. Release of Loan Guarantees; Collateral. Each Secured Party irrevocably authorizes and instructs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent shall:

(a) subject to Section 9.22, release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents (or other disposition not restricted hereby) (A) to a Person that is not a Loan Party or (B) to a Person that is a Loan Party, if (x) such release is a Requirement of Law in connection with such sale or transfer or (y) such transferee Loan Party grants a perfected Lien on such property to the Collateral Agent at the time of such transfer or during such longer period as agreed to by the Collateral Agent, (iii) that becomes an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) in accordance with Section 9.02;

(b) subject to Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guarantee (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder) and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate (and, in the case of cash collateral or cash deposits securing Liens of the type described in Section 6.02(nn), release) any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(m), 6.02(n), 6.02(o), 6.02(r), 6.02(u)(ii), 6.02(w), 6.02(x), 6.02(y)(i), 6.02(aa), 6.02(bb), 6.02(dd), 6.02(ee), 6.02(hh) and 6.02(nn) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided that in the case of a release of a Lien on a deposit, securities or similar account (or related assets) there shall be no requirement that any cash pooling and/or treasury service provider hold a subsequent Lien on such account or asset; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereto) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Loan Document Obligations and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Collateral Agent or the Administrative Agent at any time, the Required Lenders of the applicable Classes will confirm in writing the Collateral Agent’s and/or the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent and the Collateral Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Article 8. The parties hereto acknowledge and agree that the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 8.20 and Section 9.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and/or the Collateral Agent by the Loan Parties upon request.

Section 8.21. Intercreditor Agreements. Each of the Administrative Agent and the Collateral Agent is irrevocably authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with or senior to the Liens securing the Loan Document Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and each Secured Party acknowledges that any Acceptable Intercreditor Agreement and any Additional Agreement entered into by the Collateral Agent is binding upon them. Each Secured Party hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement entered into by the Collateral Agent and (c) authorizes and instructs each of the Administrative Agent and the Collateral Agent to enter into any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

Section 8.22. Indemnification by Lenders. To the extent that the Administrative Agent or the Collateral Agent (or any Affiliate of the foregoing) is not reimbursed and indemnified by the Borrowers in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative Agent and the Collateral Agent and every sub-agent (and any Affiliate of the foregoing), within three Business Days of demand, in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or the Collateral Agent or any sub-agent (or any Affiliate of the foregoing) in acting as Administrative Agent or Collateral Agent or in acting as attorney of any Loan Party in each case under the Loan Documents and performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.23. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrowers at:

Celsius Holdings, Inc.

Celsius, Inc.

2381 NW Executive Center Drive

Boca Raton, FL 33431

Attention: Jarrod Langhans, Chief Financial Officer

Email: jlanghans@celsius.com

With a copy (which shall not constitute notice) to:

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

53rd FloorNew York,

New York 10007

Attention: Kyle Lakin

Fax: 212-277-4001

Email: kyle.lakin@freshfields.com

(ii) if to the Administrative Agent:

UBS AG, Stamford Branch

600 Washington Boulevard

Stamford, CT 06901

Attention: U.S. Loans Agency

Email: dl-us-loans-agency@ubs.com

(iii) if to the Collateral Agent, at:

UBS AG, Stamford Branch

600 Washington Boulevard

Stamford, CT 06901

Attention: U.S. Loans Agency

Email: dl-us-loans-agency@ubs.com

(iv) if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent, the Collateral Agent or the Administrative Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Administrative Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders, except as specified), no such agreement shall;

(1) increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.20 in respect of which such Lender has agreed to be an Additional Lender) with the additional consent of the Required Lenders; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “First Lien Net Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3) (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “First Lien Net Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4) reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.11(d), which shall only require the consent of the Required Lenders, or to waive adjustments in interest rate or fees on account of late delivery of financial statements or a determination with respect to financial statements pursuant to the final paragraphs of the definition of “Applicable Rate”, which shall only require the consent of the Required Lenders with respect to the Term Loans or the Required Revolving Lenders, as applicable) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “First Lien Net Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5) extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender;

(6) waive, amend or modify the provisions of Section 2.09(a), 2.09(b)(vi), 2.16(b) or 2.16(c), of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or priority of payments required thereby (except in connection with any transaction permitted under Sections 2.20, 2.21, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02); or

(7) (i) subordinate any of the Liens securing all or any portion of the Obligations to any Lien securing other Indebtedness, or (ii) subordinate all or any portion of the Obligations in right of payment to any other Indebtedness, in each case except (x) any Indebtedness that is permitted by this Agreement to rank (or be made to rank) senior in lien priority to the Obligations as of the Closing Date, (y) if each adversely affected Lender is offered the opportunity to participate on a pro rata basis in such other Indebtedness on the same terms and conditions, and with the same fees and other economics, as is offered to all other providers (or their respective Affiliates) of such other Indebtedness and (z) pursuant to any debtor-in-possession financing to be provided under Section 364 of the Bankruptcy Code or pursuant to any analogous financing under any other Debtor Relief Laws;

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.09 (or the definition of “First Lien Net Leverage Ratio” or any component definition of each of the foregoing, in each case, as any such definition is used solely for purposes of Section 6.09) or waive any Default or Event of Default in respect of Section 6.09 (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D) solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit; and

(E) solely with the consent of the Administrative Borrower and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency;

provided, further, that (x) no such agreement shall adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, and (y) no such agreement shall adversely amend, modify or otherwise affect the rights or duties of a Secured Hedging Counterparty disproportionately to the rights or duties of other Secured Parties without the prior written consent of the Secured Hedging Counterparty. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.07, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.20, 2.21 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.19(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.20(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Administrative Borrower (i) to add one or more Additional Credit Facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B) any Replacement Term Loans (other than (1) customary bridge loans to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth below in this clause (B) or (y) are intended to be refinanced with qualified equity or indebtedness meeting the requirements set forth below in this clause (B) and (2) Customary Term A Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C) any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if pari passu or junior as to Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Administrative Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E) if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Term Loans that are pari passu with the Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.09(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.09(b)(vi),

(G) any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the applicable Borrower and the lenders providing such Replacement Term Loans may agree,

(H) the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) not materially more favorable (as determined by the Administrative Borrower in good faith) to the lenders providing such Replacement Term Loans than, those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Administrative Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the Administrative Agent), and

(ii) with the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility (other than (1) customary bridge loans to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth below in this clause (B) or (y) are intended to be refinanced with qualified equity or indebtedness meeting the requirements set forth below in this clause (B) and (2) Customary Term A Loans) may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C) any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of any Revolving Credit Commitments (provided that if pari passu or junior as to Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Administrative Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E) if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to Section 2.21(a)(i), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G) any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to the preceding clause (F), optional prepayment and redemption terms as the applicable Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H) the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Administrative Borrower in good faith) to the lenders providing such Replacement Revolving Facility than, those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) then-current market terms (as determined by the Administrative Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed acceptable to the Administrative Agent), and

(I) the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented.

provided, further, that, in respect of each of clauses (i) and (ii) of this clause (c), (x) any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may (without Administrative Agent consent) provide any Replacement Revolving Facility.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Administrative Borrower, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term

Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Administrative Borrower, the Administrative Agent and the Collateral Agent may, (and in the case of the Administrative Agent, without the input or consent of any Lender), amend, supplement and/or waive any guarantee, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or (y) cause any such guarantee, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Administrative Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Administrative Borrower and the Administrative Agent to (A) effect the provisions of Sections 1.04(a), 1.08(b), 2.12, 2.20, 2.21, 5.12, 5.13, 5.14, 9.02(c) or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(v) or 6.01(z) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Administrative Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent, the Collateral Agent and the Administrative Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof (and in the case of the Administrative Agent, without the input or consent of any Lender) and (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

(e) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or under any other Loan Document, any Lender (or any Affiliate of such Lender (provided that for purposes of this clause (e), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person and such investors or equityholders are not the same investors or equityholders of such Lender)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender or any Affiliate thereof or (z) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Securities Exchange Act of 1934)) that, as a result of its interest (or such Affiliates collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by Holdings or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Holdings or any Restricted Subsidiary or any instrument issued or guaranteed by Holdings or any Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Holdings and the Restricted Subsidiaries and any instrument issued or guaranteed by Holdings or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Holdings or any Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of Holdings or any Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Holdings and the Restricted Subsidiaries, and any instrument issued or guaranteed by Holdings or the Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender as of the Closing Date) will be deemed to have represented to the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrowers and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to monitor as to whether any Lender is a Net Short Lender.

Section 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent, the Collateral Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Administrative Borrower) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole (plus, in the event of an actual or potential conflict of interest, one additional firm of counsel for the group of affected Lenders) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Administrative Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, each Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Administrative Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional local counsel in any relevant jurisdiction to all similarly situated affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of Holdings or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof as determined by a final non-appealable judgment of a court of competent jurisdiction). All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Administrative Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Administrative Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) Without limiting Section 9.03(b), each Loan Party jointly and severally shall promptly indemnify the Agents or any of their sub-agents against any cost, loss or liability incurred by any of them (as applicable) as a result of:

(i) any failure by any Borrower to comply with its obligations under Section 9.03 paragraph (i) above;

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;

(iii) the taking, holding, protection or enforcement of the Collateral;

(iv) the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Agents by the Loan Documents or by law;

(v) any default by any Loan Party in the performance of any of the obligations expressed to be assumed by it in the Loan Documents;

(vi) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii) acting as Collateral Agent or its sub-agent under the Loan Documents or which otherwise relates to any of the Collateral (otherwise, in each case, than by reason of the Collateral Agent or its sub-agent’s gross negligence or willful misconduct).

The Collateral Agent and its sub-agents may, in priority to any payment to the Secured Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this paragraph (c) and shall have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all moneys payable to it.

(d) The Borrowers shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Administrative Borrower’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity has been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any other Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.05 and/or pursuant to any Permitted Reorganization, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (and any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Successor Borrower permitted pursuant to a transaction referred to in clause (i) of the proviso above, shall thereafter be deemed to be and become a “Borrower” for all purposes hereunder, and such initial Borrower, as applicable, shall be released from its Loan Document Obligations in respect of this Agreement and the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.20, 2.21 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Administrative Borrower; provided that the Administrative Borrower shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution or an affiliate thereof referred to in the last proviso of this clause (i) and identified to the Administrative Agent as such) if it has not expressly objected within 10 Business Days after receiving such written request; provided, further, that no consent of the Administrative Borrower shall be required (w) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (x) for any assignment of Revolving Loans or Revolving Credit

Commitments to another Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund, or (y) for any assignment during the continuance of a Specified Event of Default; provided further, that assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of the Borrowers and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund, or for any assignment to Holdings and/or its Affiliates, which otherwise complies with the terms of this Section 9.05; provided further, that assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of the Administrative Agent; and

(C) in the case of any Revolving Facility, each Issuing Bank; provided further, that assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of the Administrative Agent;

provided, that, notwithstanding the foregoing, the Administrative Borrower may, in its sole discretion, withhold its consent to any assignment to any Person that is not expressly a Disqualified Institution but is known by any Borrower to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments unless the Administrative Borrower and the Administrative Agent otherwise consent to a lesser amount;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Administrative Borrower (irrespective of whether an Event of Default exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.15.

(iii) Except as otherwise provided in Section 9.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by paragraph (b)(ii)(D)(2) of this Section, the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Restricted Subsidiary or the performance or observance by any Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (and not a Disqualified Institution), legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement and each then-applicable Acceptable Intercreditor Agreement, together with the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of, or notice to, the Administrative Borrower, the Administrative Agent, the Collateral Agent, any Issuing Bank, or any Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or an Affiliate thereof referred to in the last proviso of clause (b)(i) of this Section and identified to the Administrative Agent as such, any Defaulting Lender or any natural Person or any investment vehicle established primarily for the benefit of a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the applicable Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the limitations and requirements of such Sections and Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.15(f) shall be delivered solely to the participating Lender). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any Change in Law occurring after the sale of the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and the Proposed Treasury Regulations Section 1.163-5(b). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as an Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrowers all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrowers pursuant to this Agreement to any Disqualified Institution or Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 2.13, Section 2.14 and Section 2.15 (subject to the limitations and requirements of such Sections and Section 2.17; it being understood that any documentation required to be provided by SPC under Section 2.15(f) shall be provided solely to the Granting Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 2.13, 2.14 or 2.15) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, except to the extent such entitlement to any greater amount results from any Change in Law occurring after the grant is made, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any state thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to any Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f)

(i) To the extent any assignment is made by a Lender to any Disqualified Institution without the Administrative Borrower’s consent, to the extent the Administrative Borrower’s consent is required under this Section 9.05, then such assignment shall not be null and void, but (x) such Disqualified Institution shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation Section 9.03 hereof) and (y) the Administrative Borrower may, at its sole expense and effort, upon notice to such Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of any Borrower owing to such Disqualified Institution, (B) in the case of any outstanding Term Loans held by such Disqualified Institution, purchase such Term Loans by paying the lesser of (x) the amount that such Disqualified Institution paid to acquire such Term Loans and (y) par, plus accrued interest thereon, but excluding any premium, penalty, prepayment fee or breakage costs and/or (C) require that such Disqualified Institution assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees (and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such assignment within five Business Days of the date on which such Eligible Assignee executes and delivers such Assignment Agreement to such Person, then such Person shall be deemed to have executed and delivered such Assignment Agreement without any action on its part); provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph; provided, further, that in the case of the foregoing clauses (A)-(C), the Borrowers shall not be liable to any Person for breakage costs. Further, any Disqualified Institution identified by the Administrative Borrower to the Administrative Agent, (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (B)(x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require any Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party. The rights and remedies available to any Borrower pursuant to the foregoing provisions of this Section 9.05(f) shall be in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to any Borrower at law or in equity; it being understood and agreed that any Borrower and any subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof or any other Person to whom the Administrative Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that any Borrower may otherwise have at law or equity.

(ii) If any assignment or participation under this Section 9.05 is made (1) to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) or (2) to the extent the Administrative Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), to any other Person, in each case of clauses (1) and (2) without the Administrative Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Administrative Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of any Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such assignment within five Business Days of the date on which the Eligible Assignee executes and delivers such Assignment Agreement to such person, then such person shall be deemed to have executed and delivered such Assignment Agreement without any action on its part; provided that (I) in the case of clauses (A) and (B), no Borrower shall not be liable to the relevant Disqualified Person under Section 2.14 if any Daily Simple SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph. Further, any Disqualified Person identified by the Administrative Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) Upon the request of any Lender, the Administrative Agent may and the Administrative Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the any Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Affiliates of the Administrative Agent, each Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender, prospective Lender or Participant is a Disqualified Institution or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment, or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender.

(v) Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 9.05(g), in each case open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by any Affiliated Lender (other than an Affiliated Lender that is a Debt Fund Affiliate) shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.08(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to any Borrower or any subsidiary and, in exchange therefor, such Affiliated Lender may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time, it being understood that (x) any such Term Loans that are contributed to any Borrower or any Restricted Subsidiary shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon such contribution and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Administrative Borrower in good faith) of the Term Loans so contributed; provided that if the fair market value of such Term Loans cannot be determined by the Administrative Borrower, the fair market value shall be deemed to be the purchase price of such Term Loans paid by such Affiliated Lender); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.08(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction, open market purchase conducted by any Borrower or any Restricted Subsidiary, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment, (B) no Event of Default shall exist at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable and (C) such Affiliated Lender shall deliver to the Administrative Agent a certificate of an Responsible Officer stating that as of the launch date of the related Auction and the effective date of any Assignment and Assumption Agreement, it is not in possession of any information regarding any Borrower, any Subsidiary or their respective Affiliates, or their assets, the Borrower’s ability to perform their Obligations or any other matter that may be material to a decision by any Lender to participate in any Dutch Auction or enter into any Affiliate and Assumption Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to Administrative Agent and the Lenders;

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender;

(B) (x) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2) or (iii) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Affiliated Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Affiliated Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2); and

(vii) the Administrative Borrower shall, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent a complete list of all Affiliated Lenders holding Term Loans at such time.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a non-pro rata basis through Dutch Auctions or similar transactions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Debt Fund Affiliate in their respective sole discretion), in each case without the consent of the Administrative Agent and notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Loans and unused Commitments of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or (B) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan

Document; it being understood and agreed that the portion of the Loans and/or Commitments that accounts for more than 49.9% of the relevant Required Lender or Required Revolving Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to any Borrower or any subsidiary or parent entities and, in exchange therefor, such Debt Fund Affiliate may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time (it being understood that if any Term Loans are so contributed to any Borrower or any Restricted Subsidiary, the provisions of Section 9.05(g)(i) shall apply to such contributed Term Loans mutatis mutandis).

Notwithstanding anything to the contrary herein, any allocation of rights or obligations under the Loan Documents that (i) is solely among any Borrower or any subsidiary for tax, accounting or other bona fide business purposes (including through any contribution and/or co-borrower agreement) and (ii) does not change the underlying obligations of the Loan Parties under this Agreement to the Lenders shall not constitute an assignment under this Agreement requiring the consent of the Administrative Agent or any Lender.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or the Collateral Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.13, 2.14, 2.15, 9.03 and 9.13 (with respect to Section 9.13, only for a period of one year following such Termination Date) and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or any Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters, as applicable, and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon satisfaction of the conditions set forth in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, any other Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, Electronic Records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent and/or the Collateral Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Issuing Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or Issuing Bank has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Administrative Agent, Collateral Agent or Issuing Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Issuing Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Each of the Administrative Agent, Collateral Agent and Issuing Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender to or for the credit or the account of any Borrower or any other Loan Party against any of and all the Obligations held by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Administrative Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank, the Collateral Agent and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Collateral Agent or the Administrative Agent may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW SUBJECT TO SUCH EXEMPTIONS AS SET OUT IN THE OPINIONS RENDERED UNDER SECTION 4.01(B). EACH PARTY HERETO AGREES THAT EACH OF THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF OTHER JURISDICTIONS OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW. ANY LOAN PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS THE ADMINISTRATIVE BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE ADMINISTRATIVE BORROWER HEREBY ACCEPTS SUCH APPOINTMENT.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential); (b) upon the demand or request of any regulatory or governmental authority having jurisdiction over such Person or its Affiliates (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Person or its Affiliates); provided that such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation, (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall notify the Administrative Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation, (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Administrative Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective direct or indirect provider of credit insurance or other credit protection direct or indirect contractual counterparty (or its advisors, but not any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Administrative Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under this Agreement with the prior written consent of the Administrative Borrower, (g) to any other party to this Agreement, (h) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 9.13 (or as may otherwise be reasonably acceptable to the Administrative Borrower), to any pledgee referred to in Section 9.05(c), counterparty to a Hedge Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 9.13 or as otherwise reasonably acceptable to the Administrative Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information, (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.13 or becomes available to the Administrative Agent, the Arrangers, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower, a Loan Party or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Arrangers, such Lender, such Issuing Bank or any of their respective Affiliates to be bound by confidentiality obligations to any Borrower or any Loan Party), (j) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (m) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (n) to the extent such Information is independently developed by the Administrative Agent, the Arrangers, such Lender, such Issuing Bank or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lending Institution. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For purposes of this Section, “Confidential Information” means all information received from any Borrower or the Loan Parties relating to any Borrower, any Loan Party, its respective Affiliates or its respective Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings or any respective Subsidiary or their respective business, other than any such information that is publicly available to any Agent, any Issuing Bank or any Lender prior to disclosure by any Borrower or any Loan Party other than as a result of a breach of this Section 9.13; provided that all information received after the Closing Date from Holdings or its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person

Section 9.14. No Fiduciary Duty . Each of the Administrative Agent, the Collateral Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15. Several Obligations.

(a) The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

(b) Without prejudice to Section 9.03(c), the respective obligations of the Borrowers hereunder are several and not joint. References herein to “Obligations of the Borrowers” or similar words of import are used solely for administrative convenience and are not intended to create liability that is joint and several.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17. Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent, the Collateral Agent and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Collateral Agent, the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 10 of the UCC or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Collateral Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 9.20 being hereinafter in this Section 9.20 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, then the applicable Loan Party or Loan Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will provide the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 9.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 9.20 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

Section 9.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.22. Release of Guarantors.

(a) Notwithstanding anything in Section 9.02(b) to the contrary, (x) any Subsidiary Guarantor shall automatically be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions or the occurrence of any other permitted event or circumstance if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including by merger, amalgamation or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or other event or circumstance permitted hereunder; or (ii) upon the occurrence of the Termination Date and/or (y) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) by the Administrative Agent promptly following the request therefor by the Administrative Borrower, provided, that, in the case of a release of a Discretionary Guarantor, after giving pro forma effect to such release, the Borrowers are deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted by the Loan Documents; provided further, in the case of a release under clause (x) and (y), the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if such Guarantor becomes an Excluded Subsidiary of such type as a result of a transaction with a bona fide business for fair market value with a Person that is not an Affiliate of Holdings or its Subsidiaries and the primary purpose of such transaction was not to evade the Collateral and Guarantee Requirement (as reasonably determined by the Administrative Borrower). Without limiting the foregoing, in the event that Receivables Facility Assets become subject to a Qualified Receivables Facility, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Qualified Receivables Facility with respect to such Receivables Facility Assets, the Liens under the Loan Documents on such Receivables Facility Assets (including proceeds thereof and any Deposit Accounts holding exclusively such proceeds) shall be automatically released (or such Receivables Facility Assets, proceeds or Deposit Accounts re-assigned). Each Secured Party hereby consents to any release or re-assignment contemplated by this Section 9.22 and any steps any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien.

(b) In connection with any such release, the Administrative Agent shall, subject to receipt of an officer’s certificate from the Administrative Borrower certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent.

Section 9.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing among the Administrative Agent and the Collateral Agent, in their sole discretion, and such Lender.

(b) In addition, unless either (1) the preceding clause (a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the preceding clause (a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that neither the Administrative Agent nor the Collateral Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or any Collateral Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(iii) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(iv) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(v) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(b) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.26. Recovery of Erroneous Payments.

(a) Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligations to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

(b) Each party’s obligations under this Section 9.26 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.27. Acknowledgements of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of any Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (3) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, and appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning any Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.28. Obligations Joint and Several. Notwithstanding anything herein or in any Loan Document to the contrary, the Borrowers shall have joint and several liability in respect of all Obligations, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a request for borrowings under Section 2.03) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

[Signature Pages Follow]

EXHIBIT B

Amended U.S. Security Agreement

Conformed through Second Refinancing Amendment, dated as of July 15, 2026

~~Execution Version~~

PLEDGE AND SECURITY AGREEMENT

dated as of April 1, 2025 among

EACH OF THE GRANTORS PARTY HERETO

and

UBS AG, STAMFORD BRANCH,

as Collateral Agent

TABLE OF CONTENTS

PAGE
SECTION 1. DEFINITIONS.	1
1.1 General Definitions	1
1.2 Definitions; Interpretation.	6

SECTION 2. GRANT OF SECURITY.	6
2.1 Grant of Security	6
2.2 Certain Limited Exclusions	7

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.	7
3.1 Security for Obligations	7
3.2 Continuing Liability Under Collateral.	~~9~~8

SECTION 4. CERTAIN PERFECTION REQUIREMENTS	8
4.1 Delivery Requirements.	8
4.2 Control Requirements.	9
4.3 Intellectual Property Recording Requirements.	10
4.4 Other Actions..	10
4.5 Timing and Notice.	10

SECTION 5. REPRESENTATIONS AND WARRANTIES.	10
5.1 Grantor Information & Status.	~~12~~11
5.2 Collateral Identification; Special Collateral.	11
5.3 Ownership of Collateral and Absence of Other Liens.	~~13~~12
5.4 Status of Security Interest.	12
5.5 [Reserved].	~~14~~13
5.6 Pledged Equity Interests; Investment Related Property.	~~14~~13
5.7 Intellectual Property.	13

SECTION 6. COVENANTS AND AGREEMENTS.	14
6.1 [Reserved].	14
6.2 Collateral Identification; Special Collateral; Commercial Tort Claims.	14
6.3 Information Regarding Collateral.	14
6.4 Status of Security Interest	15
6.5 Receivables.	15
6.6 Pledged Equity Interests; Investment Related Property.	15
6.7 Intellectual Property.	16

SECTION 7. FURTHER ASSURANCES; ADDITIONAL GRANTORS.	18
7.1 Further Assurances.	18
7.2 Additional Grantors.	18

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.	19
8.1 Power of Attorney.	19
8.2 No Duty on the Part of Collateral Agent or Secured Parties.	~~21~~20
8.3 Appointment Pursuant to Credit Agreement.	~~21~~20

SECTION 9. REMEDIES.	20
9.1 Generally.	20

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9.2 Application of Proceeds.	21
9.3 Sales on Credit.	21
9.4 Investment Related Property	22
9.5 Grant of Intellectual Property License.	22

SECTION 10. COLLATERAL AGENT.	22

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	~~24~~23

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.	23

SECTION 13. MISCELLANEOUS.	~~25~~24

SECTION 14. INTERCREDITOR AGREEMENT; CONFLICTS	25

SECTION 15. LIMITED RECOURSE TO CELSIUS DAC	25

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.7 — INTELLECTUAL PROPERTY

EXHIBIT A — PLEDGE SUPPLEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of April 1, 2025 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among signatories party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (other than the Collateral Agent, each a “Grantor”) and UBS AG, Stamford Branch, as collateral agent for the Secured Parties (as defined in the Credit Agreement) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celsius Holdings, Inc., a Nevada corporation (“Holdings”), Celsius, Inc., a Nevada corporation (the “Company” and together with Holdings, the “Borrowers” and each a “Borrower”), the Lenders party thereto from time to time and UBS AG, Stamford Branch, as administrative agent and Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may incur Secured Hedging Obligations and Banking Services Obligations with one or more Secured Parties; and

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders and the Issuing Banks as set forth in the Credit Agreement, the Secured Hedging Obligations and the Banking Services Obligations, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents, the Secured Hedging Obligations and the Banking Services Obligations as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning set forth in Section 7.2.

“Agreement” shall have the meaning set forth in the preamble.

“Biannual Update Date” means, with respect to any action in respect of Collateral required hereunder, the latest of (i) the date of delivery of the Compliance Certificate pursuant to Section 5.01(c) of the Credit Agreement with respect to the first following Fiscal Quarter ended June 30 or the Fiscal Year ended December 31, as applicable, ending after such requirement is triggered, (ii) the date that is ninety (90) days after the applicable Collateral is acquired or the applicable change occurs and (iii) the date that is agreed to in the Collateral Agent’s reasonable discretion.

“Borrower” shall have the meaning set forth in the preamble.

“Celsius DAC” means Celsius Live Fit International Designated Activity Company, a designated activity company incorporated in Ireland with registration number 751010.

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“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble, and shall include its successors and assigns.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Licenses” shall mean any and all written agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether the applicable Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, designs protected within the meaning of 17 U.S.C. § 1301 et. seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests and termination rights with respect to the foregoing, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2 under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violations thereof, (iv) the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Grantor” shall have the meaning set forth in the preamble; provided, however, that the definition of “Grantor” shall include Celsius DAC solely for the purposes of Sections 2 and 3, Section 4.3, Section 5.4(b), Section 5.7, Section 6.4(a), Section 6.7, and Sections 9 through 14 hereof.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” shall mean, all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, and including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

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“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit F-1, Exhibit F-2 and Exhibit F-3 to the Credit Agreement, as applicable.

“Investment Accounts” shall mean the Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Irish Intellectual Property” means, in respect of Celsius DAC and Holdings, any right, title or interest in or to any Intellectual Property subject to a Lien hereunder to the extent that such right, title or interest is (i) owned by Holdings or owned by or licensed to Celsius DAC, registered in Ireland or otherwise deemed to have its lex situs in Ireland and (ii) validly secured and (to the extent required under the terms of the relevant Collateral Document) perfected under a Collateral Document governed by the laws of Ireland and such Collateral Document constitutes legal, valid and binding obligations of Holdings or, as applicable, Celsius DAC and is enforceable under the laws of Ireland in accordance with its terms.

“Lender” shall have the meaning set forth in the recitals.

“Material Intellectual Property” shall mean any and all Intellectual Property that is material to the operation of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

“Patent Licenses” shall mean all written agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether the applicable Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, and applications for any of the foregoing, including, without limitation: (i) all patents and patent applications required to be listed in Schedule 5.2 under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, (iii) all patentable inventions, designs and improvements claimed therein, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violations thereof, (v) the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds from suit, now or hereafter due and/or payable with respect thereto and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor (excluding Celsius DAC), whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, but excluding Excluded Assets.

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“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust, but excluding Excluded Assets.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof owned or held by such Grantor (excluding Celsius DAC), including, without limitation, all limited liability company interests included in the Perfection Certificate (as such may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all rights as and to become a member of the related limited liability company (including all voting and management rights), but excluding Excluded Assets.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership owned or held by such Grantor (excluding Celsius DAC), including, without limitation, all partnership interests included in the Perfection Certificate (as such may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all rights as and to become a partner of the related partnership (including all voting and management rights), but excluding Excluded Assets.

“Pledged Stock” shall mean all shares of capital stock owned or held by such Grantor (excluding Celsius DAC), including, without limitation, all shares of capital stock included in the Perfection Certificate (as such may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, but excluding Excluded Assets.

“Pledged ULC Shares” means the Pledged Stock which are shares in the capital stock of a ULC.

“Perfection Certificate” shall have the meaning set forth in the Credit Agreement.

“Quarterly Update Date” means, with respect to any action in respect of Collateral required hereunder, the latest of (i) the date of delivery of the Compliance Certificate pursuant to Section 5.01(c) of the Credit Agreement with respect to the fiscal quarter in which such requirement is triggered, (ii) the date that is ninety (90) days after the applicable Collateral is acquired or the applicable change occurs and (iii) the date that is agreed to in the Collateral Agent’s reasonable discretion.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the

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possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection with the Receivables, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, in each case with respect to the Receivables, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, in each case with respect to the Receivables, (iv) all credit information, reports and memoranda relating to the Receivables and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Trade Secret Licenses” shall mean any and all written agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds from suit, now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” shall mean any and all written agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether the applicable Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States and foreign and multinational trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, social media accounts and handles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2 under the heading “Trademarks” and “Trademark Applications” (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds from suit, now or hereafter due and/or payable with respect thereto and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

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“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“ULC” means any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and any successor to any such entity.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation.

(a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, General Intangibles, Goods, Instrument, Inventory, Letter-of-Credit Right, Money, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include sublease and sublicense, as applicable. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor (with respect to Celsius DAC, solely with respect to clause (i)(B) and clauses (n) and (o)(each with respect to the Collateral in clause (i)(B)), hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to, the following, in each case whether now owned or hereafter acquired by such Grantor or in which any Grantor now has or hereafter acquires any right, title or interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

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(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims now or hereafter described on Schedule 5.2 (as such schedule may be amended or supplemented from time to time);

(d) Documents;

(e) General Intangibles;

(f) Goods (including, without limitation, Inventory and Equipment);

(g) Instruments;

(h) Insurance;

(i) (A) Intellectual Property and Intellectual Property Licenses and (B) solely with respect to Celsius DAC, Intellectual Property licensed under, or owned pursuant to, the Celsius DAC License;

(j) Investment Related Property;

(k) Letter-of-Credit Rights;

(l) Money and Deposit Accounts;

(m) Receivables and Receivable Records;

(n) to the extent not otherwise included above, all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing; and

(o) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to any Excluded Asset.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement and the grant of the security interest in Section 2.1 secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Grantors under the Credit Agreement and the other Loan Documents or in respect of Banking Services Obligations or Secured Hedging Obligations, including all principal, interest, premium, fees and indemnity obligations thereunder and including all interest, fees and other amounts which, but for the commencement of any bankruptcy or insolvency proceeding with respect to any Grantor, would have accrued on any Obligation of the Grantors under the Credit Agreement and the Loan Documents, whether or not a claim is allowed against such Grantor for such interest, fees and other amount in the related bankruptcy or insolvency proceeding (the “Secured Obligations”). For the avoidance of doubt, this Agreement does not provide security in respect of any Excluded Swap Obligations.

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3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS

4.1 Delivery Requirements.

(a) With respect to any Certificated Securities included in the Collateral of any Grantor, such Grantor shall deliver to the Collateral Agent (or its agent, designee or bailee) the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank (subject to the limitations in Sections 5.12(c) and (d) of the Credit Agreement). In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered such certificates to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities (subject to the limitations in Sections 5.12(c) and (d) of the Credit Agreement).

(b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral of any Grantor, such Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper duly indorsed in blank (subject to the limitations in Section 5.12(c) and (d) of the Credit Agreement); provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $5,000,000 individually.

(c) ULC Limitation. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, as regards each applicable Grantor who is a registered and beneficial owner of Pledged ULC Shares, such Grantor owns and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Collateral Agent or any other person on the books and records of such ULC. Nothing in this Agreement or any other Loan Document is intended to or shall constitute the Collateral Agent or any person other than a Grantor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Grantor and all further steps are taken so as to register the Collateral Agent or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Section 2.1 or in any other Loan Document does not make the Collateral Agent a successor to any Grantor as a member or shareholder of any ULC, and neither the Collateral Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document

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or exercising any right granted herein unless and until such time, if any, when the Collateral Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each applicable Grantor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Collateral Agent or to any other person pursuant hereto. To the extent any provision herein or in any other Loan Document would have the effect of constituting the Collateral Agent to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and therefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or any other Loan Document or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein or in any other Loan Document to the contrary (except to the extent, if any, that the Collateral Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Collateral Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Collateral Agent or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each applicable Grantor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Collateral Agent to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

4.2 Control Requirements.

(a) Notwithstanding anything to the contrary herein, no blocked account agreement, account control agreement or similar agreement shall be required, and providing the Collateral Agent with Control shall not be required, with respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral of any Grantor.

(b) With respect to any partnership interest or limited liability company interest owned by any Grantor that is required to be pledged to the Collateral Agent pursuant to the terms hereof (to the extent required under Section 5.12 of the Credit Agreement) (other than a partnership interest or limited liability company interest held by a Clearing Corporation, Securities Intermediary or other financial intermediary of any kind) which is not represented by a certificate and which is not a Security for purposes of the UCC, such Grantor shall not permit any issuer of such partnership interests or limited liability company interests to (i) enter into any agreement with any Person, other than the Collateral Agent or any holder of a Permitted Lien, whereby such issuer effectively delivers “control” of such partnership interests or limited liability company interests (as applicable) under the UCC to such Person or (ii) allow such partnership interests or limited liability company interests (as applicable) to become Securities unless such Grantor complies with the procedures set forth in Section 4.1(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral hereby agrees to comply with all instructions from the Collateral Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 6.6(b) hereof.

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4.3 Intellectual Property Recording Requirements.

(a) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor owned by such Grantor, such Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit F-2 to the Credit Agreement (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor owned by such Grantor, such Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit F-1 to the Credit Agreement (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights owned by such Grantor and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which such Grantor is the exclusive licensee, such Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit F-3 to the Credit Agreement (or a supplement thereto) covering all such Copyrights and exclusive Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4 Other Actions. Each Grantor consents to the grant by each other Grantor of a Lien on all Investment Related Property to the Collateral Agent and, following an Event of Default that is continuing and subject to any limitations in Section 9 hereof, to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto, in each case at the direction of the Required Lenders.

4.5 Timing and Notice. (A) Subject to Section 5.18 of the Credit Agreement, with respect to any Collateral in existence on the date hereof giving rise to an obligation under this Section 4, each Grantor shall comply with the requirements of this Section 4 (or other provision of this Agreement which makes reference to this Section 4.5 (unless such date for performance is otherwise extended by the Collateral Agent)) on the date hereof and (B) if (x) the event giving rise to an obligation under this Section 4 (or other provision of this Agreement which makes reference to this Section 4.5) other than Section 4.3 occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (I) 60 days following the relevant event and (II) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Credit Agreement for the Fiscal Quarter in which such event occurred, (y) if the event giving rise to an obligation under this Section 4 (or other provision of this Agreement which makes reference to this Section 4.5) other than Section 4.3 occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 90 days after the end of such Fiscal Quarter or (z) if an event giving rise to an obligation under Section 4.3 occurs, on or before the Quarterly Update Date (or, in the cases of clauses (x), (y) and (z), such longer period as the Collateral Agent may reasonably agree), the Grantor shall comply with such obligations.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants as follows, in each case, subject to the last paragraph of Section 4.01 of the Credit Agreement:

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5.1 Grantor Information & Status.

(a) As of the date of this Agreement, Schedule 5.1(A) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) the type of organization of such Grantor, (3) the jurisdiction of organization of such Grantor, (4) the organizational identification number, if any, of such Grantor and (5) the jurisdiction where the chief executive office or the sole place of business of such Grantor (or the principal residence if such Grantor is a natural person) is located.

(b) As of the date of this Agreement, except as provided on Schedule 5.1(B), such Grantor has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years.

(c) [Reserved].

(d) As of the date of this Agreement, such Grantor has been duly organized and is validly existing as an entity of the type set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction(s) as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such.

(e) Upon any change to the information set forth (or required to be set forth) in Schedule 5.1(A) or Schedule 5.1(B), but subject to the requirements of Section 5.01(i) of the Credit Agreement (and without requiring earlier delivery of any information referred to therein), the applicable Grantor shall supplement the information in such Schedule by delivering to the Collateral Agent a supplement to such Schedule in the form of Schedule 5.1(A) or Schedule 5.1(B) (as well as Schedule 5.4) hereto, as the case may be, at which time such supplemental information shall be deemed to be incorporated in such Schedule 5.1(A) or Schedule 5.1(B) (as well as Schedule 5.4), as the case may be.

5.2 Collateral Identification; Special Collateral.

(a) As of the date of this Agreement, Schedule 5.2 sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Debt and (2) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $25,000,000. Schedule 5.2 sets forth under the appropriate headings all of such Grantor’s (1) United States registrations and issuances of and applications for U.S. Patents, U.S. Trademarks and U.S. Copyrights owned by such Grantor and (2) to such Grantor’s knowledge, exclusive U.S. Copyright Licenses in respect of registered U.S. Copyrights for which such Grantor is the licensee. As of the date of this Agreement, the Perfection Certificate includes all of such Grantor’s Pledged Equity Interests. It is understood that inclusion on Schedule 5.2 or the Perfection Certificate shall not constitute a representation that any asset or other property right is in fact material or exceeds any of the foregoing thresholds, and Schedule 5.2 and/or the Perfection Certificate may be over-inclusive.

(b) [Reserved]

(c) As of the date of this Agreement, all information supplied by such Grantor with respect to any of the Collateral (taken as a whole) is accurate and complete in all material respects.

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(d) Subject to and without limiting Section 5.01(i) of the Credit Agreement, upon any change to the information set forth (or required to be set forth) in Schedule 5.2 ~~or the Perfection Certificate~~, the applicable Grantor shall, on or before the ~~Quarterly~~Biannual Update Date (or promptly upon the Collateral Agent’s request), supplement the information in such Schedule ~~or the Perfection Certificate~~ by delivering to the Collateral Agent (within a commercially reasonable period of time after such change) a supplement to such Schedule ~~or Perfection Certificate~~ in the form of Schedule 5.2 hereto ~~or the relevant Perfection Certificate schedule~~, as context may require, at which time such supplemental information shall be deemed to be incorporated in such Schedule 5.2 ~~or the Perfection Certificate~~, as context may require.

5.3 Ownership of Collateral and Absence of Other Liens.

(a) Such Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens.

(b) Other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent to authorize the filing thereof and (y) financing statements filed in connection with Permitted Liens.

5.4 Status of Security Interest.

(a) Upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), and the payment of any fees in connection therewith required under applicable Requirements of Law, the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in each relevant jurisdiction will constitute a valid, perfected, first priority Liens subject to any Permitted Liens with respect to Collateral.

(b) To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon the filings provided for under Section 5.4(a) above and the recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights owned by such Grantor and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which such Grantor is the licensee in the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder in such Collateral shall constitute valid, perfected, first priority Liens (subject to any Permitted Liens) (it being understood, for the avoidance of doubt, that no action shall be required to be taken with respect to any registry other than the United States Patent and Trademark Office or the United States Copyright Office).

(c) With respect to any Collateral the security interest in which is expressly required hereunder to be perfected in the United States or any State thereof or the District of Columbia by the methods set forth in Section 6.4(b), no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person (other than a Loan Party) is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clauses (a) and (b) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities.

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5.5 [Reserved].

5.6 Pledged Equity Interests; Investment Related Property.

(a) Subject to any transfers or dispositions made in compliance with the Credit Agreement, such Grantor is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons (other than Permitted Liens) and, except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(b) No consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status (subject to Permitted Liens) of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof, except such as have been obtained.

5.7 Intellectual Property.

Except as set forth on Schedule 5.7 (as such schedule may be amended or supplemented from time to time), as of the date hereof, and in each case below except as could not reasonably be expected (as determined by such Grantor in good faith) to have, individually or in aggregate, a Material Adverse Effect:

(a) Such Grantor is the owner of the entire right, title and interest in and to all United States registrations, issuances and applications for Intellectual Property listed on Schedule 5.2 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Material Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims and licenses, except for Permitted Liens or Intellectual Property Licenses entered into by such Grantor that are not prohibited by the Credit Agreement.

(b) All Material Intellectual Property owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor is any of the Material Intellectual Property consisting of Patents owned by such Grantor the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks owned by such Grantor constituting Material Intellectual Property in full force and effect, unless the failure to do so could not reasonably be expected to be adverse to the interests of the Secured Parties in any material respect (as determined by the Grantor in good faith).

(c) No holding, decision, ruling or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing.

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(d) None of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor that constitute Material Intellectual Property has been licensed by such Grantor to any third party, other than the Celsius DAC License and other Intellectual Property Licenses entered into by such Grantor that are not prohibited by the Credit Agreement, and all exclusive Copyright Licenses constituting Material Intellectual Property in respect of registered U.S. Copyrights for which such Grantor is the licensee have been properly recorded in the U.S. Copyright Office to the extent any such exclusive Copyright Licenses cover any such registered U.S. Copyright.

(e) Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards.

(f) Such Grantor uses adequate standards of quality in the manufacture, distribution and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks owned by such Grantor, and has taken commercial reasonable actions to insure that all licensees of the Trademarks owned by such Grantor use such Grantor’s standards of quality, in each case, to the extent that any such Trademarks constitute Material Intellectual Property.

(g) To the knowledge of such Grantor, (i) the conduct of such Grantor’s business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; and (ii) no written claim is pending that the use of any Material Intellectual Property owned by or exclusively licensed to such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person.

(h) Except with respect to claims pending at the United States Patent and Trademark Office or other similar office, to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Material Intellectual Property owned by or exclusively licensed to such Grantor.

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees as follows, in each case, subject to the last paragraph of Section 4.01 of the Credit Agreement:

6.1 [Reserved].

6.2 Collateral Identification; Special Collateral; Commercial Tort Claims.

(a) [Reserved]

(b) In the event that such Grantor hereafter acquires or has any Commercial Tort Claim in excess of $25,000,000 in the aggregate, such Grantor shall deliver to the Collateral Agent, within the periods of time otherwise specified in Section 4.5, a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3 Information Regarding Collateral. Without limiting the express terms of any applicable Collateral Document, promptly (and, in any event, within 60 days of the relevant change or such later date as the Collateral Agent may agree) written notice of any change (i) in any Grantor’s legal name, (ii) in any Grantor’s type of organization, (iii) in any Grantor’s jurisdiction of organization, incorporation or registration (or other applicable “location” for purposes of the UCC) or (iv) in any Grantor’s organizational, incorporation or registration identification number, in the case of this Section 6.3, to the extent such information is necessary to enable the Collateral Agent to perfect, protect or maintain the perfection and priority of its security interest in the Collateral of the relevant Grantor.

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6.4 Status of Security Interest.

(a) Subject to the limitations set forth in subsection (b) of this Section 6.3 and the Credit Agreement, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject to Permitted Liens).

(b) Notwithstanding the foregoing, no Grantor shall be required to (a) take any action to perfect any of the security interests granted by this Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) Federal filings with respect to U.S. Intellectual Property as expressly required elsewhere herein, (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments, Tangible Chattel Paper, Pledged Debt or Pledged Equity Interests as expressly required elsewhere herein (to the extent required under Section 5.12 of the Credit Agreement) or (iv) other methods expressly provided for herein, or (b) perfect in any assets subject to a certificate of title statute.

6.5 Receivables. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to (i) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation related thereto included in the Collateral, (ii) direct the Account Debtors under such Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (iii) notify, or require such Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under such Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iv) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of such Receivables and any Supporting Obligation related thereto shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6 Pledged Equity Interests; Investment Related Property.

(a) Dividends and Distributions. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property (other than Excluded Assets), then (i) such dividends, interest or distributions and Securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall, to the extent otherwise required hereunder, promptly take reasonable steps to cause the Collateral Agent to have Control with respect to any Certificated Security or Instruments consisting of such dividend or distribution (including with regard to Certificated Securities constituting Pledged Equity and Instruments constituting Pledged Debt, delivery thereof) and, pending any such action, such Grantor shall be deemed to hold such dividends, interest, distributions, Securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions on any Pledged Equity Interests, Pledged Debt or other Investment Related Property to the extent that such dividends and all scheduled payments of interest, distributions and payments are permitted by, and otherwise paid or distributed in accordance with, the Credit Agreement.

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(b) Voting and Other Remedies.

(i) [Reserved].

(ii) During the continuation of an Event of Default, following two (2) Business Days prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights:

(1) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Investment Related Property included in the Collateral which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights;

(2) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1; and

(3) without limiting the rights of the Collateral Agent under Section 6.6(a), all rights of any Grantor to dividends, interest, principal or other distributions with respect to Investment Related Property included in the Collateral shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.

(iii) If an Event of Default shall have occurred and be continuing the Collateral Agent shall, subject to any limitations in Section 9 hereof, have the right to hold the Pledged Equity Interests in its own name as pledgee or in the name of its nominee (as pledgee or as subagent) and the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

6.7 Intellectual Property.

(a) Such Grantor shall not knowingly do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise materially impaired, or which would adversely affect the validity, grant or enforceability of the security interest granted therein to the Collateral Agent.

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(b) Such Grantor shall not, with respect to any Trademarks constituting Material Intellectual Property owned by such Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level required to maintain and protect such Trademark, in each case in a way which would, individually or in aggregate, have a Material Adverse Effect, and such Grantor shall take commercially reasonable steps to insure that its licensees of such Trademarks use such consistent standards of quality (as determined by such Grantor in good faith) to the extent failure to do so would have, individually or in aggregate, a Material Adverse Effect.

(c) On or before the Quarterly Update Date, such Grantor shall use commercially reasonable efforts to notify the Collateral Agent if it knows or has reason to know that any item of Material Intellectual Property owned by or exclusively licensed to (or solely with respect to Trademark Licenses comprising Material Intellectual Property, non-exclusively licensed to) such Grantor is likely to become (i) abandoned or dedicated to the public or placed in the public domain (other than due to the expiration of the term of its protection in the ordinary course), (ii) invalid or unenforceable, (iii) subject to any material adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Material Intellectual Property (other than routine office actions received in the course of filing and prosecution of Intellectual Property) or (iv) the subject of any exercisable reversion or termination rights (other than those provided by statute under applicable law).

(d) Such Grantor shall take commercially reasonable steps (as determined by such Grantor in good faith), including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by any Grantor and constituting Material Intellectual Property.

(e) Such Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contract, except as otherwise permitted pursuant to the Credit Agreement.

(f) In the event that any Material Intellectual Property owned by, or exclusively licensed to, such Grantor is, to such Grantor’s knowledge, infringed, misappropriated, diluted or otherwise violated, in each case in a material respect, by a third party, such Grantor shall promptly take commercially reasonable actions (as determined by such Grantor in good faith) to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, unless such Grantor determines in good faith exercise of its reasonable business judgment not to do so.

(g) Such Grantor shall take commercially reasonable steps to protect the secrecy of all Trade Secrets constituting Material Intellectual Property and which such Grantor owns or has access to and intends to preserve as a Trade Secret, including, without limitation, by entering into confidentiality agreements with applicable employees and consultants and restricting access to such Trade Secrets as such Grantor determines in the good faith exercise of its business judgement.

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SECTION 7. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1 Further Assurances.

Subject in all respects to the terms and/or limitations contained in Sections 4.2, 4.5 and 6.4(b) of this Agreement and in the Credit Agreement:

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file (or cause to be filed) such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions reasonably necessary to ensure the recordation of appropriate evidence of the Liens and security interest granted hereunder in any U.S. Patents, U.S. Trademarks, U.S. Copyrights and exclusive U.S. Copyright Licenses in respect of registered U.S. Copyrights for which such Grantor is the licensee with the United States Patent and Trademark Office or the United States Copyright Office, as applicable; provided that, for the avoidance of doubt, nothing hereunder shall be construed to require any action to be taken in respect of this clause (ii) with any foreign intellectual property registry;

(iii) if an Event of Default shall have occurred and is continuing, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral; and

(iv) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner, including, without limitation, describing such property as, to the extent applicable, “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as are necessary or as the Collateral Agent may reasonably request in connection with the foregoing, all in reasonable detail.

7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement in substantially the form of Exhibit A hereto. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Restricted Subsidiary of Holdings to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

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SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements with respect to the Collateral against such Grantor as debtor;

(f) to prepare, sign and file for recordation in any intellectual property registry, appropriate evidence of the Lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g) during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) during the continuance of an Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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The Collateral Agent shall provide notice to the applicable Grantors of any action taken by it pursuant to the power of attorney granted pursuant to this Agreement, but the failure to give such notice shall not invalidate such action.

Notwithstanding anything herein to the contrary, each Grantor’s appointment of the Collateral Agent as its attorney-in-fact pursuant to this Section 8.1 shall automatically be revoked without any further action on the part of such Grantor upon the release of all the Collateral in accordance with the terms of the Credit Agreement.

8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

8.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 9. REMEDIES.

9.1 Generally.

(a) If any Event of Default is continuing, the Collateral Agent may, but is not obligated to, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis, but subject to the scope of rights granted to the Collateral Agent pursuant to Section 9.5) or otherwise dispose of the Collateral or any part thereof in one or more parcels at a public or a private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

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(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC, and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2 Application of Proceeds. All proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations in the order of priority set forth in the Credit Agreement.

9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

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9.4 Investment Related Property. Each Grantor acknowledges that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines or is directed to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Equity Interests to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent or its agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5 Grant of Intellectual Property License. For the sole purpose of enabling the Collateral Agent, solely during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent licensable, an irrevocable (until such Event of Default is no longer continuing), non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor and solely during the continuance of an Event of Default), subject, (i) in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, and (ii) in the case of Trade Secrets, to an obligation of the Collateral Agent to take steps reasonable under the circumstances to keep the Trade Secrets confidential to avoid the risk of invalidation of such Trade Secrets, to use, license or sublicense any of the Intellectual Property included in the Collateral, wherever the same may be located and solely in a manner substantially consistent with the use by the Grantors of the same prior to the Event of Default and any natural expansions or extensions thereof; provided that any license, sublicense or other transaction entered into by the Collateral Agent with third parties in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. Such license shall include reasonable and lawful access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 10. COLLATERAL AGENT.

The Collateral Agent has been appointed pursuant to the Credit Agreement to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), and shall be obligated to act solely in accordance with this Agreement, the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all

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rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the rights, protections, indemnities, powers and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement or removal or resignation of the Collateral Agent.

In connection with exercising any right or discretionary duty hereunder (including, without limitation, the exercise of any rights following the occurrence of an Event of Default), the Collateral Agent shall be entitled to request and rely upon the direction of Required Lenders to direct the Collateral Agent pursuant to the Credit Agreement. The Collateral Agent shall not have any liability for taking any action at such direction or for its failure to take any action pending the receipt of such direction. The Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, and it shall not be responsible for any statement or recital in this Agreement. Neither the Collateral Agent nor any of its affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement; (ii) the performance or observance of any of the covenants or agreements of any Grantor herein; or (iii) the receipt of items required to be delivered to the Collateral Agent.

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, shall be binding upon each Grantor, its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the Termination Date, this Agreement and the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon (a) any disposition of property permitted by the Credit Agreement to a Person that is not a Loan Party or any property becoming an Excluded Asset, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person and (b) the consummation of any transaction permitted by the Credit Agreement as a result of which a Grantor ceases to be a Restricted Subsidiary of Holdings, such Grantor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Grantor shall automatically be released. Upon any such termination or release described in this Section 11, the Collateral Agent shall, at the applicable Grantor’s expense and upon delivery of the documents referenced in Section 9.22 of the Credit Agreement, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of

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Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor (excluding Celsius DAC) under Section 9.03 of the Credit Agreement. In acting hereunder, the Collateral Agent has the benefit of the rights, protections, indemnities and immunities granted to the Administrative Agent and the Collateral Agent in the Credit Agreement, all of which are incorporated by reference herein, mutatis mutandis.

SECTION 13. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 9.01 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (such as .pdf or .tif) shall be effective as delivery of a manually signed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

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THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 14. INTERCREDITOR AGREEMENT; CONFLICTS

Notwithstanding anything herein to the contrary, (i) the priority of the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to any Acceptable Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of such Acceptable Intercreditor Agreement. If any conflict or inconsistency exists between this Agreement, on the one hand, and such other Acceptable Intercreditor Agreement, or the Credit Agreement, on the other hand, such other Acceptable Intercreditor Agreement, and the Credit Agreement, in that order, shall govern; provided that nothing in such Acceptable Intercreditor Agreement shall limit the rights, protections, immunities or indemnities of the Collateral Agent under the Credit Agreement and other Loan Documents.

Solely with respect to Holdings and Celsius DAC, if any item of Collateral constitutes Collateral granted to the Collateral Agent under a Collateral Document governed by Irish law, solely with respect to such Collateral, in the event of any conflict between the provisions hereof and the provisions of such Collateral Document in respect of such Collateral, the provisions of this Agreement shall control except with respect to Irish Intellectual Property for which the provisions of such Collateral Document shall control.

SECTION 15. LIMITED RECOURSE TO CELSIUS DAC

Notwithstanding any other term of this Agreement, recourse to Celsius DAC under this Agreement shall be limited to the Collateral in respect of which Celsius DAC has granted a Lien under this Agreement (the “Celsius DAC Collateral”) and no action shall lie in debt against Celsius DAC for any amount in respect of the Secured Obligations, provided that the Collateral Agent may apply for (but not enforce against Celsius DAC personally) any judgment or declaratory order for the full amount owing under or in connection with this Agreement or take any other action for the purpose of realizing the Celsius DAC Collateral.

The total amount recoverable from Celsius DAC under this Agreement shall be limited to the net proceeds received from realizing the Celsius DAC Collateral. If such net proceeds are insufficient to pay and discharge the Secured Obligations, the Collateral Agent acknowledges and agrees that Celsius DAC’s other assets shall not be available for payment of any shortfall arising and that no action, proceedings, claim, levy, judgement or other process shall be taken or levied against Celsius DAC for the shortfall.

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